     As filed with the Securities and Exchange Commission on March 16, 1995
                                                     Registration No.  033-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        --------------------------------

                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                        --------------------------------

                              Norwest Corporation
             (Exact name of registrant as specified in its charter)


       Delaware                       6711                       41-0449260
(State or other           (Primary Standard Industrial        (I.R.S. Employer
 jurisdiction of           Classification Code Number)       Identification No.)
 incorporation or
 organization)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                        --------------------------------

            Stanley S. Stroup
Executive Vice President and General Counsel               Copy to:
           Norwest Corporation                        H. Bernt von Ohlen
              Norwest Center                          Norwest Corporation
           Sixth and Marquette                          Norwest Center
    Minneapolis, Minnesota  55479-1026                Sixth and Marquette
               612-667-8858                  Minneapolis, Minnesota  55479-1026
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                        --------------------------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
      Title of Securities              Amount            Proposed Maximum           Proposed Maximum            Amount of
       to Be Registered           to Be Registered    Offering Price Per Share   Aggregate Offering Price    Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------
         Common Stock                 2,900,000                 N/A                   $64,416,670.50(3)          $22,212.65
(par value $1 2/3 per share) (1)      Shares (2)
=============================================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Based upon the maximum number of shares that may be issued in the transaction described herein.
(3) Calculated based on the average of the high and low sales prices of Goldenbanks of Colorado, Inc. common stock as reported on the NASDAQ/National Market System on March 13, 1995 ($47.125 per share), in accordance with Rule 457(f)(1).

                        --------------------------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

________________________________________________________________________________

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

       Form S-4 Item                             Prospectus Heading
       -------------                             ------------------
1.     Forepart of Registration Statement        Outside Front Cover Page
       and Outside Front Cover Page of
       Prospectus

2.     Inside Front and Outside Back Cover       Available Information;
       Pages of Prospectus                       Incorporation of Certain
                                                 Documents by Reference;
                                                 Table of Contents

3.     Risk Factors, Ratio of Earnings to Fixed  Summary
       Charges, and Other Information

4.     Terms of the Transaction                  The Merger

5.     Pro Forma Financial Information           *

6.     Material Contracts with the Company       The Merger
       Being Acquired

7.     Additional Information Required for       *
       Reoffering by Persons and Parties
       Deemed to be Underwriters

8.     Interests of Named Experts and Counsel    Legal Opinions

9.     Disclosure of Commission Position on      *
       Indemnification for Securities Act
       Liabilities

10.    Information with Respect to S-3           Summary; The Merger; Certain
       Registrants                               Regulatory Considerations

11.    Incorporation of Certain Information      Incorporation of Certain
       by Reference                              Documents by Reference;
                                                 Management of Norwest and
                                                 Additional Information

12.    Information with Respect to S-2 or        *
       S-3 Registrants

13.    Incorporation of Certain Documents        *
       by Reference

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

       Form S-4 Item                          Prospectus Heading
       -------------                          ------------------
14.    Information with Respect to            *
       Registrants Other Than S-2 or S-3
       Registrants

15.    Information with Respect to S-3        *
       Companies

16.    Information with Respect to            Summary--Selected
       S-2 or S-3 Companies                   Financial Data: Summary-
                                              Comparative Unaudited Per
                                              Share Data; Certain Information
                                              Concerning Goldenbanks

17.    Information with Respect to Companies  *
       Other Than S-2 or S-3 Companies

18.    Information If Proxies, Consents,      Meeting Information; The
       or Authorizations Are to Be Solicited  Merger--Rights of Dissenting
                                              Goldenbanks Stockholders;
                                              Management of Norwest and
                                              Additional Information

19.    Information If Proxies, Consents, or   *
       Authorizations Are Not to Be Solicited
       in an Exchange Offer

- ---------------------------

*Item is omitted because answer is negative or item is inapplicable.

                         GOLDENBANKS OF COLORADO, INC.
                              1301 Jackson Street
                            Golden, Colorado  80401


                                 March __, 1995

  Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Goldenbanks of Colorado, Inc. ("Goldenbanks") to be held at The Table Mountain Inn, 1310 Washington Avenue, Golden, Colorado, on Monday, April 24, 1995, at 2:00 p.m., local time. At the Special Meeting you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of November 22, 1994, between Goldenbanks and Norwest Corporation ("Norwest"), and the related Agreement and Plan of Merger (together, the "Merger Agreement"), providing for the merger of a wholly owned subsidiary of Norwest into Goldenbanks (the "Merger").

  Under the terms of the Merger Agreement, the Merger will result in the conversion of each share of Goldenbanks Common Stock outstanding immediately prior to the time the Merger becomes effective into 1.9876 shares of Norwest Common Stock.

  The enclosed Proxy Statement-Prospectus contains a more complete description of the terms of the Merger. You are urged to read the Proxy Statement-Prospectus carefully.

  The Board of Directors has unanimously approved the Merger Agreement as being in the best interests of Goldenbanks and its stockholders and recommends that you vote in favor of the Merger. Goldenbanks has received an opinion from The Wallach Company, Inc., an investment banking firm experienced in the valuation of banking institutions, that as of the date thereof the consideration to be received in the Merger is fair to the stockholders of Goldenbanks from a financial point of view. Consummation of the Merger is subject to a number of conditions including approval of the Merger Agreement by Goldenbanks's stockholders and receipt by Goldenbanks of an opinion of counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes. You should consult your own tax advisor concerning the federal, and any applicable foreign, state, and local, income tax consequences of the Merger.

  It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. A failure to vote for approval of the Merger Agreement will have the same effect as a vote against the Merger Agreement. Therefore, in order to ensure that your vote is represented at the Special Meeting, please date, sign, and promptly return your proxy in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

  On behalf of the Board of Directors, I recommend that you vote FOR approval of the Merger Agreement.

                                     William J. Fortune
                                     Chairman and President

                         GOLDENBANKS OF COLORADO, INC.
                              1301 Jackson Street
                            Golden, Colorado  80401

                         -----------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 24, 1995

                         -----------------------------


  NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of Goldenbanks of Colorado, Inc. ("Goldenbanks"), a Delaware corporation, will be held at The Table Mountain Inn, 1310 Washington Avenue, Golden, Colorado, on Monday, April 24, 1995, at 2:00 p.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of November 22, 1994, (including the Agreement and Plan of Merger attached thereto) between Goldenbanks and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which (i) a wholly owned subsidiary of Norwest would be merged with Goldenbanks (the "Merger"), with Goldenbanks as the surviving corporation, and (ii) each outstanding share of Common Stock, par value $0.05 per share, of Goldenbanks would be converted into 1.9876 shares of common stock, par value $1 2/3 per share, of Norwest in accordance with the provisions of the Agreement and Plan of Reorganization; and to authorize such further action by the Board of Directors and officers of Goldenbanks as may be necessary or appropriate to carry out the intent and purposes of the Merger.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only stockholders of record on the books of Goldenbanks at the close of business on March 17, 1995, will be entitled to vote at the Special Meeting or any adjournments thereof. A complete list of stockholders entitled to vote at the Special Meeting will be open to the examination of stockholders during ordinary business hours, for a period of ten days prior to the Special Meeting, at the office of Goldenbanks, 1301 Jackson Street, Golden, Colorado.

      Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                      By Order of the Board of Directors


                                      Jack Brandt
                                      Vice President and Secretary

  March __, 1995

  THE BOARD OF DIRECTORS OF GOLDENBANKS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSAL.

  HOLDERS OF GOLDENBANKS COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

                               PROXY STATEMENT OF
                         GOLDENBANKS OF COLORADO, INC.
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 1995
                             ---------------------

                                   PROSPECTUS
                                       OF
                              NORWEST CORPORATION
                                  Common Stock

                             ---------------------

      This Proxy Statement-Prospectus relates to up to 2,900,000 shares of the common stock ("Norwest Common Stock"), par value $1 2/3 per share, of Norwest Corporation ("Norwest") issuable to the stockholders of Goldenbanks of Colorado, Inc. ("Goldenbanks") upon consummation of the merger (the "Merger") of a wholly owned subsidiary of Norwest ("Merger Co.") with Goldenbanks, with Goldenbanks as the surviving corporation, pursuant to the terms of an Agreement and Plan of Reorganization dated as of November 22, 1994, between Goldenbanks and Norwest (together with the Agreement and Plan of Merger attached thereto, the "Merger Agreement"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and incorporated by reference herein.

      This Proxy Statement-Prospectus is being furnished to the stockholders of Goldenbanks in connection with the solicitation of proxies by the Board of Directors of Goldenbanks (the "Goldenbanks Board") for use at the special meeting of stockholders of Goldenbanks to be held on April 24, 1995, and at any adjournments or postponements thereof (the "Special Meeting").

      At the Special Meeting, the holders of record of the common stock of Goldenbanks on March 17, 1995, will consider and vote upon a proposal to approve the Merger Agreement. Upon consummation of the Merger, each outstanding share of Common Stock, par value $0.05 per share, of Goldenbanks ("Goldenbanks Common Stock") will be converted into 1.9876 shares of Norwest Common Stock. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER."

      The outstanding shares of Norwest Common Stock are, and the shares offered hereby will be, listed on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CHX"). The closing price of Norwest Common Stock on the NYSE on March __, 1995, was $_____ per share. The Goldenbanks Common Stock is included for quotation on the National Association of Securities Dealers Automated Quotation System/National Market System ("NASDAQ/NMS"). The closing price of the Goldenbanks Common Stock on the NASDAQ/NMS on March __, 1995, was $______.

      This Proxy Statement-Prospectus and the form of proxy are first being mailed to stockholders of Goldenbanks on or about March __, 1995.
                             ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

         The date of this Proxy Statement-Prospectus is March __, 1995.

                             AVAILABLE INFORMATION

      Norwest and Goldenbanks are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

      The reports, proxy statements, and other information filed by Norwest and Goldenbanks with the Commission can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by (i) Norwest also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, and
  (ii) Goldenbanks also may be inspected at the offices of the National Association of Securities Dealers Automoted Quotation System/National Market System at 1735 K Street, N.W., Washington, D.C. 20006.

      A copy of Goldenbanks's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1994, and Quarterly Report on Form 10-QSB for the quarter ended December 31, 1994, are contained in Appendices C and D, respectively, to this Proxy Statement-Prospectus.

      This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and the exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest, Goldenbanks, and the securities offered hereby.

                             ---------------------

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR GOLDENBANKS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       This Proxy Statement-Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Such documents, excluding exhibits, unless specifically incorporated therein, are available without charge, upon written or oral request, in the case of documents relating to Norwest, to Laurel A. Holschuh, Secretary, Norwest Corporation, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026, telephone
  (612) 667-8655; or, in the case of documents relating to Goldenbanks, to Jack Brandt, Vice President and Secretary, Goldenbanks of Colorado, Inc., 1301 Jackson Street, Golden, Colorado 80401. In order to ensure timely delivery of the documents, any request should be made by April 17, 1995.

      The following documents filed with the Commission by Norwest (File No. 1-
  2979) and Goldenbanks (File No. 0-7463) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus:

      1. Norwest's Annual Report on Form 10-K for the year ended December 31, 1994;

      2. Norwest's Current Reports on Form 8-K dated January 9, 1995, January 27, 1995, and February 17, 1995;

      3. Goldenbanks's Annual Report on Form 10-KSB for the year ended June 30, 1994;

      4. Goldenbanks's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1994, and December 31, 1994; and

      5. Goldenbanks's Current Reports on Form 8-K dated September 28, 1994, and December 2, 1994.

      All documents filed by Norwest and Goldenbanks with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                               TABLE OF CONTENTS
                                                                     Page
                                                                     ----
[S]                                                                  [C]
  AVAILABLE INFORMATION.............................................   2

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................   3

  SUMMARY...........................................................   6
      The Companies.................................................   6
      Terms of the Merger...........................................   7
      Special Meeting and Vote Required.............................   7
      Reasons for the Merger; Recommendation of the Board
       of Directors of Goldenbanks..................................   8
      Opinion of Goldenbanks Financial Advisor......................   8
      Effective Date and Time of the Merger.........................   8
      Conditions and Termination....................................   8
      Regulatory Approvals..........................................   9
      Accounting Treatment..........................................   9
      Management and Operations After the Merger....................   9
      Interests of Certain Persons in the Merger....................   9
      Appraisal Rights..............................................   9
      Stock Option Agreement Between Norwest and Goldenbanks........   9
      Certain Federal Income Tax Consequences.......................  10
      Market Information............................................  10
      Certain Differences in Rights of Stockholders.................  11
      Comparative Unaudited Per Share Data..........................  12
      Selected Financial Data.......................................  14

  MEETING INFORMATION...............................................  18
      General.......................................................  18
      Date, Place, and Time.........................................  18
      Record Date; Vote Required....................................  18
      Principal Stockholders and Security Ownership of
       Management of Goldenbanks....................................  19
      Voting and Revocation of Proxies..............................  21
      Solicitation of Proxies.......................................  21

  THE MERGER........................................................  22
      Background of and Reasons for the Merger......................  22
      Terms of the Merger...........................................  24
      Opinion of Goldenbanks Financial Advisor......................  25
      Effective Date and Time of the Merger.........................  29
      Surrender of Certificates.....................................  29
      Conditions to the Merger......................................  30
      Regulatory Approvals..........................................  31
      Conduct of Business Pending the Merger........................  31
      Certain Covenants.............................................  31
      No Solicitation...............................................  32
      Waiver, Amendment, and Termination............................  32
      Effect on Employee Benefit Plans..............................  33
      Interests of Certain Persons in the Merger....................  34
      Management and Operations After the Merger....................  35
      Stock Option Agreement Between Norwest and Goldenbanks........  35
      Certain Differences in Rights of Stockholders.................  38

      Appraisal Rights..............................................  47
      Certain Federal Income Tax Consequences.......................  47
      Resale of Norwest Common Stock................................  49
      Stock Exchange Listing........................................  49
      Dividend Reinvestment and Optional Cash Payment Plan..........  49
      Accounting Treatment..........................................  50
      Expenses......................................................  50

  CERTAIN INFORMATION CONCERNING GOLDENBANKS........................  51

  CERTAIN REGULATORY CONSIDERATIONS.................................  52
       General......................................................  52
       Dividend Restrictions........................................  52
       Holding Company Structure....................................  52
       Capital Requirements.........................................  53
       Federal Deposit Insurance Corporation Improvement
        Act of 1991.................................................  54
       FDIC Insurance...............................................  55

  EXPERTS...........................................................  57

  LEGAL OPINIONS....................................................  57

  MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION..................  57

  FUTURE STOCKHOLDER PROPOSALS......................................  57

  APPENDIX A      AGREEMENT AND PLAN OF REORGANIZATION, AND AGREEMENT
                  AND PLAN OF MERGER

  APPENDIX B      OPINION OF THE WALLACH COMPANY, INC.

  APPENDIX C      GOLDENBANKS'S ANNUAL REPORT ON FORM 10-KSB FOR THE
                  FISCAL YEAR ENDED JUNE 30, 1994

  APPENDIX D      GOLDENBANKS'S QUARTERLY REPORT ON FORM 10-QSB FOR
                  THE QUARTER ENDED DECEMBER 31, 1994

                                    SUMMARY

       The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. As used in this Proxy Statement-Prospectus, the terms "Norwest" and " Goldenbanks" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest for inclusion or incorporation herein, and all information concerning Goldenbanks included in this Proxy Statement-Prospectus has been furnished by Goldenbanks to Norwest for inclusion herein.

  The Companies

       Norwest Corporation

       Norwest Corporation is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a diversified financial services organization, Norwest operates through subsidiaries engaged in banking and in related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, and venture capital investment.

       At December 31, 1994, Norwest had consolidated total assets of $59.3 billion, total deposits of $36.4 billion, and total stockholders' equity of $3.8 billion. Based on total assets at December 31, 1994, Norwest was the 13th largest commercial banking organization in the United States.

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Generally, management of Norwest does not make a public announcement about an acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various financial institutions, including Goldenbanks, having aggregate total assets at December 31, 1994, of $4.2 billion. Certain of these acquisitions were consummated subsequent to December 31, 1994, and the others remain subject to regulatory approval and are expected to be completed by the end of the second quarter of 1995. None of these acquisitions are significant for the financial statements of Norwest, either individually or in the aggregate.

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

      Goldenbanks of Colorado, Inc.

      Goldenbanks, headquartered in Golden, Colorado, is a registered bank holding company. Goldenbanks is the controlling shareholder for its four commercial banking subsidiaries, which have a total of six banking offices located in Golden, Wheat Ridge, Arvada, Gilpin County, Englewood, and Westminster, Colorado. Goldenbanks has no significant nonbank subsidiaries. Goldenbanks was incorporated in 1973 under the laws of the State of Delaware. Goldenbanks and its consolidated subsidiaries had total assets of $376.4 million, total deposits of $325.6 million, and stockholders' equity of $29.2 million, at December 31, 1994. On December 31, 1994, Goldenbanks was the third largest bank holding company headquartered in Colorado. Through its subsidiary banks, Goldenbanks is engaged in the general banking business, offering individuals and businesses a variety of deposit accounts, safe deposit facilities, access cards, and other specialized services. In addition, the subsidiary banks offer consumer, commercial, real estate, and mortgage loans at all locations. At December 31, 1994, Goldenbanks and its subsidiaries employed 222 full-time equivalent employees. See "CERTAIN INFORMATION CONCERNING GOLDENBANKS."

  Terms of the Merger

       The Merger Agreement provides for the merger of Merger Co., a wholly owned subsidiary of Norwest, with Goldenbanks, with Goldenbanks as the surviving corporation. Upon consummation of the Merger, each outstanding share of Goldenbanks Common Stock will be converted into 1.9876 shares of Norwest Common Stock (the "Exchange Ratio") in accordance with the provisions of the Merger Agreement. Cash will be paid in lieu of issuing fractional shares of Norwest Common Stock. See "THE MERGER--Terms of the Merger."

  Special Meeting and Vote Required

       Special Meeting

       The special meeting of Goldenbanks stockholders to consider and vote on a proposal to approve the Merger Agreement will be held on Monday, April 24, 1995, at 2:00 p.m., local time, at The Table Mountain Inn, 1310 Washington Avenue, Golden, Colorado. Only holders of record of Goldenbanks Common Stock at the close of business on March 17, 1995, will be entitled to receive notice of and to vote at the Special Meeting. At such date, there were 1,366,932 shares of Goldenbanks Common Stock outstanding. Each share of Goldenbanks Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

       Vote Required

      Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Goldenbanks Common Stock. As of the record date for the Special Meeting, directors and executive officers of Goldenbanks and their affiliates owned beneficially an aggregate of 107,446 shares, or approximately 7.9%, of the Goldenbanks Common Stock outstanding on that date. At the record date, directors and executive officers of Norwest did not own beneficially any shares of Goldenbanks Common Stock. See "MEETING INFORMATION--Record Date; Vote Required" and "--Principal Stockholders and Security Ownership of Management of Goldenbanks."

  Reasons for the Merger; Recommendation of the Board of Directors of Goldenbanks

       The Goldenbanks Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of Goldenbanks and its stockholders. The Goldenbanks Board therefore recommends that Goldenbanks stockholders vote FOR approval of the Merger Agreement. See "THE MERGER--Background of and Reasons for the Merger" and "--Opinion of Goldenbanks Financial Advisor."

       For information on the interests of certain officers and directors of Goldenbanks in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

  Opinion of Goldenbanks Financial Advisor

       The Wallach Company, Inc., Denver, Colorado, ("Wallach") has served as financial advisor to Goldenbanks in connection with the Merger and has rendered an opinion to the Goldenbanks Board that the exchange ratio in the Merger is fair to Goldenbanks stockholders from a financial point of view.
  The opinion of Wallach is attached as Appendix B to this Proxy Statement-- Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. For additional information, see "THE MERGER--Opinion of Goldenbanks Financial Advisor."

  Effective Date and Time of the Merger

       Subject to the terms and conditions of the Merger Agreement, the Merger will be effective on the date on which the appropriate filing is made with the Secretary of State of the State of Delaware (the "Effective Date") at 11:59 p.m., Denver, Colorado time (the "Effective Time"). Such filing will be made five business days following the satisfaction or waiver of all conditions set forth in the Merger Agreement or on such other date upon which the parties may agree. The closing of the Merger will occur on the Effective Date (the "Closing Date"). See "THE MERGER--Effective Date and Time of the Merger" and "--Conditions to the Merger."

  Conditions and Termination

       The respective obligations of Norwest and Goldenbanks to consummate the Merger are subject to certain conditions, including the receipt of regulatory approvals, approval of the Merger Agreement by the stockholders of Goldenbanks, receipt by Goldenbanks of an opinion regarding the tax consequences to Goldenbanks stockholders of the Merger, receipt by Norwest and Goldenbanks of opinions that the Merger qualifies for pooling-of-interests accounting treatment, and certain other conditions customary in transactions of this nature. See "THE MERGER--Conditions to the Merger," "--Regulatory Approvals," and "--Certain Federal Income Tax Consequences."

       The Merger Agreement may be terminated at any time prior to the time at which the appropriate filing is made with the Secretary of State of the State of Delaware, whether prior to or after approval by the Goldenbanks stockholders, by either party under specified conditions, including if the Merger shall not have been consummated by October 1, 1995, unless failure to consummate is due to the failure of the party seeking termination to perform its respective covenants and agreements under the Merger Agreement. In addition, Goldenbanks may terminate the Merger Agreement if the average price per share of Norwest Common Stock over a specified period falls below $21.00. See "THE MERGER-- Waiver, Amendment, and Termination."

  Regulatory Approvals

       The Merger is subject to the approval of both the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Colorado State Banking Board. Both approvals have been received. See "THE MERGER-- Regulatory Approvals."

  Accounting Treatment

       It is anticipated that the Merger will be accounted for as a "pooling of interests" by Norwest under generally accepted accounting principles. The Merger Agreement provides that a condition to consummation of the Merger is the receipt of letters from both KPMG Peat Marwick LLP, Norwest's independent auditors, and Deloitte & Touche LLP, Goldenbanks's independent auditors, to the effect that the Merger qualifies for pooling of interests accounting treatment. See "THE MERGER--Conditions to the Merger" and "--Accounting Treatment."

  Management and Operations After the Merger

       Following the Merger, Norwest intends to operate at Goldenbanks's present locations and to offer products and services offered by Norwest affiliates. See "THE MERGER--Management and Operations After the Merger."

  Interests of Certain Persons in the Merger

       Certain executive officers of Goldenbanks and members of the Goldenbanks Board have certain interests in the Merger in addition to their interests as stockholders of Goldenbanks generally. The interests include provisions in the Merger Agreement relating to indemnification of such parties and the continuation of certain employee benefits, and also certain employment agreements that become effective at the Effective Time. See "THE MERGER-- Interests of Certain Persons in the Merger."

  Appraisal Rights

       Delaware law provides a stockholder of a Delaware corporation who dissents from a merger is generally entitled to receive payment of the appraised value of his stock. Such appraisal rights are not, however, generally available for shares, such as those of Goldenbanks Common Stock, which are traded on the NASDAQ-NMS. See "THE MERGER--Appraisal Rights."

  Stock Option Agreement Between Norwest and Goldenbanks

      Simultaneously with and as a condition to Norwest's execution of the Merger Agreement, Goldenbanks entered into a stock option agreement with Norwest (the "Option Agreement"), pursuant to which Goldenbanks granted Norwest an option (the "Option") to purchase up to 272,019 authorized and unissued shares of Goldenbanks Common Stock at a price of $40.50 per share. The Option is exercisable only upon the occurrence of certain events, none of which has occurred as of the date hereof. The Option Agreement is intended to increase the likelihood that the

  Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Goldenbanks from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Goldenbanks Common Stock than the price per share contemplated by the Merger Agreement. See "THE MERGER--Stock Option Agreement Between Norwest and Goldenbanks."

  Certain Federal Income Tax Consequences

       It is intended that for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly,
  (i) no gain or loss will be recognized by Goldenbanks, Norwest, or Merger Co. as a result of the Merger and (ii) no gain or loss will be recognized by the stockholders of Goldenbanks who exchange all of their shares of Goldenbanks Common Stock solely for shares of Norwest Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in Norwest Common Stock. Consummation of the Merger is dependent upon, among other conditions, receipt by Goldenbanks of an opinion of counsel, substantially to the effect set forth above. See "THE MERGER--Certain Federal Income Tax Consequences."

  Market Information

       Norwest Common Stock is listed on the NYSE and the CHX. Goldenbanks Common Stock is quoted on the NASDAQ/NMS. The following table sets forth the high and low sales prices of Norwest Stock as reported on the NYSE Composite Transactions Tape, the high and low sales prices of Goldenbanks Common Stock as reported on the NASDAQ/NMS, and the cash dividends declared, for the calendar-year periods indicated.

                                                Norwest                 Goldenbanks
                                              Common Stock              Common Stock
                                     ---------------------------  -------------------------
                                      High      Low    Dividends   High    Low    Dividends
                                     -------  -------  ---------  ------  ------  ---------
    1993
       First Quarter...............  $ 26.00  $20.625    $.145     $24.75  $21.50    $.10
       Second Quarter..............   28.375   22.875     .165      28.25   23.00     .20
       Third Quarter...............    28.00   25.625     .165      27.25   23.00     .10
       Fourth Quarter..............    29.00    22.50     .165      32.50   26.25     .10

    1994
       First Quarter...............  $27.375  $ 22.25    $.185     $32.00  $27.50    $.15
       Second Quarter..............    28.25   23.125     .185      33.00   28.00     .30
       Third Quarter...............    27.50    24.75     .185      45.00   30.25     .15
       Fourth Quarter..............    25.00    21.00     .210      44.50   38.00     .15

    1995
       First Quarter...............  $ 26.00  $22.875    $.210     $49.00   40.50    $.20
         (through March __, 1995)

       The following table sets forth the closing prices per share of Norwest Common Stock and of Goldenbanks Common Stock on (i) September 26, 1994, the last trading day preceding public announcement of the signing of letter of intent with respect to the Merger, (ii) November 22, 1994, the day on which the Merger Agreement was signed, and (iii) March __, 1995. The table also sets forth the equivalent per share prices for Goldenbanks Common Stock, based on the Exchange Ratio of 1.9876.

                                    Norwest      Goldenbanks     Equivalent
                                  Common Stock  Common Stock   Per Share Price
                                  ------------  -------------  ---------------
       Market Value Per Share:

         September 26, 1994.....     $25.625       $40.50 (1)        $50.93
         November 21, 1994......     $ 21.75       $38.00 (2)        $43.23
         March __, 1995.........     $             $                 $
- -----------

       (1) Based on the last trade, which was on September 23, 1994, in Goldenbanks Common Stock prior to public announcement of the letter of intent.

       (2) Based on the last trade, which was on November 10, 1994, in Goldenbanks Common Stock prior to signing of Merger Agreement.

  Goldenbanks stockholders are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date, which may be a period of several weeks or more. As a result, the market value per share of the Norwest Common Stock that Goldenbanks stockholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Date. See "CERTAIN INFORMATION CONCERNING GOLDENBANKS."

  Certain Differences in Rights of Stockholders

       Upon consummation of the Merger, stockholders of Goldenbanks will become stockholders of Norwest. As a result, such stockholders' rights will change to some extent. See "THE MERGER--Certain Differences in Rights of Stockholders."

  Comparative Unaudited Per Share Data

       The following table presents selected comparative unaudited per share data for Norwest Common Stock on a historical and a pro forma combined basis and for Goldenbanks Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical financial statements of Norwest, see "THE MERGER--Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and the consolidated historical financial statements of Goldenbanks, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such consolidated historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and Appendices C and D.

       The pro forma data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

       Goldenbanks's financial statements are based on a fiscal year ending June 30. For the following table, the financial information for Goldenbanks has been converted to a calendar year basis to conform to the financial presentation of Norwest. See footnote (4) to the table.

                      COMPARATIVE UNAUDITED PER SHARE DATA

                                                             Goldenbanks
                             Norwest Common Stock            Common Stock
                            ------------------------  -------------------------
                                           Pro Forma                  Pro Forma
                            Historical     Combined    Historical    Equivalent
                            ----------     ---------   ----------    ----------
BOOK VALUE (1):
  December 31, 1994            $10.79        10.79      21.35           21.44

DIVIDENDS DECLARED (2)(4):
  Year Ended
   December 31, 1994            0.765        0.765      0.750           1.521
   December 31, 1993            0.640        0.640      0.500           1.272
   December 31, 1992            0.540        0.540      0.250           1.073

NET INCOME (3)(4):
  Year Ended
   December 31, 1994             2.41         2.40       3.69            4.77
   December 31, 1993             1.86         1.86       3.70            3.69
   December 31, 1992             1.19         1.19       2.97            2.36

(1) The pro forma combined book value per share of Norwest Common Stock is based upon the historical total combined common stockholders' equity for Norwest and Goldenbanks divided by total pro forma common shares of the combined entities assuming conversion of the outstanding Goldenbanks Common Stock at the Exchange Ratio of 1.9876. The pro forma equivalent book value per share of Goldenbanks represents the pro forma combined amount multiplied by the Exchange Ratio. The Exchange Ratio is based on an assumed aggregate number of shares of Norwest Common Stock to be issued in the Merger of 2,716,914. See "THE MERGER--Terms of the Merger."

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of Goldenbanks Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the Exchange Ratio of 1.9876.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and Goldenbanks divided by the average pro forma common shares of the combined entities. The pro forma equivalent net income per share of Goldenbanks Common Stock represents the pro forma combined net income per share multiplied by the Exchange Ratio of 1.9876.

(4) The following table presents a reconciliation of Goldenbanks's historical net income and dividends per share data on a calendar year basis, as presented above, to its reported June 30 fiscal year-end per share data:


             For Calendar   Six Months Ended        Six Months Ended      For Fiscal
             Year Ended     December 31             December 31           Year Ended
  Year       December 31    of the Preceding Year   of the Current Year   June 30
  ----       ------------   ---------------------   -------------------   ----------
Net Income:
  1994          $3.69              2.41                   (2.00)             4.10
  1993           3.70              1.56                   (2.41)             2.85
  1992           2.97              1.13                   (1.56)             2.54

Dividends:
  1994          $0.750             0.200                  (0.300)           0.650
  1993           0.500             0.100                  (0.200)           0.400
  1992           0.250                --                  (0.100)           1.150


  Selected Financial Data

       The following table sets forth certain selected historical consolidated financial information for Norwest and Goldenbanks. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1994, in the case of Norwest, and June 30, 1994, in the case of Goldenbanks, are derived from audited consolidated financial statements of Norwest and Goldenbanks for such five-year periods. The selected financial data of Goldenbanks for the six-month periods ended December 31, 1994 and 1993, is derived from the unaudited historical financial statements of Goldenbanks. All financial information derived from unaudited financial statements reflects, in the opinion of management of Goldenbanks, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended December 31, 1994, are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with the consolidated financial statements of Goldenbanks, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and Appendices C and D.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                     NORWEST CORPORATION AND SUBSIDIARIES


                                                     Year Ended December 31
                                        ------------------------------------------------
                                           1994     1993(1)   1992(2)     1991    1990(3)
                                        ---------  --------  --------  --------  --------
                                              (In millions except per share amounts)
INCOME STATEMENT DATA
- ---------------------
  Interest income                       $ 4,393.7   3,946.3   3,806.4   4,025.9   3,885.8
  Interest expense                        1,590.1   1,442.9   1,610.6   2,150.3   2,320.1
                                         --------  --------  --------  --------  --------
    Net interest income                   2,803.6   2,503.4   2,195.8   1,875.6   1,565.7
  Provision for credit losses               164.9     158.2     270.8     406.4     433.0
  Non-interest income                     1,638.3   1,585.0   1,273.7   1,064.0     896.3
  Non-interest expense                    3,096.4   3,050.4   2,553.1   2,041.5   1,744.5
                                         --------  --------  --------  --------  --------
    Income before income taxes            1,180.6     879.8     645.6     491.7     284.5
  Income tax expense                        380.2     266.7     175.6      73.4     115.1
                                         --------  --------  --------  --------  --------
  Income before cumulative effect
   of a change in accounting method         800.4     613.1     470.0     418.3     169.4
  Cumulative effect on years prior to
   1992 of change in accounting method          -         -     (76.0)        -         -
                                         --------  --------  --------  --------  --------
    Net income                          $   800.4     613.1     394.0     418.3     169.4
                                         ========  ========  ========  ========  ========


PER SHARE DATA
- --------------
  Net income per share:
    Primary:
      Before cumulative effect of a
       change in accounting method      $    2.45      1.89      1.44      1.33      0.59
      Cumulative effect on years prior
       to 1992 of change in accounting
       method                                   -         -     (0.25)        -         -
                                         --------  --------  --------  --------  --------
        Net income                      $    2.45      1.89      1.19      1.33      0.59
                                         ========  ========  ========  ========  ========

    Fully diluted:
      Before cumulative effect of a
       change in accounting method      $    2.41      1.86      1.42      1.32      0.59
      Cumulative effect on years prior
       to 1992 of change in accounting
       method                                   -         -     (0.23)        -         -
                                         --------  --------  --------  --------  --------
        Net income                      $    2.41      1.86      1.19      1.32      0.59
                                         ========  ========  ========  ========  ========

  Dividends declared per common share   $   0.765     0.640     0.540     0.470     0.423


BALANCE SHEET DATA
- ------------------
  At period end:
    Total assets                        $59,315.9  54,665.0  50,037.0  45,974.5  43,523.0
    Long-term debt                        9,186.3   6,850.9   4,553.2   3,686.6   3,066.0
    Total stockholders' equity            3,846.4   3,760.9   3,371.8   3,192.3   2,434.0


  (1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in accruals and reserves for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

  (2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

  (3) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                GOLDENBANKS OF COLORADO, INC. AND SUBSIDIARIES

                                         Six Months Ended
                                            December 31                  Year Ended June 30
                                         -----------------   -----------------------------------------------
                                           1994      1993      1994      1993     1992      1991      1990
                                         -------   -------   -------   -------   -------   -------   -------
                                                       (In thousands except per share amounts)
INCOME STATEMENT DATA
- ---------------------
  Interest income                       $ 12,718    10,053    21,651    19,262    20,322    20,223    20,693
  Interest expense                         3,593     3,110     6,495     6,638     8,996    10,727    11,470
                                         -------   -------   -------   -------   -------   -------   -------
    New interest income                    9,125     6,943    15,156    12,624    11,326     9,496     9,223
  Provision for credit losses                 49      (475)     (437)      431     1,061     1,299     2,014
  Non-interest income                      1,555     1,535     3,024     2,648     2,434     2,288     1,936
  Non-interest expense                     6,716     5,712    12,116     9,931     9,198     9,387     8,889
                                         -------   -------   -------   -------   -------   -------   -------
  Income before income taxes               3,915     3,241     6,501     4,910     3,501     1,098       256
  Income tax expense                       1,182       978     1,925     1,015        36        (4)       29
                                         -------   -------   -------   -------   -------   -------   -------
    Income before cumulative effect
     of a change in accounting method      2,733     2,263     4,576     3,895     3,465     1,102       227
  Cumulative effect of a change in
   accounting method                           -     1,035     1,035         -         -         -         -
                                         -------   -------   -------   -------   -------   -------   -------
    Net income                          $  2,733     3,298     5,611     3,895     3,465     1,102       227
                                         =======   =======   =======   =======   =======   =======   =======


PER SHARE DATA
- --------------
  Income before cumulative effect of
   a change in accounting method        $   2.00      1.65      3.34      2.85      2.54      0.81      0.17
  Cumulative effect of a change in
   accounting method                           -      0.76      0.76         -         -         -         -
                                         -------   -------   -------   -------   -------   -------   -------
  Net income                            $   2.00      2.41      4.10      2.85      2.54      0.81      0.17
                                         =======   =======   =======   =======   =======   =======   =======
  Dividends                             $   0.30      0.20      0.65      0.40      0.15         -         -


BALANCE SHEET DATA
- ------------------
  At period end:
    Total assets                        $376,417   359,323   380,170   280,310   261,353   233,504   219,038
    Long-term debt                         2,711     3,490     2,946     1,379     3,101     3,969     4,276
    Total stockholders' equity            29,190    25,534    27,231    22,509    19,161    15,900    14,798


                              MEETING INFORMATION

  General

       This Proxy Statement-Prospectus is being furnished to holders of Goldenbanks Common Stock in connection with the solicitation of proxies by the Goldenbanks Board for use at the Special Meeting, to be held on Monday, April 24, 1995, and any adjournments or postponements thereof, to consider and take action upon a proposal to approve the Merger Agreement and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of Goldenbanks Common Stock is accompanied by a form of proxy for use at the Special Meeting.

       This Proxy Statement-Prospectus is also being furnished by Norwest to the stockholders of Goldenbanks as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Merger.

       This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy for Goldenbanks stockholders enclosed herewith are first being mailed to stockholders of Goldenbanks on or about March __, 1995.

  Date, Place, and Time

       The Special Meeting will be held at The Table Mountain Inn, 1310 Washington Avenue, Golden, Colorado, on Monday, April 24, 1995, at 2:00 p.m., local time.

  Record Date; Vote Required

       The Goldenbanks Board has fixed the close of business on March 17, 1995, as the record date for the determination of stockholders of Goldenbanks entitled to receive notice of, and to vote at, the Special Meeting. On the record date there were 1,366,932 shares of Goldenbanks Common Stock outstanding and entitled to vote at the Special Meeting. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Goldenbanks Common Stock. The Merger cannot be consummated without the requisite approval of the Merger Agreement by the holders of Goldenbanks Common Stock.

       As of the record date for the Special Meeting, directors and officers of Goldenbanks and their affiliates owned beneficially an aggregate of 107,446 shares, or approximately 7.9%, of the Goldenbanks Common Stock outstanding on that date. Information regarding the shares of Goldenbanks Common Stock beneficially owned, directly or indirectly, by certain stockholders, by each director and executive officer of Goldenbanks, and by all directors and officers as a group is set forth in the table under the heading "Principal Stockholders and Security Ownership of Management of Goldenbanks" below.

       At the record date, directors and executive officers of Norwest did not own beneficially any shares of Goldenbanks Common Stock.

  Principal Stockholders and Security Ownership of Management of Goldenbanks

       Principal Stockholders

       The following persons are known to be beneficial owners of more than 5% of the outstanding shares of Goldenbanks Common Stock as of March 17, 1995:

                                         Number of Shares
                                           Beneficially         Percent of
        Name and Address                        Owned          Total Shares
        ----------------                --------------------   ------------
       John L. Tracy                      217,797.5 (1)(3)        15.93%
       230 North Bay Drive
       Bullard, TX  75757

       Mary M. Tracy                      217,797.5 (2)(3)        15.93%
       230 North Bay Drive
       Bullard, TX  75757

       William J. Fortune                    95,516                6.99%
       1301 Jackson Street
       Golden, CO  80401

       Lindner Fund, Inc.                   136,374 (4)            9.98%
       7711 Carondelet Ave.
       Box 16900
       St. Louis, MO  63105

       The Midwest Bank Fund,                75,800 (5)            5.55%
        L.P., et al.
       c/o Charles J. Moore
       208 S. La Salle St., Suite 200
       Chicago, IL  60604

  ________________________________

  (1) These shares are held by a trust of which Mr. Tracy is beneficiary and his wife, Mary M. Tracy, is trustee. Mary M. Tracy disclaims beneficial ownership of these shares.

  (2) These shares are held by a trust of which Mrs. Tracy is beneficiary and her husband, John L. Tracy, is trustee. John L. Tracy disclaims beneficial ownership of these shares.

  (3) The number of shares shown does not include 1,071 shares held by Mr. Tracy as trustee for a relative. Mr. and Mrs. Tracy disclaim beneficial ownership of these 1,071 shares. Mr. Tracy is also attorney-in-fact under revocable powers of attorney for relatives owning 4,095 shares. Mr. and Mrs. Tracy disclaim beneficial ownership of these 4,095 shares.

  (4) The number of shares shown is based upon a Schedule 13G filed by Lindner Management Corporation with the Commission on February 4, 1994.

  (5) The number of shares shown is based upon a Schedule 13D filed by The Midwest Bank Fund L.P., et al., with the Commission on July 1, 1993.

       To the best knowledge of the management of Goldenbanks and the Goldenbanks Board, no person other than those described above owns beneficially more than 5% of the outstanding shares of common stock of Goldenbanks as of March 17, 1995.

       Management

       The following table shows the number of shares of Goldenbanks Common Stock beneficially owned by (i) each director of Goldenbanks, (ii) the two executive officers of Goldenbanks whose total annual salary and bonus exceeded $100,000 in the fiscal year ended June 30, 1994, and (iii) the directors and officers of Goldenbanks as a group on March 17, 1995:

                                            Number of Shares
                                              Beneficially      Percent of
        Name and Address                         Owned         Total Shares
       ------------------                   -----------------  -------------
       David C. Beck (1)                           1,500            .11%

       William J. Fortune (2)                     95,516           6.99%

       Dan A. Gabrielson (3)                       4,087            .30%

       G. Scott Gagon (4)                          3,943 (5)        .29%

       Michael J. Hall (6)                           500            .04%

       Directors and Officers of                 107,446           7.86%
       Goldenbanks as a Group (7 individuals)

  __________________________________

  (1)  Mr. Beck is a director of Goldenbanks.

  (2) Mr. Fortune is Chairman of the Board, President, and a director of Goldenbanks.

  (3)  Mr. Gabrielson is a director of Goldenbanks.

  (4) Mr. Gagon is Executive Vice President, Treasurer, and a director of Goldenbanks.

  (5) The shares shown for Mr. Gagon include 1,302 shares held by Mr. Gagon and 2,641 shares in the name of G. Scott Gagon, Self-Directed IRA.

  (6)  Mr. Hall is a director of Goldenbanks.

  Voting and Revocation of Proxies

       Shares of Goldenbanks Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Goldenbanks Common Stock represented by such proxy will be voted FOR approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of Goldenbanks prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

       A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The proposal to adopt the Merger Agreement must be approved by the holders of a majority of the outstanding Goldenbanks Common Stock. Because this proposal requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

       The Goldenbanks Board is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

  Solicitation of Proxies

       In addition to solicitation by mail, directors, officers, and employees of Goldenbanks may solicit proxies from the stockholders of Goldenbanks, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Goldenbanks will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

  ALL STOCKHOLDERS OF GOLDENBANKS ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO GOLDENBANKS IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                   THE MERGER

       This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety.

  Background of and Reasons for the Merger

       Background

       From time to time in the last few years, William J. Fortune, Chairman and President of Goldenbanks, received informal inquiries from certain large regional bank holding companies concerning a possible acquisition of Goldenbanks. No formal offers were received as a result of such inquiries. During this period, several stockholders of Goldenbanks expressed the view that Goldenbanks should consider a possible sale. While periodic presentations were made during this period to the Goldenbanks Board by Wallach regarding the bank merger and acquisition market in Colorado, no action was taken concerning a possible sale of Goldenbanks.

       In August, October, and November 1993, after considering the improved financial performance of Goldenbanks and the strong bank merger and acquisition market in Colorado, and the continuing interest of several stockholders in a possible sale, the Goldenbanks Board requested additional presentations by Wallach regarding the bank acquisition market in Colorado, the valuation of Goldenbanks, and a review of its strategic options regarding a possible sale. In February 1994, the Goldenbanks Board approved the engagement of Wallach to act as exclusive representative for Goldenbanks to explore the market and contact potential acquirors to determine the feasibility and economics of a merger of Goldenbanks with a major bank holding company. Any transaction was to take the form of a tax-free exchange of stock. On June 14, 1994, the Goldenbanks Board, with assistance from Wallach, identified the four companies believed to be most likely to acquire Goldenbanks in a tax-free exchange of stock at a price acceptable to Goldenbanks. Wallach was authorized to contact these four potential acquirors.

       Wallach contacted the four potential acquirors to determine their interest in Goldenbanks and based on discussions with Wallach, three parties elected to receive additional information about Goldenbanks and submit written indications of interest. An analysis of their proposals was presented by Wallach and Goldenbanks's legal advisors to the Goldenbanks Board on September 20, 1994.

       After a comprehensive discussion, the Goldenbanks Board authorized Goldenbanks's management and Wallach to negotiate a letter of intent with Norwest. On September 26, 1994, a letter of intent was executed by Goldenbanks and Norwest providing for the proposed acquisition of Goldenbanks by Norwest in a stock-for-stock, tax-free reorganization.

       After signing the letter of intent, Norwest conducted detailed due diligence of Goldenbanks. Upon completion of the due diligence, Norwest and Goldenbanks entered into negotiations relating to the Merger Agreement and the Option Agreement. At a meeting of the Board held on November 15, 1994, the Board reviewed with Wallach, Goldenbanks's legal advisors, and management of Goldenbanks, the proposed terms of the Merger Agreement and the Option

  Agreement. Based upon that review and after receiving the opinion of Wallach that the consideration to be received by the Goldenbanks stockholders in the Merger was fair to them from a financial point of view, the Goldenbanks Board unanimously approved and authorized the execution of the Merger Agreement and the Option Agreement.

       Goldenbanks's Reasons for the Merger

       The Board believes that the Merger is fair to, and in the best interests of, Goldenbanks and its stockholders. Accordingly, the Board has unanimously approved the Merger Agreement and recommends that Goldenbanks stockholders vote FOR the approval and adoption of the Merger Agreement.

       In reaching its determination that the Merger is fair to, and in the best interests of, Goldenbanks and its stockholders, the Board considered a number of factors, including without limitation, the following:

       (a) the current condition and growth prospects of Goldenbanks and its subsidiary banks, including historical and prospective results of operation, financial conditions, and capital conditions, were Goldenbanks to remain independent;

       (b) the economic, banking, and competitive climate in Colorado, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industry, including the adoption by Congress of interstate branch banking;

       (c) the monetary value of the stock offered to Goldenbanks stockholders by Norwest (i) in absolute terms, (ii) as compared to the value of two other stock-for-stock offers received by Goldenbanks by qualified and informed potential acquirors, whose offers were each less than Norwest's offer, and (iii) as compared to recent merger and acquisition transactions involving other banks and financial institutions in the Colorado and Rocky Mountain region;

       (d) the price obtainable for Goldenbanks Common Stock at this time compared with the risk involved and possible price available at a later time;

       (e) the potential market value, liquidity, and dividend yield of Goldenbanks Common Stock if Goldenbanks were to remain independent;

       (f) the benefits of a merger with Norwest, including access to Norwest's financial and management resources and customer products, which could increase Goldenbanks's competitiveness and its ability to serve depositors, customers, and communities;

       (g) the increased liquidity and dividend yield represented by Norwest Common Stock;

       (h)  the results of operations and financial condition of Norwest;

       (i)  the future growth prospects of Norwest following the Merger;

       (j) Norwest's significant long-term experience and success in the acquisition of additional banking locations;

       (k) the expectation that the Merger will be a tax-free reorganization to Goldenbanks stockholders for federal income tax purposes;

       (l) the expectation that Norwest would assimilate Goldenbanks's employees to the fullest extent possible;

       (m) the belief that Norwest's banking philosophy more nearly equates to the philosophy of Goldenbanks than that of the other acquirors; and

       (n) the presentation of Wallach and their opinion that the consideration to be received in the Merger by Goldenbanks stockholders was fair to such holders from a financial point of view.

       THE BOARD OF DIRECTORS OF GOLDENBANKS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER.
                    ---

  Terms of the Merger

      At the Effective Time, a wholly owned subsidiary of Norwest to be organized as a corporation under Delaware law ("Merger Co.") will merge into Goldenbanks, with Goldenbanks as the surviving corporation, and each outstanding share of Goldenbanks Common Stock will be converted into 1.9876 shares of Norwest Common Stock.

       The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date, which may be a period of several weeks or more. As a result, the market value of each share of Norwest Common Stock that stockholders of Goldenbanks ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus.

       The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or similar transaction, or if a stock dividend thereon is declared with a record date within the same period, the Exchange Ratio will be adjusted appropriately.

       No fractional shares of Norwest Common Stock will be issued in the Merger. Instead, Norwest will pay to each holder of Goldenbanks Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the stockholder of Goldenbanks would otherwise be entitled multiplied by the average of the closing prices of a share of Norwest Common Stock on the NYSE for each of the five trading days ending on the day immediately preceding the Special Meeting.

       As of the Effective Time, each share of the common stock of Merger Co. outstanding will be converted into and exchanged for one share of Goldenbanks Common Stock. Thereafter, Goldenbanks will be a wholly owned subsidiary of Norwest.

       Shares of Norwest Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding.

  Opinion of Goldenbanks Financial Advisor

       Goldenbanks has received an opinion from Wallach that, as of November 22, 1994, the consideration to be received from Norwest was fair to the Goldenbanks stockholders from a financial point of view. Goldenbanks also received, as of the date of this Proxy Statement-Prospectus, an opinion from Wallach that the consideration to be received for the Goldenbanks Common Stock is fair to the Goldenbanks stockholders from a financial point of view. The full text of the opinion of Wallach dated as of the date of this Proxy Statement-Prospectus, which sets forth matters considered in connection with such opinion, is attached hereto as Appendix B and should be read in its entirety by Goldenbanks stockholders. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

       The Goldenbanks Board retained Wallach as its financial advisor on the basis of the firm's experience and expertise with the financial services and banking industry and with transactions similar to the Merger.

       In connection with delivering its fairness opinion, Wallach, among other things, reviewed and considered the following:

       (a) Reviewed certain publicly available financial statements and other financial information not publicly available for Goldenbanks;

       (b) Reviewed the current condition and growth prospects for Goldenbanks and its subsidiary banks, including financial projections prepared by the Goldenbanks's management;

       (c) Discussed the past and current operations and financial conditions and the prospects of Goldenbanks with its management;

       (d) Reviewed Goldenbanks's historical stock trading activity and considered the prospect for value, liquidity, dividend yield, and appreciation if Goldenbanks were to remain independent;

       (e) Evaluated the economic, banking, and competitive climate in Colorado, with special consideration given to recent transactions that may have increased the competitive environment of the financial services and banking industry;

       (f) Reviewed the process used in marketing Goldenbanks, including a review of potential acquirors contacted and their responses relative to a potential acquisition of Goldenbanks;

       (g) Compared the various offers received from interested parties and determined that the Norwest offer represented the highest value in absolute terms;

       (h) Compared the Norwest offer to recent transactions involving other institutions of similar size in Colorado, and in the Rocky Mountain and Great Plains region;

       (i)  Examined the price and trading activity for Norwest;

       (j) Analyzed the price obtainable for Goldenbanks Common Stock at the time the opinion was delivered compared with the risks involved and possible price available at a later time;

       (k) Reviewed the implications for Goldenbanks stockholders of receiving stock of Norwest with regard to prospects for value, liquidity, dividend yield, and appreciation;

       (l) Reviewed certain publicly available financial statements of Norwest, visited certain Norwest facilities in Minneapolis, and discussed the prospects of Norwest with Norwest management; and

       (m)  Reviewed the Merger Agreement.

       Wallach relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of the fairness opinion. The fairness opinion is necessarily based on information as of the date thereof. The fairness opinion is directed only to the consideration to be received by Goldenbanks stockholders for their shares if the Merger is consummated and does not constitute a recommendation to any Goldenbanks stockholder as to how such stockholder should vote at the Special Meeting.

       Following is a brief summary of the material analyses utilized by Wallach in arriving at its fairness opinion. This summary does not purport to be a complete description of the analyses performed by Wallach.

       Initial Evaluation of Norwest Offer as of September 26, 1994

       Implied Norwest Offer Price. The closing stock price of Norwest was $25.625 on September 26, 1994, the date on which the execution of the letter of intent with respect to the Merger was announced. The resulting offer price for each share of Goldenbanks Common Stock, based upon an exchange ratio of 1.9876, was $50.93. The implied multiple of trailing 12-month earnings, excluding the cumulative effect of an accounting change, of Goldenbanks for the year ended June 30, 1994, was 15.25. The implied multiple of book value at June 30, 1994, was 255.7%.

       Comparison with the Other Two Offers. Wallach compared the Norwest offer to the other two offers received from major bank holding companies. Both of those offers involved a stock-for-stock merger, pursuant to which Goldenbanks stockholders would receive stock of the offeror having a value of less than Norwest's offer based on the then stock prices of the offerors. Wallach's examination of the offers included, but was not limited to, a comparison of pricing, the underlying security, and the implications for tax and liquidity.

       Analysis of Selected Bank Mergers. Wallach reviewed publicly available information on the six bank merger and acquisition transactions known by Wallach to have occurred since October 1, 1993, in Colorado, Arizona, and Iowa which Wallach believed were similar to Goldenbanks in size, market, and financial performance. Wallach compared certain percentages and multiples implied by the Norwest offer with comparable percentages and multiples for these transactions. The average price offered in the six transactions as a multiple of trailing earnings was 15.26 as compared to 15.25 associated with the Norwest offer. The average multiple of book value in these transactions was 230.6% as compared to 255.7% associated with the Norwest offer.

       Wallach is not aware of any merger or acquisition transactions involving the sale of commercial banks which it believes are comparable to Goldenbanks and for which information is publicly available since September 26, 1994.

       Comparison with Selected Companies. Wallach also compared selected financial figures, percentages and multiples for Goldenbanks to the corresponding statistics for four publicly-traded, Colorado-based financial institutions believed to be comparable. These were Aspen Bancshares, Inc., Mountain Parks Financial Corporation, Union Bankshares, Ltd. and Vectra Banking Corporation. While these bank holding companies are publicly traded, they have not been acquired. For purposes of comparing the theoretical transactions involving these public bank holding companies to the Norwest offer, Wallach therefore increased the price to earnings and book value ratios of the public bank holding companies by 40.0% to reflect a control premium paid for 100% conveyance of a bank's common stock. The control premium is the average premium paid nationwide for acquisitions in the banking and finance industry during the period January 1, 1989, through December 31, 1993. These adjustments resulted in a theoretical average price to trailing earnings multiple of 15.15 as compared to a multiple of 15.25 associated with the Norwest offer and a theoretical average percentage of book value of 236.6% as compared to a percentage of 255.7% associated with the Norwest offer.

       Stock Trading History and Valuation. Wallach examined the history of trading prices for Norwest compared to a selected group of six other large regional bank holding companies who are active in acquisitions in the Rocky Mountain region. The "Index Group" is comprised of Banc One Corporation, Boatmen's Bancshares, Inc., First Bank System, Inc., First Security Corporation, FirsTier Financial, Inc., and KeyCorp. Wallach also examined the valuation of Norwest relative to the Index Group in relation to earnings, book value, dividend yield, and other factors. In this analysis Wallach placed greater emphasis on the more recent period and projected data in evaluating market valuation. The analysis showed, among other things, that for the trailing 12-month period and year projected 1994 and 1995, the price to earnings ratio for Norwest was 11.35, 10.60, and 9.24 respectively, compared to 10.93, 10.60, and 9.22 for the Index Group, respectively. The price to book value for Norwest was 233.7% compared to 185.0% for the Index Group. The common dividend yield for Norwest was 2.9% compared to 3.6% for the Index Group. The consensus of research analysts' projections of five years earnings growth rate was 12.0% for Norwest compared to 10.3% for the Index Group. The return on average equity for Norwest was 21.6% compared to 17.4% for the Index Group. The ratio of equity to assets for Norwest was 6.9% compared to 8.1% for the Index Group.

       Subsequent Evaluation of the Norwest Offer

       Prior to signing the Merger Agreement, the Goldenbanks Board met on November 15, 1994, to discuss the Norwest offer. At this meeting, Wallach noted that the trading price of Norwest Common Stock had declined 10.2% from $25.625 on September 26, 1994, the date of signing the letter of intent with Norwest, to $23.00 at the time of the November 15, 1994, board meeting. Consequently, the total value of the offer had declined 10.2% over this same period.

       Subsequent Evaluation of the Norwest Offer

       Prior to signing the Merger Agreement, the Goldenbanks Board met on November 15, 1994, to discuss the Norwest offer. At this meeting, Wallach noted that the trading price of Norwest Common Stock had declined 10.2% from $25.625 on September 26, 1994, the date of signing the letter of intent with Norwest, to $23.00 at the time of the November 15, 1994, board meeting. Consequently, the total value of the offer had declined 10.2% over this same period.

       At this meeting, Wallach also discussed the general decline in public bank stock prices since early September 1994 and presented data comparing the decline in Norwest stock with an index of active bank acquirors in the Rocky Mountain area. During the same period Norwest declined 10.2%, the index declined 7.9%. The index included Banc One Corporation, Boatmen's Bancshares, Inc., First Bank System, Inc., First Security Corporation, FirsTier Financial, Inc., and KeyCorp.

       At this meeting Wallach also noted that the prices for the common stocks of the other two companies which had made stock-for-stock offers to acquire Goldenbanks had declined on average by 13.6%. Thus, based on closing prices on November 15, 1994, and assuming no change in the exchange ratios offered by the other two companies in September 1994, the theoretical value of the offers made by the other two companies was less than the value of Norwest's offer.

       Wallach estimated the value of the Norwest offer at the November 15, 1994, meeting of the Goldenbanks Board at $45.71 per share. Based upon this value, the estimated multiple of 12-month earnings for Goldenbanks for the period ended June 30, 1994, had declined from 15.25 on September 26, 1994, to
  13.69 at November 15, 1994. The multiple of book value at June 30, 1994, had declined from 255.7% to 229.5%. While recognizing the price decline in Norwest Common Stock from September 26, 1994, to November 15, 1994, Wallach advised the Board that it was still of the opinion that the Norwest offer was fair to the Goldenbanks stockholders from a financial point of view and rendered its opinion to that effect on November 22, 1994.

       Recent Norwest Offer Price

       Based on the closing price of Norwest Common Stock on March 3, 1995, of $25.625 and the Norwest exchange ratio of 1.9876, the resulting exchange offer price for Goldenbanks was $50.93. The implied multiple of trailing 12-month earnings (excluding cumulative effect of accounting change) for the period ended June 30, 1994, was 15.25. The implied multiple of book value per share at June 30, 1994, was 255.7%. Wallach is of the opinion that the Exchange Ratio is fair to Goldenbanks stockholders from a financial point of view.

       Wallach believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by them could create an incomplete view of the process underlying the preparation of its fairness opinion. No company or transaction used in the company comparable transaction analysis is identical to Goldenbanks, Norwest, or the Merger. Accordingly, in its analysis, Wallach used complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared.

       The terms of the engagement of Wallach were set forth in an engagement letter dated February 8, 1994. Pursuant to that letter, if the Merger is consummated, Goldenbanks will pay a transaction fee of 1.15% of the purchase price. Wallach has received a monthly retainer of $7,500 since February 1994, which amount shall be credited against the transaction fee if the Merger is consummated. Goldenbanks has also agreed to reimburse Wallach for its out-of-pocket expenses and to indemnify Wallach against certain liabilities under the federal securities laws.


  Effective Date and Time of the Merger

       Subject to the terms and conditions of the Merger Agreement, the Effective Date will be the date on which a Certificate of Merger is filed with the Secretary of State of the State of Delaware. The filing will be made within five business days following the satisfaction or waiver of all conditions of the Merger Agreement or on such other date upon which the parties agree, and the time at which such filing will be made is hereinafter referred to as the "Time of Filing." The Effective Time will be 11:59 p.m., Denver, Colorado time, on the Effective Date. Norwest and Goldenbanks anticipate that the closing will occur as soon as practicable following the Special Meeting. See "Terms of the Merger," "Conditions to the Merger," and "Regulatory Approvals."

  Surrender of Certificates

       As soon as practicable after the Effective Time, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of Goldenbanks Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

       STOCKHOLDERS OF GOLDENBANKS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

       Upon surrender to the Exchange Agent of one or more certificates for Goldenbanks Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

       All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time will be paid to the former stockholders of Goldenbanks entitled to receive certificates for shares of Norwest Common Stock until such stockholders surrender their certificates representing shares of Goldenbanks Common Stock. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  Conditions to the Merger

       The Merger will occur only if the Merger Agreement is approved by the requisite vote of the holders of Goldenbanks Common Stock. Consummation of the Merger is subject to the satisfaction of certain conditions, most of which are customary in transactions such as the Merger. Such conditions may be waived by the parties to the extent that waiver is permitted by applicable law. Conditions to the obligations of both parties to consummate the Merger include, but are not limited to, (i) approval of the Merger Agreement by the requisite vote of stockholders of Goldenbanks, (ii) the receipt of all necessary regulatory approvals, including the approval of the Merger by the Federal Reserve Board, and the expiration of all applicable waiting and appeal periods, and (iii) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement.

       Goldenbanks's obligation to consummate the Merger is also subject, among other things, to (i) the receipt of an opinion of counsel for Goldenbanks to the effect that for federal income tax purposes the Merger will be a tax-free reorganization and (ii) the receipt of an opinion of Wallach, dated effective as of the date of mailing of this Proxy Statement-Prospectus, that the consideration to be received by the Goldenbanks stockholders in the Merger is fair from a financial point of view.

       Norwest's obligation to consummate the Merger is also subject, among other things, to (i) the qualification of the Merger as a pooling-of-interests for accounting purposes and the receipt from KPMG Peat Marwick LLP and Deloitte & Touche LLP, Norwest's and Goldenbanks's respective independent auditors, of letters to that effect; (ii) the total number of shares of Goldenbanks Common Stock (including phantom shares and other share equivalents) outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents not having exceeded 1,366,932; (iii) the receipt of a certificate from the Goldenbanks's Chief Executive Officer and Goldenbanks's Chief Financial Officer concerning the financial information of Goldenbanks included in this Proxy Statement-Prospectus and the absence of any material changes in such information since the date of Goldenbanks most recent interim financial statements; (iv) the absence of any reasonable basis for any proceeding, claim, or action seeking to impose, or that could reasonably be expected to result in the imposition, on Goldenbanks or any of its subsidiaries of any liability arising from the release of hazardous substances under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect on Goldenbanks and its subsidiaries taken as a whole; (v) the requirement that Goldenbanks and its subsidiaries taken as a whole shall not have sustained since June 30, 1994, any material loss or interference with its business from any civil disturbance or any fire, explosion, flood, or other calamity, whether or not covered by insurance; (vi) the absence, since June 30, 1994, of any change, other than changes in banking laws or regulations that affect the banking industry generally or changes in the general level of interest rates, or any circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of Goldenbanks and its subsidiaries taken as a whole; and (vii) the repayment in full, as of the Effective Time, of certain long-term debt of Goldenbanks, payable to Boatmen's First National Bank of Oklahoma (the "Boatmen's Debt").

  Regulatory Approvals

       Transactions such as the Merger are subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. By letter dated February 23, 1995, the Federal Reserve Board informed Norwest that it had approved the Merger.

       In addition, the Merger is subject to the approval of the Colorado State Banking Board under the Colorado Bank Holding Company Act (the "CBHCA"), which regulates the acquisition of banks in Colorado by out-of-state bank holding companies. The Colorado State Banking Board has issued a Certificate of Authority, dated February 16, 1995, certifying that the Merger complies with the provisions of the CBHCA.

       The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

       Norwest and Goldenbanks are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to the Merger," "Effective Date and Time of the Merger," and "Waiver, Amendment, and Termination."

  Conduct of Business Pending the Merger

       Under the Merger Agreement, each of Goldenbanks and its subsidiaries is obligated to maintain the general character of its business and conduct its business in the ordinary and usual manner; and Norwest is obligated to conduct and to cause its subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules, and ordinances, and by judicial orders, judgments, and decrees applicable to them, their businesses, or their properties.

  Certain Covenants

       The Merger Agreement includes a number of covenants which are customary in transactions such as the Merger. The Merger Agreement provides, among other things, that, prior to the Closing Date, Goldenbanks will (i) not pay dividends or make any other distribution with respect to its capital stock except as specifically permitted by the Merger Agreement; (ii) establish such additional accruals and reserves as may be necessary to conform Goldenbanks's accounting and credit loss practices to those of Norwest and Norwest's plans with respect to the conduct of Goldenbanks's business following the Merger and to provide for costs and expenses related to the consummation of the transactions contemplated by the Merger Agreement; (iii) obtain and deliver environmental assessment reports (the "Environmental Reports") on certain properties and pay the amount by which the aggregate cost of such reports exceeds $50,000; (iv) obtain, where necessary, and deliver title commitments and boundary surveys (the "Commitments and Surveys") for each of its bank facilities; and (v) amend certain of the change in control, termination, and health coverage provisions of the Goldenbanks of Colorado, Inc. Salary Continuation Plan (the "Salary Plan") dated November 16, 1993, as amended through December 14, 1993, effective immediately prior to the Effective Time, as provided in the Merger Agreement.

       Goldenbanks has also agreed, without the prior written consent of Norwest, not to (i) make any new loan or modify, restructure, or renew any existing loan, if the resulting loan, when aggregated with all other extensions of credit to such borrower, would exceed $400,000; (ii) authorize or incur any long-term debt, except in the ordinary course of business; (iii) amend or terminate, or make any contributions to Goldenbanks's employee benefit plans, except as permitted by the Merger Agreement; (iv) enter into any material contracts in excess of $10,000 except in the ordinary course of business and in accordance with existing policies and procedures; and (v) make any investments except investments by banking subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less.

       The Merger Agreement also includes a number of covenants of Norwest which are customary in transactions such as the Merger. The Merger Agreement provides, among other things, that, prior to the Closing Date, Norwest will
  (i) give Goldenbanks written notice of the receipt of all regulatory approvals; (ii) permit Goldenbanks and its representatives to examine Norwest's books, records, and properties, and to interview Norwest's officers, employees, and agents, for a period of up to 15 days prior to the Closing Date; and (iii) pay the first $50,000 of the cost of the Environmental Reports and the entire cost of the Commitments and Surveys.

  No Solicitation

       Goldenbanks has agreed in the Merger Agreement that neither it nor any of its subsidiaries, nor any director, officer, representative, or agent of Goldenbanks or any of its subsidiaries, will solicit, authorize the solicitation of, or, except to the extent, based on advice of counsel, legally advisable for the discharge of the fiduciary duties of the Goldenbanks Board, enter into any discussions with any party other than Norwest concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of common stock, or any other equity security of Goldenbanks or any of its subsidiaries; (ii) to make a tender or exchange offer for any shares of such common stock or other equity security; (iii) to purchase, lease, or otherwise acquire the assets of Goldenbanks or any of its subsidiaries except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with Goldenbanks or any of its subsidiaries.

  Waiver, Amendment, and Termination

       The parties may, in writing, give any consent, take any action with respect to termination of the Merger Agreement, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Merger Agreement.

       At any time before the Time of Filing the parties may amend the Merger Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that the Goldenbanks Board does not intend to make any such amendment after approval of the Merger by Goldenbanks stockholders which might adversely affect the consideration to be received by Goldenbanks stockholders.

       The Merger Agreement provides that it may be terminated at any time prior to the Time of Filing (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Merger shall not have been consummated by October 1, 1995, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger Agreement; (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; or (iv) by Goldenbanks, within five business days after the Special Meeting, if the Norwest Measurement Price is less than $21.00. The "Norwest Measurement Price" is the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 15 trading days ending on the day immediately preceding the day of the Special Meeting.

  Effect on Employee Benefit Plans

       The Merger Agreement provides that, following the Effective Time, subject to any eligibility requirements applicable to such plans, employees of Goldenbanks shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Merger Agreement. The eligible employees of Goldenbanks shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Date. It is Norwest's intent that Goldenbanks employees continue to participate in Goldenbanks's employee benefit plans until entering the Norwest plans to avoid gaps in coverage.

       Messrs. Fortune and Gagon and certain other executive officers and employees of Goldenbanks participate in the Salary Plan. After the sale of one or more of Goldenbanks's banking subsidiaries or the occurrence of a change in control of Goldenbanks and upon termination of employment, the participants will receive certain benefits. Each of Messrs. Fortune and Gagon will receive the following three benefits:

       (a) A lump sum payment of 2.95 times his base amount (the average of his annualized includable compensation pursuant to Section 280G of the Internal Revenue Code for the most recent five tax years);

       (b) The transfer to him of the company-owned vehicle being driven by him at the date of the sale or change in control; and

       (c) Payment of the premiums for health and accident insurance on the coverage then in effect for him for a period of three years.

  A change in control is defined as a change in voting stock ownership in the amount of 50% or more. Termination means termination for any reason. Goldenbanks has agreed in the Merger Agreement to amend certain of the change in control, termination, and health coverage provisions of the Salary Plan effective immediately prior to the Effective Time.

       No employee of Goldenbanks who is a participant in the Salary Plan shall be eligible to participate in the Norwest Severance Pay Plan unless such Goldenbanks employee expressly waives all rights under the Salary Plan.

       Eligible Goldenbanks employees shall receive credit for past service for the purpose of determining certain benefits under Norwest's benefit plans.

  Interests of Certain Persons in the Merger

       Certain members of Goldenbanks's management and the Goldenbanks Board may be deemed to have interests in the Merger in addition to their interests, if any, as stockholders of Goldenbanks generally. The Goldenbanks Board was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement and the transactions contemplated thereby.

       Employment Agreements

       Messrs. William J. Fortune, President and Chief Executive Officer of Goldenbanks, and G. Scott Gagon, Executive Vice President of Goldenbanks, have entered into employment agreements with Goldenbanks and Norwest. These agreements become effective upon the Effective Time and end at the completion of 50 weeks. Messrs. Fortune and Gagon will each receive base salaries of $135,000 per year and be eligible for an annual bonus under the Norwest Incentive Compensation Plan of a minimum of 25% and up to a maximum of 37.5% of base compensation. Messrs. Fortune and Gagon are each to be granted options to purchase 8,000 shares of Norwest Common Stock, 50% of which will become first exercisable on the first anniversary of the Effective Date with the balance to become exercisable on the second anniversary of the Effective Date (assuming they are still employed by Norwest or its affiliates). Messrs. Fortune and Gagon have each agreed, for a period of one year following the term of his respective employment agreement or the date on which he terminates his employment with Goldenbanks or a Norwest affiliate, not to engage in the business of banking in Jefferson and Gilpin Counties, Colorado. For these agreements not to compete, Messrs, Fortune and Gagon are each to receive a lump sum payment equal to his annual base compensation.

       Indemnification, Insurance

       In the Merger Agreement, Norwest has agreed that all rights to indemnification and all limitations of liability in the Goldenbanks Certificate of Incorporation or By-Laws, existing in favor of any person who is, has been or becomes prior to the Effective Date, a director or officer of Goldenbanks or any Goldenbanks subsidiary, shall survive the Merger and continue in full force and effect. These rights to indemnification and limitations of liability are to survive with respect to all claims arising from (i) facts or events that occurred before the Effective Date, or (ii) the Merger Agreement or the transaction contemplated thereby.

       Norwest has also agreed, for a period of three years after the Effective Date, to use its best efforts to cause to be maintained in effect the current policies of directors and officers liability insurance maintained by Goldenbanks (provided that Norwest may substitute therefor policies of at least the same coverage and amounts, containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Date. However, Norwest is not obligated to expend, in order to maintain such insurance coverage, an amount per year in excess of 125% of the amount of the annual premiums paid as of the date hereof by Goldenbanks (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest is obligated to use reasonable efforts to obtain as much comparable insurance as can be obtained for the Maximum Amount.

  Management and Operations After the Merger

       As of the Effective Time, Goldenbanks will become a subsidiary of Norwest and the banking subsidiaries of Goldenbanks will become indirect subsidiaries of Norwest. After the Closing, the banking subsidiaries of Goldenbanks will continue to operate at their present locations, providing products and services offered by Norwest affiliates. See "Terms of the Merger."

  Stock Option Agreement Between Norwest and Goldenbanks

       As an inducement and a condition to Norwest's entering into the Merger Agreement, Goldenbanks and Norwest entered into a Stock Option Agreement, dated as of November 22, 1994, pursuant to which Goldenbanks granted Norwest an option (the "Option") entitling Norwest to purchase up to 272,019 shares of Goldenbanks Common Stock (the "Option Shares") at a price of $40.50 per share, subject to adjustment under certain circumstances. Norwest may exercise the Option at any time after the occurrence of a Purchase Event. For purposes of the Option Agreement a "Purchase Event" occurs when (i) any person (other than Norwest or any of its subsidiaries) acquires 20% or more of the outstanding shares of Goldenbanks Common Stock, provided, however, that this clause does not apply to any stockholder of Goldenbanks who had, on November 22, 1994, beneficial ownership of at least 20% of the outstanding shares of Goldenbanks Common Stock unless such stockholder acquires beneficial ownership or the right to acquire beneficial ownership of an additional 10% or more of the outstanding shares of Goldenbanks Common Stock after November 22, 1994; (ii) Goldenbanks or any of its subsidiaries, without Norwest's prior written consent, shall have entered into an agreement with a third party to effect a
  (x) merger or consolidation involving Goldenbanks or any of its subsidiaries,
  (y) a purchase, lease, or other acquisition of all or substantially all of the assets of Goldenbanks or any of its subsidiaries, or (z) a purchase or other acquisition, other than in connection with an internal merger or consolidation, of securities representing 20% or more of the voting power of Goldenbanks or any of its subsidiaries; or (iii) the Goldenbanks Board shall have recommended that the stockholders of Goldenbanks approve any of the transactions described in clause (ii) above with a third party.

       The Option Agreement will terminate at the earliest to occur of (i) the time immediately prior to the Effective Time, (ii) six months after the first occurrence of a Purchase Event, (iii) 18 months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event,
  (iv) termination of the Merger Agreement prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than termination by Norwest in certain circumstances), or (v) 12 months after the termination of the Merger Agreement by Norwest due to Goldenbanks's failure to perform or observe in all material respects its covenants and obligations thereunder.

       "Preliminary Purchase Event" means certain events involving Goldenbanks, occurring after November 22, 1994, that are inconsistent with Goldenbanks's intent to consummate the Merger or actions by third parties evidencing an intent to acquire control of
  Goldenbanks: (i) Goldenbanks or any of its subsidiaries, without Norwest's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with a party other than Norwest or any of its subsidiaries or the Goldenbanks Board shall have recommended that the stockholders of Goldenbanks approve an Acquisition Transaction with a third party, (ii) any party (other than Norwest or any of its subsidiaries, or a stockholder of Goldenbanks who had, on November 22, 1994, beneficial ownership of at least 9.9% of the outstanding shares of Goldenbanks Common Stock unless such stockholder acquires beneficial ownership, or the right thereto, of an additional 10% or more of the outstanding shares of Goldenbanks Common Stock after November 22, 1994) shall have acquired beneficial ownership, or the right thereto, of 10% or more of the outstanding shares of Goldenbanks Common Stock; (iii) any party other than Norwest or any of its subsidiaries shall have made publicly a proposal to Goldenbanks or its stockholders to engage in an Acquisition Transaction or shall have filed a registration statement under the Securities Act of 1933 (the "Securities Act") relating to a tender officer or exchange offer that could result in such party's owning or controlling 10% or more of the then outstanding shares of Goldenbanks Common Stock; (iv) after a proposal is made by a third party to Goldenbanks or its stockholders to engage in an Acquisition Transaction, (x) Goldenbanks shall have breached any of its covenants or obligations in the Merger Agreement and such breach would entitle Norwest to terminate the Merger Agreement or (y) the stockholders of Goldenbanks shall not have approved the Merger Agreement, the stockholder meeting for the purpose of voting on such approval shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or the Goldenbanks Board shall have withdrawn or modified in a manner adverse to Norwest its recommendation to the stockholders of Goldenbanks; (v) any party other than Norwest or any of its subsidiaries, without Norwest's prior written approval, shall have filed an application with any governmental authority or regulatory or administrative body for approval to engage in an Acquisition Transaction; or (vi) the Goldenbanks Board does not recommend that the stockholders of Goldenbanks approve the Merger Agreement, unless such failure shall be due to the receipt by such Board of an unfavorable opinion from Wallach concerning the fairness of the Exchange Ratio and such unfavorable opinion was not given in anticipation of a Preliminary Purchase Event. "Acquisition Transaction" means (i) merger or consolidation involving Goldenbanks or any of its subsidiaries, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of Goldenbanks or any of its subsidiaries or (iii) a purchase or other acquisition, other than in connection with an internal merger or consolidation, of securities representing 10% or more of the voting power of Goldenbanks or any of its subsidiaries.

       Under the BHC Act, Norwest may not acquire 5% or more of the outstanding shares of Goldenbanks without the prior approval of the Federal Reserve Board. Certain other regulatory approvals may also be required before any acquisition under the Option Agreement could be completed.

       The Option may not be assigned by Norwest or by Goldenbanks without the express written consent of the other party to the Option Agreement, except that Norwest may assign its rights under the Option Agreement in whole or in part after the occurrence of certain events and, in certain cases, after Norwest gives Goldenbanks the right of first refusal to purchase the rights on the same terms and price which Norwest proposes to transfer such rights to a third party. Goldenbanks's right of first refusal does not apply to the following dispositions by Norwest: (i) a widely dispersed public distribution,
  (ii) a private placement in which no party acquires the right to purchase in excess of 2% of the outstanding Goldenbanks Common Stock, or (iii) an assignment to a broker or investment banker for the purpose of conducting a widely dispersed public distribution on Norwest's behalf. After a Purchase Event, Norwest (on behalf of itself or any subsequent holder) may require Goldenbanks to prepare and keep current for up to 180 days a registration statement under the Securities Act in form and substance appropriate and customary under the circumstances covering the Option Shares and to use its best efforts to cause such registration statement to remain current for up to 180 days in order to facilitate the disposition of the Option Shares. Upon such demand, Goldenbanks must effect such registration statement promptly, subject to certain exceptions. Norwest is entitled to two such registration statements. Upon the occurrence of a Purchase Event, subject to certain exceptions, and prior to termination of the Option, at the request of Norwest, Goldenbanks will be obligated (i) to repurchase the Option and any Option Shares theretofore purchased pursuant to the Option at prices determined as set forth in the Option Agreement and (ii) to reimburse up to $500,000 in fees and expenses incurred by Norwest in connection with the Merger. In the event that Norwest exercises the repurchase rights described above, Goldenbanks will thereafter be required to pay the required amount or the portion thereof that Goldenbanks is not then prohibited from so paying under applicable law and regulation or as a consequence of administrative policy.

       In the event that prior to termination of the Option, Goldenbanks enters into an agreement (i) to consolidate with or merge into any party, other than Norwest or any of its subsidiaries, and is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any party, other than Norwest or any of its subsidiaries, to merge into Goldenbanks and Goldenbanks is the surviving corporation, but, in connection with such merger, the then outstanding shares of Goldenbanks Common Stock are changed into or exchanged for stock or other securities of any other party or cash or any other property, or the then outstanding shares of Goldenbanks Common Stock will after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its or any material subsidiary's assets to any party, other than Norwest or any of its subsidiaries, then the agreement governing such transaction must make proper provision so that the Option, upon consummation of such transaction, will be converted into, or exchanged for, an option (a "Substitute Option"), at the election of Norwest, to acquire stock of either (x) the acquiring corporation or (y) any party that controls the acquiring corporation. The Substitute Option will be exercisable for shares of the Substitute Option issuer's common stock in such number and at such exercise price as determined by the Option Agreement and will otherwise have the same terms as the Option to the extent permitted by law.

       To the best of Goldenbanks's and Norwest's knowledge, no Preliminary Purchase Event or Purchase Event has occurred as of the date hereof.

       The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement and may discourage persons from proposing a competing offer to acquire Goldenbanks, even if such offer involves a higher price per share of Goldenbanks Common Stock than the consideration contemplated by the Merger Agreement. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring Goldenbanks compared to its cost had Goldenbanks not entered into the Option Agreement. Goldenbanks believes that the exercise of the Option would likely prohibit any acquiror from accounting for an acquisition of, or merger with, Goldenbanks using the pooling-of-interests accounting method for a period of up to two years. This could discourage or preclude an acquisition of Goldenbanks by other organizations.

  Certain Differences in Rights of Stockholders

       If the holders of Goldenbanks Common Stock approve the Merger Agreement and the Merger is subsequently consummated, all stockholders of Goldenbanks will become stockholders of Norwest. Each of Norwest and Goldenbanks is a corporation organized under and governed by the Delaware General Corporation Law (the "DGCL"). The following summary describes certain differences between holding Norwest Common Stock and Goldenbanks Common Stock to the extent such differences arise because of differences between Norwest's Certificate of Incorporation (the "Norwest Certificate"), By-Laws, and rights plan and Goldenbanks's Certificate of Incorporation (the "Goldenbanks Certificate") and By-Laws. This summary is qualified in its entirety by reference to the DGCL, the Norwest Certificate, Norwest's By-Laws and rights plan, and the Goldenbanks Certificate and By-Laws.

       Authorized Stock

       Goldenbanks. The Goldenbanks Certificate authorizes the issuance of 3,000,000 shares of common stock, par value $.05 per share, and 300,000 shares of preferred stock. As of December 31, 1994, there were 1,366,932 shares of Goldenbanks Common Stock issued and outstanding. The Goldenbanks Board is authorized to issue preferred stock in one or more series without stockholder action and to fix various terms with respect to each series, including voting powers, designations, preferences, dividend rates, conversion and exchange provisions, and the amounts which holders are entitled to receive upon any liquidation, dissolution, or winding up of Goldenbanks. There are no outstanding shares of preferred stock.

       Norwest. Norwest's Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock, par value $1 2/3 per share, and 5,000,000 shares of preferred stock, without par value ("Preferred Stock").
  At December 31, 1994, 323,084,474 shares of Common Stock were issued, of which 309,144,857 were outstanding, and 13,939,617 were held as treasury shares, and 3,265,065 shares of Preferred Stock were outstanding, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 980,000 shares of Cumulative Tracking Preferred Stock (of which 125,000 shares are held by a subsidiary of Norwest), 1,143,675 shares of Cumulative Convertible Preferred Stock, Series B, and 14,265 shares of ESOP Cumulative Convertible Preferred Stock. In addition, 1,250,000 shares of Preferred Stock are reserved for issuance under the Rights Agreement dated as of November 22, 1988, between Citibank, N.A. as Rights Agent, and Norwest (the "Rights Agreement"). Norwest has also authorized for issuance from time to time and registered with the Commission an additional 1,700,000 shares of Preferred Stock. Norwest has also authorized for issuance from time to time and registered or filed for registration with the SEC, pursuant to two universal shelf registration statements, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price, as of December 31, 1994, not to exceed $1,825,000,000. The Shelf Securities may be issued as Preferred Stock or as securities convertible into shares of Preferred Stock or Common Stock. Based on the current number of shares of Preferred Stock authorized for issuance under Norwest's Certificate of Incorporation, the maximum number of shares of Preferred Stock and Common Stock, respectively, that could be issued pursuant to the effective shelf registration statements, when added to shares of Preferred Stock and Common Stock already reserved for issuance, issued, or outstanding, could not exceed respectively, 5,000,000 shares of Preferred Stock and 500,000,000 shares of Common Stock. All or any portion of the authorized but unissued Preferred Stock or Shelf Securities issuable as Preferred Stock or convertible into Preferred Stock or Common Stock, may be issued by the Board of Directors of Norwest without further action by stockholders.

  Holders of Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of Common Stock. The relative rights and preferences of any Preferred Stock issued in the future may be established by Norwest's Board of Directors without stockholder action. Although Norwest has no current plans for the issuance of any shares of Preferred Stock, except as disclosed in this Prospectus, such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of the Common Stock.

       Subject to any prior rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as are declared by Norwest's Board of Directors out of funds legally available for that purpose. For information concerning legal limitations on the ability of Norwest's banking subsidiaries to supply funds to Norwest, see "CERTAIN REGULATORY CONSIDERATIONS." Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any Preferred Stock, in the event of liquidation, dissolution, or winding up of Norwest, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by Norwest. The outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A. Each share of Common Stock also includes, and each share offered hereby will include, a right to purchase certain Preferred Stock. See "Rights Plans--Norwest" below.

       The foregoing description of the material terms of the Common Stock does not purport to be complete and is qualified in its entirety by reference to Article Fourth of Norwest's Certificate of Incorporation.

       Election and Removal of Directors

       The DGCL provides that directors are elected by a plurality of the votes of the shares entitled to vote on such election present in person or by proxy at the meeting at which directors are elected. In addition, stockholders of a Delaware corporation, unless the corporation's Certificate of Incorporation otherwise provides, are entitled to one vote for each share of capital stock held, and are also entitled to exercise cumulative voting rights for directors, if the corporation's Certificate of Incorporation permits such cumulative voting. The DGCL also permits removal of any director or all directors of a Delaware corporation by the holders of a majority of the shares entitled to vote for directors and permits vacancies on the board of directors to be filled by a majority of the directors then in office.

       Goldenbanks. Goldenbanks currently has 5 directors, divided into three classes. The members of each class serve for three-year terms. The Goldenbanks Certificate provides for cumulative voting in the election of directors to the Goldenbanks Board. Each holder of Goldenbanks Common Stock is entitled to one vote per share multiplied by the number of directors to be elected and may cast all of such votes for a single candidate or distribute them among two or more candidates as such stockholder deems fit.

       Under the Goldenbanks Certificate, any director, the directors in any class of directors, or the entire Board of Directors may be removed by the affirmative vote of the holders of not less than two-thirds of the voting power of the outstanding shares entitled to vote at an annual election of directors. If less than the entire Board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director is a member.

       Vacancies on the Goldenbanks Board may be filled by a majority vote of the directors then in office, provided the number of directors then in office is not less than a quorum of the whole Board. Vacancies resulting from removal by a vote of the stockholders may be filled by the stockholders at the same meeting at which removal occurs.

       Norwest. Norwest currently has 17 directors who serve for one-year terms. Norwest's Certificate does not permit cumulative voting in the election of directors to the Norwest Board, and each shareholder of Norwest may cast one vote in the election of directors for each share held of record by such shareholder. Under Norwest's By-Laws, any or all directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies on the Norwest Board may be filled by a majority vote of the directors then in office.

       Rights Plans

       Goldenbanks. Unlike Norwest, Goldenbanks has not adopted any shareholder rights plan or issued any similar rights to the holders of Goldenbanks Common Stock. One Norwest Right (as defined below) will be attached to each share of Norwest Common Stock issued in the Merger to Goldenbanks stockholders.

       Norwest. On November 22, 1988, the Norwest Board declared a dividend of one preferred share purchase right (collectively, the "Norwest Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common stock issued subsequent to that date, including those to be issued in the Merger, receive the Norwest Rights with their shares. The Norwest Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances. The Norwest Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Norwest Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Norwest Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Norwest Rights may, but are not intended to, deter takeover proposals.

       Until exercised, the Norwest Rights, in and of themselves, do not confer any rights on their holders as stockholders of Norwest including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Norwest Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). The purchase price for each one four-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Norwest Rights outstanding and the number of Junior Preferred Shares issuable upon exercise of the Norwest Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.

       The Norwest Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Norwest Board prior to the time the Norwest Rights become exercisable. The Norwest Rights have certain additional features that will be triggered upon the occurrence of specified events:

            (1) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Norwest Rights permit holders of the Norwest Rights, other than such person or group, to acquire shares of Norwest Common Stock at 50% of such shares' market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

            (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Norwest Right, other than Norwest Rights owned by such acquiror, for one share of Norwest Common Stock or one two-hundredth of a Junior Preferred Share.

            (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Norwest Rights permit holders of the Norwest Rights to purchase the stock of the acquiror at 50% of such shares' market value.

       The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Norwest Common stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

       At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Board of Directors may redeem the Norwest Rights in whole, but not in part, at a price of $.0025 per Norwest Right (the "Redemption Price"). The redemption of the Norwest Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Norwest Rights, the right to exercise such Rights will terminate and the only remaining right of the holders of Norwest Rights will be to receive the Redemption Price.

       The Norwest Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Norwest Rights may be amended by the Board of Directors without the consent of the holders of the Norwest Rights.

       Required Vote for Authorization of Certain Actions

       Under the DGCL, the vote of a majority of the outstanding shares of the capital stock of a Delaware corporation entitled to vote thereon generally is required to approve certain fundamental changes to the corporation, including a merger or consolidation (except in certain limited circumstances described below), the sale, lease, or exchange of all or substantially all of the corporation's assets, a dissolution, or an amendment to the corporation's Certificate of Incorporation, unless such certificate requires the vote of a greater percentage of the corporation's outstanding capital stock entitled to vote on such matters. With respect to a merger, no vote of the stockholders of a Delaware corporation is required if such corporation is the surviving corporation in the merger and (1) the related agreement of merger does not amend the corporation's Certificate of Incorporation, (2) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of the corporation after the merger, and (3) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of such corporation's capital stock outstanding immediately before the merger. Set forth below is a summary of the voting rights of stockholders of Goldenbanks and Norwest, respectively, and of the required vote for authorization of the foregoing actions and other matters, pursuant to the DGCL, the Goldenbanks Certificate and the Norwest Certificate.

       In addition to being subject to the laws of Delaware, both Goldenbanks and Norwest, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions. See "CERTAIN REGULATORY CONSIDERATIONS."

       Goldenbanks. Under Delaware law, the vote of a majority of the outstanding shares of Goldenbanks Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Goldenbanks, the sale, lease, or exchange of substantially all of Goldenbanks' corporate assets or an amendment to the Goldenbanks Certificate.

       The Goldenbanks Certificate requires that any business combination (which includes mergers, consolidations, and certain sales of assets) between Goldenbanks and any interested stockholder (generally the beneficial owner of 10% or more of Goldenbanks Common Stock) must be approved by the vote of 80% or more of the outstanding capital stock entitled to vote thereon. This higher vote is not required if the proposed business combination has been approved by a majority of Goldenbanks's disinterested directors. The Merger has been so approved and the higher vote requirement does not apply to the Merger.

       Norwest. As described above with respect to Delaware law, the vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest, the sale, lease, or exchange of substantially all of Norwest's corporate assets, or an amendment to Norwest's Certificate of Incorporation. Furthermore, no vote of the stockholders of Norwest is required in connection with a merger if Norwest is the survivor and the conditions stated above are met.

       Appraisal Rights

       Pursuant to section 262 of the DGCL, a holder of capital stock of a Delaware corporation is generally entitled to receive payment of the appraised value of his or her shares if such stockholder dissents from a merger or consolidation and complies with the procedures set forth in Section 262 of the DGCL for exercising such rights. However, appraisal rights are not available in merger or consolidation transactions to holders of (a) shares either listed on a national stock exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 persons, or (b) shares of the corporation surviving a merger unless, in either case, holders of such stock are required by the terms of the merger or consolidation to accept anything other than (i) shares of the surviving or resulting corporation; (ii) shares of stock of another corporation so listed or held of record by not fewer than 2,000 persons; and/or (iii) cash in lieu of fractional shares of such corporations. Appraisal rights are not available for a sale of assets or an amendment to the certificate.

       Goldenbanks. Because Goldenbanks Common Stock is traded on the NASDAQ/NMS, holders of Goldenbanks Common Stock are not, subject to such express exceptions, entitled to appraisal rights.

       Norwest. Similarly, shares of Norwest Common stock are listed on the NYSE and the CHX (both of which are national securities exchanges), and Norwest currently has more than 2,000 stockholders of record. Accordingly, holders of Norwest Common Stock are not, subject to the express exceptions noted above, currently entitled to any rights of appraisal in connection with proposed mergers or consolidations involving Norwest.

       Special Meetings

       The DGCL provides that special meetings of stockholders may be called by the Board of Directors of the corporation, or by the person or persons authorized by the corporation's certificate of incorporation or by-laws.

       Goldenbanks. The By-Laws of Goldenbanks provide that a special meeting of stockholders shall be called by the President or the Secretary, upon the written request of a majority of the Board of Directors. Thus stockholders of Goldenbanks do not have the right to call a special meeting.

       Norwest. The By-Laws of Norwest provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors. Accordingly, holders of Norwest Common stock do not have the right to call a special meeting.

       Limitation of Director Liability and Indemnification

       The DGCL provides that directors, officers and other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. In the case of derivative actions, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL. Both Goldenbanks and Norwest have provisions in their respective Certificates of Incorporation limiting the liability of directors for monetary damages for breach of their fiduciary duty and providing for indemnification of such director in certain circumstances. Descriptions of these provisions in the Goldenbanks Certificate and the Norwest Certificate are set forth below.

       Goldenbanks. The Goldenbanks Certificate provides that a director shall not be personally liable to Goldenbanks or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of a director's duty of loyalty to Goldenbanks or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. This provision protects Goldenbanks directors against personal liability for monetary damages for breaches of their duty of care. However, it does not eliminate the directors' duty of care. This provision of the Goldenbanks Certificate has no effect on the availability of equitable remedies, such as an injunction or a rescission, based on a director's breach of his or her duty of care.

       The Goldenbanks Certificate provides that Goldenbanks possesses and may exercise all powers of indemnification, including the power to advance expenses and to maintain insurance, provided from time to time in the DGCL, including the powers that existed under Section 145 of the DGCL as of the date of incorporation of Goldenbanks. Under the Goldenbanks By-Laws, Goldenbanks must indemnify each person who was or is made a party to any threatened, pending, or completed action, suit, or proceeding because he or she is or was a director, officer, employee, or agent of Goldenbanks (or was serving at the request of Goldenbanks as a director, officer, employee, or agent of another entity) while serving in such capacity against expenses (including attorneys'
  fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Goldenbanks, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Goldenbanks By-Laws also provide that Goldenbanks shall indemnify any person who was or is a party to any threatened, pending, or completed action by or in the right of Goldenbanks by reason of the fact such person is or was a director, officer, employee, or agent of Goldenbanks, or is or was serving at the request of Goldenbanks as a director, officer, employee, or agent of another entity, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Goldenbanks. No indemnification may be made in respect of any matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Goldenbanks unless and only to the extent the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. The Goldenbanks By-Laws also provide that Goldenbanks may pay expenses in defending the proceedings specified above in advance of their final disposition, if the director or officer undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       Pursuant to Goldenbanks By-Laws and the Goldenbanks Certificate, Goldenbanks may maintain insurance, at its expense, to protect itself and any directors, officers, employees, or agents of Goldenbanks or any other entity, against expense, liability, or loss, regardless of whether Goldenbanks has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

       The right to indemnification is not inclusive of any other right which any person may have or acquire under any statute, provision of the Goldenbanks Certificate or By-Laws, agreement, vote of stockholders, or disinterested directors, or otherwise.

       Norwest. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest directors against personal liability for monetary damages from breaches of their duty of care. However, it does not eliminate the director's duty of care. For example, this provision in the Norwest Certificate has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

       The Norwest Certificate further provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

       Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees, or agents of Norwest or another entity against any expense, liability, or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability, or loss under the DGCL.

       The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or By-Laws, agreement, vote of stockholders, or disinterested directors, or otherwise.

       Action Without a Meeting--Goldenbanks and Norwest

       Section 228 of the DGCL permits any action required or permitted to be taken at a stockholders' meeting to be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders. The DGCL also provides that a corporation's certificate of incorporation may restrict or even prohibit stockholders' action without a meeting. Neither the Goldenbanks Certificate nor the Norwest Certificate restricts or prohibits stockholders' action without a meeting.

       By-Laws

       Section 109 of the DGCL places the power to adopt, amend, or repeal by-laws in the corporation's stockholders, but permits the corporation, in its certificate of incorporation, also to vest such power with the Board of Directors. A summary of the provisions in the by-laws of Goldenbanks and Norwest, respectively, as to adoption, amendment, and repeal of such by-laws is set forth below.

       Goldenbanks. Under the Goldenbanks Certificate and By-Laws, the Board may make, amend, or repeal the by-laws, without action on the part of the stockholders. Goldenbanks stockholders retain the authority, under the Goldenbanks Certificate, to amend, alter, or repeal by-laws adopted or amended by the Goldenbanks Board.

       Norwest. The Norwest Certificate also contains provisions empowering the Norwest Board to adopt, amend, and repeal by-laws. Although the Norwest Board has been vested with such authority, Norwest's stockholders' power to adopt, amend, or repeal by-laws remains unrestricted.

       Preemptive Rights--Goldenbanks and Norwest

       Under Section 102 of the DGCL, stockholders have no statutory preemptive rights, unless a corporation's certificate of incorporation specifies otherwise. Neither the Norwest Certificate nor the Goldenbanks Certificate provides for any such preemptive rights.

       Dividends--Goldenbanks and Norwest

       Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

       Norwest and Goldenbanks are subject to the same Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS."

       Proposal of Business, Nomination of Directors--Goldenbanks and Norwest

       The Norwest By-Laws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director.

  The Norwest By-Laws generally require a stockholder to give notice of a proposed nominee in advance of the stockholder meeting at which directors will be elected. In addition, the Norwest By-Laws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders. There are no similar provisions in the Goldenbanks By-Laws.

  Appraisal Rights

       Section 262 of the Delaware General Corporation Law provides that a stockholder of a Delaware corporation is generally entitled to receive payment of the appraised value of his stock if such stockholder dissents from a merger or consolidation. The statute does not, however, generally afford such appraisal rights to stockholders whose shares have been designated as a "national market system security" on an interdealer quotation system by the National Association of Securities Dealers, Inc. with respect to a merger or plan of share exchange involving that corporation. Because Goldenbanks Common Stock is traded on the NASDAQ/NMS, stockholders of Goldenbanks will not be entitled to appraisal rights with respect to their shares and cannot dissent from the Merger. See "THE MERGER--Certain Differences in Rights of Stockholders--Appraisal Rights."

  Certain Federal Income Tax Consequences

       Scope of Opinion of Special Counsel

       Subject to the assumptions and conditions set forth below, Holland & Hart, special counsel to Goldenbanks, will render a tax opinion regarding the material federal income tax aspects of the Merger. However, the opinion will be limited in its scope. Among other items, it will not cover the special tax consequences, if any, that might apply to Goldenbanks stockholders who (1) may be entitled to special treatment under the Code such as foreign persons, tax-exempt organizations, retirement plans, life insurance companies, regulated investment companies, dealers in securities, financial institutions, and S corporations, (2) acquired their shares as compensation or through the exercise of options acquired as compensation, or (3) do not hold their shares of Goldenbanks Common Stock as a capital asset. Moreover, the opinion will not address any state or local tax aspects of the Merger.

       Assumptions and Conditions to Opinion

       The opinion will be subject to and based on a number of assumptions and factual representations. If any of these representations or assumptions is not true or accurate, the opinion could be different. The material assumptions and representations will be:

       (1) the Merger and related transactions will take place as described in the Merger Agreement and in this Proxy Statement-Prospectus, and the facts described in those documents are accurate, complete, and will not materially change, and the conduct of the parties is and will be materially consistent with those facts;

       (2) the Merger will be a valid merger under applicable state law;

       (3) the representations to be made to Holland & Hart by Norwest and by Goldenbanks in their respective representation letters that will be delivered to Hollard & Hart, which will not be independently verified, will be true, complete, and accurate in all material respects;

       (4) Norwest will not exercise its option under the Option Agreement between Norwest and Goldenbanks, dated November 22, 1994.

       The opinion will also be subject to the condition that as a result of the Merger, the former owners of the Goldenbanks Common Stock will have a continuing interest in Norwest through the ownership of Norwest Common Stock that is equal in value to at least 50% of the value of all of the Goldenbanks Common Stock immediately prior to the Merger. Goldenbanks will represent that, to the best of its knowledge, this condition will be satisfied.
  However, whether this condition is in fact satisfied will depend on actual Norwest stock dispositions made by the Goldenbanks stockholders.

       The failure to satisfy any of these assumptions and conditions including delivery of the representation letters to Holland & Hart, could result in a change in, or failure to issue the opinion.

       Description of Opinion

       Subject to the assumptions, conditions and qualifications described above, and based on existing federal income tax law, Holland & Hart will render an opinion that for federal income tax purposes:

            (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Norwest, Goldenbanks and Merger Co. will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

            (2) no gain or loss will be recognized by Goldenbanks, Norwest, or Merger Co. as a result of the Merger;

            (3) no gain or loss will be recognized by the stockholders of Goldenbanks upon their receipt of Norwest Common Stock in exchange for their Goldenbanks Common Stock; however, the payment of cash in lieu of fractional share interests in Norwest Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Norwest, and Goldenbanks stockholders who receive these cash proceeds will be treated as having received a distribution in full payment in exchange for the fractional shares redeemed as provided in
       Section 302(a) of the Code;

            (4) the tax basis of the shares of Norwest Common Stock (including the fractional share interests) received by the stockholders of Goldenbanks will be the same as the tax basis of their Goldenbanks Common Stock exchanged therefor; and

            (5) the holding period of Norwest Common Stock in the hands of the Goldenbanks stockholders will include the holding period of their Goldenbanks Common Stock exchanged therefor, provided such Goldenbanks Common Stock is held as a capital asset at the Effective Time.

       THE OPINION WILL BE BASED ON THE EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS ISSUED THEREUNDER,

  AND THE OFFICIAL PUBLISHED INTERPRETATION OF THOSE PROVISIONS BY THE INTERNAL REVENUE SERVICE AND THE COURTS, ALL OF WHICH ARE SUBJECT TO CHANGE, WHICH CHANGES COULD BE APPLIED RETROACTIVELY. IF THE APPLICABLE LAW CHANGES, THE OPINION COULD BE DIFFERENT. FURTHER, THE OPINION WILL NOT CONSIDER THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY STOCKHOLDER. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL, OR FOREIGN TAX LAWS.

  Resale of Norwest Common Stock

       The shares of Norwest Common Stock issuable to stockholders of Goldenbanks upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Goldenbanks or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those stockholders of Goldenbanks who are deemed to be "affiliates" of Goldenbanks may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Goldenbanks generally include individuals or entities that control, are controlled by or are under common control with, Goldenbanks, and may include the executive officers and directors of Goldenbanks as well as certain principal stockholders of Goldenbanks. In the Merger Agreement, Goldenbanks has agreed to use its best efforts to cause each Goldenbanks stockholder who is an executive officer or director of Goldenbanks or who may otherwise reasonably be deemed to be an affiliate of Goldenbanks to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger (i) except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, and (ii) during the periods when any such sale, transfer, or other disposition would, under generally accepted accounting principles or the rules, regulations, or interpretations of the Commission, disqualify the Merger from pooling-of-interests accounting treatment. See "THE MERGER--Accounting Treatment." In general, such periods encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Norwest and Goldenbanks. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Goldenbanks.

  Stock Exchange Listing

       The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon consummation of the Merger. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX.

  Dividend Reinvestment and Optional Cash Payment Plan

       Norwest currently has an automatic Dividend Reinvestment and Optional Cash Payment Plan which provides in substance, for those stockholders who elect to participate, that dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price

  (as defined in the plan). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined in the plan) of such stock at the time of purchase. It is anticipated that after the Effective Time of the Merger, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that stockholders of Goldenbanks who receive Norwest Common Stock in the Merger will have the right to participate therein.

  Accounting Treatment

       It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction in accordance with generally accepted accounting principles.

       Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Norwest and Goldenbanks will be combined at the Effective Time and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Goldenbanks will be combined with Norwest's on Norwest's consolidated balance sheet. Income and other financial statements of Norwest will not be restated retroactively because the Merger is not material to the financial statements of Norwest.

       In order for the Merger to qualify for pooling-of-interests accounting treatment, among other things, substantially all (90% or more) of the outstanding Goldenbanks Common Stock must be exchanged for Norwest Common Stock. Goldenbanks has agreed not to take any action (other than actions required under the Merger Agreement or requested by Norwest) that would disqualify the Merger from pooling-of-interests treatment by Norwest.

       The unaudited per share data contained in this Proxy Statement-Prospectus has been prepared using the pooling-of-interests method of accounting to account for the Merger. See "SUMMARY--Comparative Unaudited Per Share Data."

  Expenses

       Except as otherwise provided in the Merger Agreement, Norwest and Goldenbanks will each pay their own expenses in connection with the Merger, including fees and expenses of their respective accountants and counsel.

                   CERTAIN INFORMATION CONCERNING GOLDENBANKS

       As of December 31, 1994, Goldenbanks, a registered bank holding company headquartered in Golden, Colorado, serves as the controlling shareholder for its subsidiaries, Goldenbank, N.A., its branches in Arvada and Gilpin County, Goldenbank, N.A., Westminster, Goldenbank, N.A., Englewood, and Goldenbank, Applewood (collectively called the "Banks"), and Goldenbanks Service Corp. Goldenbanks was incorporated in 1973 under the laws of the State of Delaware.

       Goldenbank, N.A., which was nationally chartered on May 27, 1937, is the anchor bank of Goldenbanks. Deposits as of December 31, 1994, for Goldenbank, N.A. and its branches totaled $235,046,663. Goldenbank, N.A. is located in Golden, Colorado, with a population of 13,700. Golden is also the county seat of Jefferson County, as well as the corporate headquarters of the Adolph Coors Company and home to the Colorado School of Mines. Jefferson County's population is 474,500.

       Colorado banks may, under the Colorado Branch Banking Statutes, operate branch banks. Goldenbank, N.A. operates two branches: Gilpin County, located in Black Hawk, Colorado, one of three locations in the state that has limited stakes gambling, and Arvada, a major western suburb of Denver.

       Goldenbank, N.A. Westminster, is located in north Jefferson County in the city of Westminster, and opened in October 1984. Deposits as of December 31, 1994, were $14,315,732.

       Goldenbank, N.A. Englewood, which was acquired from the FDIC in May 1986, is located in Englewood, Colorado, a southwestern suburb of Denver. On December 31, 1994, deposits were $26,422,657.

       Goldenbank, Applewood (formerly Citywide Bank of Applewood), located in the city of Wheat Ridge, was acquired in November 1993. This acquisition added approximately $45 million in assets and expanded Goldenbanks's market share in the west Denver metro area. As of December 31, 1994, deposits were $49,838,027.

       The Banks are engaged in the general business of banking, offering individuals and businesses a variety of checking and savings accounts, investment accounts, safe deposit facilities, access cards, and other specialized services. In addition, the Banks offer consumer, commercial, real estate, and mortgage loans at all locations.

       Goldenbanks Service Corp. provides credit life and health and accident insurance on loans made by the Banks. Goldenbanks Service Corp. was also established to serve as an advertising agency for Goldenbanks and its subsidiaries.

       Additional information concerning the business, financial results, and directors and officers of Goldenbanks is contained in Goldenbanks's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1994, and Quarterly Report on Form 10-QSB for the quarter ended December 31, 1994, copies of which are included in Appendices C and D, respectively, to this Proxy Statement-Prospectus.

                       CERTAIN REGULATORY CONSIDERATIONS

  General

       As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"), and therefore such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  Dividend Restrictions

       Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of December 31, 1994, aggregate dividends of at least $361.4 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

       If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  Holding Company Structure

       Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

       Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

       The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

       A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

       Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole shareholder of most of its subsidiary banks, is subject to such provisions.

  Capital Requirements

       Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests, and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At December 31, 1994, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 9.89% and 12.23%, respectively, and Norwest's leverage ratio was 6.94%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

  Federal Deposit Insurance Corporation Improvement Act of 1991

       In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
  "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6%, and a risk-adjusted total capital ratio of at least 10%, and is not subject to a directive, order, or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3%, or a leverage ratio of less than 3%, and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

       FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan.
  The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

       Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

       FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. Regulations or guidelines relating to the other management and operational standards have not been issued. The impact of such regulations or guidelines on Norwest cannot be ascertained.

       FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

       Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At December 31, 1994, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

  FDIC Insurance

       Effective January 1, 1993, the deposit insurance assessment rate for the Bank Insurance Fund ("BIF") increased as part of the adoption by the FDIC of a transitional risk-based assessment system. In June 1993, the FDIC published final regulations making the transitional system permanent effective January 1, 1994, but left open the possibility that it may consider expanding the range between the highest and lowest assessment rates at a later date. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized.
  Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B, or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF member institution will be assigned an annual FDIC assessment rate ranging from 23 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Adequately capitalized institutions will be assigned assessment rates ranging from 26 cents to 30 cents. The FDIC has proposed regulations that would assign an annual FDIC assessment rate for BIF member institutions ranging from 4 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Norwest incurred $79.2 million of FDIC insurance expense in 1994.

                                    EXPERTS

       The consolidated financial statements of Norwest and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements of Goldenbanks and subsidiaries as of June 30, 1994 and 1993, and for each of the years in the three-year period ended June 30, 1994, included in Appendix C to this Proxy Statement-Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL OPINIONS

       A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley
  S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At December 31, 1994, Mr. Stroup was the beneficial owner of 108,607 shares and held options to acquire 207,410 additional shares of Norwest Common Stock.

       A member of the firm of Holland & Hart, which will opine to Goldenbanks upon certain of the federal income tax consequences of the Merger, owns 9,030 shares of Goldenbanks Common Stock.


                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

       Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1994, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of Goldenbanks desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.


                          FUTURE STOCKHOLDER PROPOSALS

       Any proposals of stockholders intended to be presented at the 1995 annual meeting of Goldenbanks stockholders (if such a meeting is held) must have been received by Goldenbanks for inclusion in its proxy statement by May 4, 1995.

                                   APPENDIX A


                     AGREEMENT AND PLAN OF REORGANIZATION,

                                      AND

                          AGREEMENT AND PLAN OF MERGER

                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION



    AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 22nd day of November, 1994, by and between GOLDENBANKS OF COLORADO, INC. ("Goldenbanks"), a Delaware corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

    WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Goldenbanks (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Goldenbanks of the par value of $0.05 per share ("Goldenbanks Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

    NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

    1.  Basic Plan of Reorganization

    (a)  Merger.  Subject to the terms and conditions contained herein, a
         ------
wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Goldenbanks pursuant to the Merger Agreement, with Goldenbanks as the surviving corporation, in which merger each share of Goldenbanks Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below)(other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for 1.9876 shares of Norwest Common Stock.

    (b)  Norwest Common Stock Adjustments.  If, between the date hereof and the
         --------------------------------
Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then (i) the number of shares of Norwest Common Stock into which a share of Goldenbanks Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Goldenbanks Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holder of a share of Goldenbanks Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger and (ii) if a Norwest Common Stock Adjustment occurs between the date hereof and any date that the closing price of a share of Norwest

Common Stock is used for purposes of this Agreement or the Merger Agreement, the closing price of a share of Norwest Common Stock for such purposes shall be the sum of the closing prices on the date of each such determination of the number of shares of Norwest Common Stock and/or other securities, if any, (in each case as reported on the consolidated tape of the New York Stock Exchange on such date) issued with respect to one share of Norwest Common Stock as a result of the Norwest Common Stock Adjustment.

    (c)  Fractional Shares.  No fractional shares of Norwest Common Stock and no
         -----------------
certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of stockholders required by paragraph 4(c) of this Agreement.

    (d)  Mechanics of Closing Merger.  Subject to the terms and conditions set
         ---------------------------
forth herein, the Merger Agreement shall be executed and a Certificate of Merger shall be filed with the Secretary of State of the State of Delaware within five
(5) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Denver, Colorado time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Goldenbanks pursuant to the Merger Agreement.

    The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

    2. Representations and Warranties of Goldenbanks. Goldenbanks represents and warrants to Norwest as follows:

    (a)  Organization and Authority.  Goldenbanks is a corporation duly
         --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on the business, financial condition or results of operations of Goldenbanks and the Goldenbanks Subsidiaries taken as a whole (a "Material Adverse Effect") and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Goldenbanks is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Goldenbanks has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

    (b)  Goldenbanks' Subsidiaries.  Schedule 2(b) sets forth a complete and
         -------------------------
correct list of all of Goldenbanks' subsidiaries as of the date hereof (individually a "Goldenbanks Subsidiary" and collectively the "Goldenbanks Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Goldenbanks. No equity security of any Goldenbanks Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Goldenbanks Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55
(1982) and the Delaware General Corporation Law, all of such shares so owned by Goldenbanks are fully paid and nonassessable and, except as set forth in
Schedule 2(b), are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Goldenbanks Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Goldenbanks does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

    (c)  Capitalization.  The authorized capital stock of Goldenbanks consists
         --------------
of 300,000 shares of preferred stock, $10.00 par value, of which no shares are outstanding and 3,000,000 shares of common stock, $0.05 par value, of which as of the close of business on June 30, 1994, 1,366,932 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Goldenbanks Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Goldenbanks Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto, except the option to purchase Goldenbanks Common Stock granted pursuant to the Stock Option Agreement dated the date hereof between Goldenbanks and Norwest (the "Stock Option Agreement"), were exercised is 1,366,932. All of the outstanding shares of capital stock of Goldenbanks have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c) and except for the option granted pursuant to the Stock Option Agreement, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Goldenbanks or any Goldenbanks Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Goldenbanks or any Goldenbanks Subsidiary. Since June 30, 1994 no shares of Goldenbanks capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Goldenbanks or any Goldenbanks Subsidiary and, except as set forth in Schedule 2(c) and except as permitted by this Agreement, no dividends or other distributions have been declared, set aside, made or paid to the stockholders of Goldenbanks.

    (d)  Authorization.  Goldenbanks has the corporate power and authority to
         -------------
enter into this Agreement and the Merger Agreement and, subject to any required approvals of its stockholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Goldenbanks and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Goldenbanks. Subject to such approvals of stockholders and of government agencies and other governing boards having regulatory authority over Goldenbanks as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Goldenbanks enforceable against Goldenbanks in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and contracting parties generally and except as enforceability may be subject to general principles of equity.

    Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Goldenbanks of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Goldenbanks with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Goldenbanks or any Goldenbanks Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Goldenbanks or any Goldenbanks Subsidiary is a party or by which it may be bound, or to which Goldenbanks or any Goldenbanks Subsidiary or any of the properties or assets of Goldenbanks or any Goldenbanks Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Goldenbanks, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Goldenbanks or any Goldenbanks Subsidiary or any of their respective material properties or assets.

    Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Goldenbanks of the transactions contemplated by this Agreement and the Merger Agreement.

    (e)  Goldenbanks Financial Statements.  The consolidated balance sheets of
         --------------------------------
Goldenbanks and Goldenbanks' Subsidiaries as of June 30, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended June 30, 1994, together with the notes thereto, certified by Deloitte & Touche, LLP and included in Goldenbanks' Annual Report on Form 10-KSB for the fiscal year ended June 30, 1994 (the "Goldenbanks 10-KSB") as filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Goldenbanks Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of Goldenbanks and Goldenbanks' Subsidiaries at the dates and the consolidated results of operations and cash flows of Goldenbanks and Goldenbanks' Subsidiaries for the periods stated therein.

    (f)  Reports.  Since June 30, 1988, Goldenbanks and each Goldenbanks
         -------
Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-KSB, Forms 10-QSB and proxy statements,
(ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Goldenbanks Reports". As of their respective dates, the Goldenbanks Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and as of their respective dates, the Goldenbanks Reports filed with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Goldenbanks Reports have been made available to Norwest by Goldenbanks.

    (g)  Properties and Leases.  Except as set forth in Schedule 2(g), except as
         ---------------------
may be reflected in the Goldenbanks Financial Statements and except for any lien for current taxes not yet delinquent, Goldenbanks and each Goldenbanks Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Goldenbanks' consolidated balance sheet as of June 30, 1994 included in Goldenbanks' Annual Report on Form 10-KSB for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Goldenbanks or any Goldenbanks Subsidiary pursuant to which Goldenbanks or such Goldenbanks Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Goldenbanks or such Goldenbanks Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Goldenbanks' and each Goldenbanks Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

    (h)  Taxes.  Each of Goldenbanks and the Goldenbanks Subsidiaries has filed
         -----
all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Goldenbanks and the Goldenbanks Subsidiaries for the fiscal year ended June 30, 1988, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Goldenbanks nor any Goldenbanks Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Goldenbanks or any Goldenbanks Subsidiary which has not been settled, resolved and fully satisfied. Each of Goldenbanks and the Goldenbanks Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of June 30, 1994, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Goldenbanks and the Goldenbanks Subsidiaries with respect to all periods through the date thereof.

    (i)  Absence of Certain Changes.  Since June 30, 1994 there has been no
         --------------------------
change in the business, financial condition or results of operations of Goldenbanks or any Goldenbanks Subsidiary, which has had, or may reasonably be expected to have, a Material Adverse Effect.

    (j)  Commitments and Contracts.  Except as set forth on Schedule 2(j),
         -------------------------
neither Goldenbanks nor any Goldenbanks Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Goldenbanks or such Goldenbanks Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Goldenbanks or any Goldenbanks Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Goldenbanks or any Goldenbanks Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-B; or

          (vi) any lease with annual rental payments aggregating $10,000 or more.

  (k)  Litigation and Other Proceedings.  Goldenbanks has furnished Norwest
       --------------------------------
copies of (i) all attorney responses to the request of the independent auditors for Goldenbanks with respect to loss contingencies as of June 30, 1994 in connection with the Goldenbanks financial statements included in the Goldenbanks 10-KSB, and (ii) a written list of legal and regulatory proceedings filed against Goldenbanks or any Goldenbanks Subsidiary since said date. Neither Goldenbanks nor any Goldenbanks Subsidiary is a party to any pending or, to the best knowledge of Goldenbanks, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a Material Adverse Effect.

  (l)  Insurance.  Goldenbanks and each Goldenbanks Subsidiary is presently
       ---------
insured, and during each of the past five calendar years (or during such lesser period of time as Goldenbanks has owned such Goldenbanks Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m)  Compliance with Laws.  Goldenbanks and each Goldenbanks Subsidiary has
       --------------------
all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Goldenbanks or such Goldenbanks Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Goldenbanks, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Goldenbanks and each Goldenbanks Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Goldenbanks nor any Goldenbanks Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Goldenbanks or any Goldenbanks Subsidiary which reasonably could be expected to have a Material Adverse Effect.

  (n)  Labor.  No work stoppage involving Goldenbanks or any Goldenbanks
       -----
Subsidiary is pending or, to the best knowledge of Goldenbanks, threatened. Neither Goldenbanks nor any Goldenbanks Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Goldenbanks or such Goldenbanks Subsidiary. Employees of Goldenbanks and the Goldenbanks Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o)  Material Interests of Certain Persons.  Except as set forth on Schedule
       -------------------------------------
2(o), to the best knowledge of Goldenbanks no officer or director of Goldenbanks or any Goldenbanks Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Goldenbanks or any Goldenbanks Subsidiary.

  Schedule 2(o) sets forth a correct and complete list of any loan from Goldenbanks or any Goldenbanks Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Goldenbanks' or such Goldenbanks Subsidiary's Board of Directors.

  (p)  Goldenbanks Benefit Plans.
       -------------------------

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Goldenbanks or any Goldenbanks Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Goldenbanks or any Goldenbanks Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Goldenbanks or the Goldenbanks subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Goldenbanks knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Plan may not have been amended to comply with the Tax Reform Act of 1986 (the "TRA") and other recent legislation and regulations, although each such Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Goldenbanks, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Goldenbanks, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Goldenbanks and the Goldenbanks Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Goldenbanks or any Goldenbanks Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (q)  Proxy Statement, etc.  None of the information regarding Goldenbanks and
       --------------------
the Goldenbanks Subsidiaries supplied or to be supplied by Goldenbanks for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Goldenbanks Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Goldenbanks' stockholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Goldenbanks and the Goldenbanks Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (r)  Registration Obligations.  Except as set forth on Schedule 2(r), neither
       ------------------------
Goldenbanks nor any Goldenbanks Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

  (s)  Brokers and Finders.  Except for The Wallach Company, neither Goldenbanks
       -------------------
nor any Goldenbanks Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Goldenbanks or any Goldenbanks Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (t)  Fiduciary Activities.  Neither Goldenbanks nor any Goldenbanks Subsidiary
       --------------------
has ever had any accounts for which it has acted as a fiduciary including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor; provided, however, that the Goldenbanks Subsidiaries have acted in a fiduciary capacity with respect to individual retirement accounts and Keogh accounts.

  (u)  No Defaults.  Neither Goldenbanks nor any Goldenbanks Subsidiary is in
       -----------
default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a Material Adverse Effect. To the best of Goldenbanks' knowledge, all parties with whom Goldenbanks or any Goldenbanks Subsidiary has material leases, agreements or contracts or who owe to Goldenbanks or any Goldenbanks Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Goldenbanks Subsidiaries are in compliance therewith in all material respects.

  (v)  Environmental Liability.  There is no legal, administrative, or other
       -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition of, on Goldenbanks or any Goldenbanks Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Goldenbanks' knowledge, threatened against Goldenbanks or any Goldenbanks Subsidiary the result of which has had or could reasonably be expected to have a Material Adverse Effect; to the best of Goldenbanks' knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Goldenbanks' knowledge neither Goldenbanks nor any Goldenbanks Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Goldenbanks has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

  3. Representations and Warranties of Norwest. Norwest represents and warrants to Goldenbanks as follows:

  (a)  Organization and Authority.  Norwest is a corporation duly organized,
       --------------------------
validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b)  Norwest Subsidiaries.  Schedule 3(b) sets forth a complete and correct
       --------------------
list as of December 31, 1993, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c)  Norwest Capitalization.  The authorized capital stock of Norwest consists
       ----------------------
of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on June 30, 1994, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value and 1,143,675 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value and

22,471 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were outstanding, and (ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on June 30, 1994, 313,005,575 shares were outstanding and 10,078,899 shares were held in the treasury.

  (d)  Authorization.  Norwest has the corporate power and authority to enter
       -------------
into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

  Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of
(x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

  (e)  Norwest Financial Statements.  The consolidated balance sheets of Norwest
       ----------------------------
and Norwest's subsidiaries as of December 31, 1993 and 1992 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, certified by KPMG Peat Marwick L.L.P. and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 as amended by Form 10-K/A dated May 13, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of June 30, 1994 and the related unaudited consolidated statements of income and cash flows for the 6 months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

  (f)  Reports.  Since December 31, 1988, Norwest and each Norwest Subsidiary
       -------
has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g)  Properties and Leases.  Except as may be reflected in the Norwest
       ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of June 30, 1994 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h)  Taxes.  Each of Norwest and the Norwest Subsidiaries has filed all
       -----
material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i)  Absence of Certain Changes.  Since December 31, 1993, there has been no
       --------------------------
change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

  (j)  Commitments and Contracts.  Except as set forth on Schedule 3(j), as of
       -------------------------
June 30, 1994 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k)  Litigation and Other Proceedings.  Neither Norwest nor any Norwest
       --------------------------------
Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

  (l)  Insurance.  Norwest and each Norwest Subsidiary is presently insured or
       ---------
self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m)  Compliance with Laws.  Norwest and each Norwest Subsidiary has all
       --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

  (n)  Labor.  No work stoppage involving Norwest or any Norwest Subsidiary is
       -----
pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o)  Norwest Benefit Plans.
       ---------------------

          (i) As of September 1, 1994, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in

     Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (p)  Registration Statement, etc.  None of the information regarding Norwest
       ---------------------------
and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (q)  Brokers and Finders.  Neither Norwest nor any Norwest Subsidiary nor any
       -------------------
of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (r)  No Defaults.  Neither Norwest nor any Norwest Subsidiary is in default,
       -----------
nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

  (s)  Environmental Liability.  There is no legal, administrative, or other
       -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t)  Merger Co.  As of the Closing Date, Merger Co. will be a corporation duly
       ---------
organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

  4. Covenants of Goldenbanks. Goldenbanks covenants and agrees with Norwest as follows:

   (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Goldenbanks, and each Goldenbanks Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the second business day following receipt of the request), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $400,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Goldenbanks and each Goldenbanks Subsidiary the non-compliance with which reasonably could be expected to have a Material Adverse Effect; and furnish monthly financial reports, in the form submitted by Goldenbanks and the Goldenbanks Subsidiaries to their respective boards of directors, to Norwest; and permit Norwest and its representatives (including KPMG Peat Marwick L.L.P.) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Goldenbanks herein expressed.

  (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Goldenbanks and each Goldenbanks Subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that Goldenbanks may issue shares of Goldenbanks Common Stock upon the exercise of the option granted under the Stock Option Agreement; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof except discretionary contributions made in the ordinary course of business in accordance with past practices; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation, provided, however, that between the date hereof and the Effective Date of the Merger, Goldenbanks may declare and pay cash dividends on Goldenbanks Common Stock in an amount not to exceed $0.15 per share for the quarter ending December 31, 1994, and $0.20 per share payable on each of March 1, 1995 and June 1, 1995 (to shareholders of record on February 3, 1995 and March 5, 1995, respectively), provided, further, that if the Effective Date of the Merger is after August 1, 1995, Goldenbanks may declare and pay cash dividends on Goldenbanks Common Stock in an amount equal to the amount, if any, payable to holders of 2,708,575 shares of Norwest Common Stock between August 1, 1995 and the Effective Date of the Merger; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Goldenbanks; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Goldenbanks Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  (c) The Board of Directors of Goldenbanks will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its stockholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Goldenbanks will (i) cause proper notice of such meeting to be given to its stockholders in compliance with the Delaware General Corporation Law and other applicable law and regulation, and (ii) except to the extent, based on the advice of counsel, legally advisable for the discharge of the fiduciary duties of the Board of Directors of Goldenbanks, (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its best efforts to solicit from its stockholders proxies in favor thereof.

  (d) Goldenbanks will furnish or cause to be furnished to Norwest all the information concerning Goldenbanks and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Deloitte & Touche, LLP to use such opinion in such Registration Statement.

  (e) Goldenbanks will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Goldenbanks to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

  (f) Goldenbanks will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (g) Goldenbanks will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Goldenbanks and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Goldenbanks' outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Goldenbanks, in the public domain, or later acquired by Goldenbanks from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

  (h) Neither Goldenbanks, nor any Goldenbanks Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or, except to the extent, based on the advice of counsel, legally advisable for the discharge of the fiduciary duties of the Board of Directors of Goldenbanks, enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Goldenbanks or any Goldenbanks Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Goldenbanks or any Goldenbanks Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Goldenbanks or any Goldenbanks Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Goldenbanks or any Goldenbanks Subsidiary concerning any of the foregoing, Goldenbanks or such Goldenbanks Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

  (i) Goldenbanks shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure, by Goldenbanks or any of its representatives (including but not limited to The Wallach Company), of matters related to this Agreement or any of the transactions contemplated hereby.

  (j) Goldenbanks and each Goldenbanks Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans to faciliate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger; provided, however, that the amendments set forth in paragraph 4(p) below are the only amendments which Goldenbanks shall be required to make to the Goldenbanks Salary Continuation Plan (as defined below) and no termination of that plan may be required, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

  (k) Neither Goldenbanks nor any Goldenbanks Subsidiary shall take any action which with respect to Goldenbanks would disqualify the Merger as a "pooling of interests" for accounting purposes.

  (l) Goldenbanks shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or stockholder of Goldenbanks who may reasonably be deemed an "affiliate" of Goldenbanks within the meaning of such term as used in Rule 145 under the Securities Act.

  (m) Goldenbanks shall establish such additional accruals and reserves as may be necessary to conform Goldenbanks' accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Goldenbanks' business following the Merger and to provide for the costs and expenses relating to the consummation by Goldenbanks of the Merger and the other transactions contemplated by this Agreement.

  (n) Goldenbanks shall obtain Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Goldenbanks shall obtain Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Goldenbanks shall pay the amount, if any, by which the aggregate cost of such Phase I and Phase II environmental assessments exceeds $50,000.

  (o) Goldenbanks shall deliver any existing title insurance policies and boundary surveys for each bank facility owned by Goldenbanks or any Goldenbanks Subsidiary and, where necessary, assist Norwest in obtaining commitments for title insurance and boundary surveys for each such bank facility, all of which commitments and surveys shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

  (p) Goldenbanks shall amend the Goldenbanks of Colorado, Inc. Salary Continuation Plan dated November 16, 1993, as amended through December 14, 1993 (the "Goldenbanks Salary Continuation Plan"), effective immediately prior to the Effective Time of the Merger, to:

          (i) amend paragraph 2(b) thereof to read in its entirety as follows:
     "(b) A change in control of this corporation is defined as (i) a merger, consolidation or similar transaction involving a third party and the corporation or any of its subsidiaries, (ii) a purchase by or other transfer to a third party of all or substantially all of the assets of the corporation or any of its subsidiaries, or (iii) the acquisition by purchase or otherwise by a third party of securities representing 50% or more of the voting power of the corporation or any of its subsidiaries."

          (ii) amend paragraph 2(c) thereof to read in its entirety as follows:
     "(c) "Termination" shall mean termination for any of the following reasons: involutary termination, resignation, reduction in pay of 5% or more, or death."; and

          (iii) amend the first sentence of paragraph 3(b) thereof to read as follows:
     "Each Participant shall be given health coverage substantially comparable to the coverage in effect for such Participant at the date of his or her termination."

     5. Covenants of Norwest. Norwest covenants and agrees with Goldenbanks as follows:

     (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Goldenbanks all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the stockholders of Goldenbanks, or in any statement or application made by Goldenbanks to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the stockholders of Goldenbanks pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective as soon as practicable following the receipt of the approvals required by paragraph 7(e) hereof. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Goldenbanks stockholders, at the time of the Goldenbanks stockholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the
                                            --------  -------
provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Goldenbanks or any Goldenbanks Subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the stockholders of Goldenbanks pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said stockholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the stockholders of Goldenbanks pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Goldenbanks to obtain all such approvals and consents required by Goldenbanks.

     (h) Norwest will hold in confidence all documents and information concerning Goldenbanks and Goldenbanks' Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Goldenbanks (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Goldenbanks.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Delaware General Corporation Law.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Goldenbanks as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give Goldenbanks written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) Neither Norwest nor any Norwest Subsidiary shall take any action which with respect to Norwest would disqualify the Merger as a "pooling of interests" for accounting purposes or, except as required by law, disqualify the Merger as a reorganization under Section 368(a) of the Code. Norwest shall use its best efforts to obtain and deliver to Goldenbanks, prior to the Effective Date of the Merger, signed representations from the directors and executive officers of Norwest to the effect that, except for de minimus dispositions which will not disqualify the Merger as a pooling of interests, they will not dispose of shares of Norwest or Goldenbanks during the period commencing 30 days prior to the Effective Date and ending upon publication by Norwest of financial results including at least 30 days of combined operations of Goldenbanks and Norwest.

     (n) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Goldenbanks and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Goldenbanks or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (o) Norwest shall pay the first $50,000 of the cost of the environmental assessments required by paragraph 4(n) hereof and shall pay the entire cost of the commitments and surveys required by paragraph 4(o) hereof.

     (p) With respect to the indemnification of officers and directors and officers' and directors' insurance, Norwest agrees as follows:

          (i) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Goldenbanks or any Goldenbanks Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in Goldenbanks's Certificate of Incorporation or By-laws or similar governing documents of any Goldenbanks Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(p)(i) shall be deemed to preclude the liquidation, consolidation or merger of Goldenbanks or any Goldenbanks Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of
             --------  -------
     substantially all of the assets of Goldenbanks, Norwest shall guarantee, to the extent of the net asset value of Goldenbanks or any Goldenbanks Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Goldenbanks or any Goldenbanks Subsidiary to the extent of indemnification obligations of Goldenbanks and the Goldenbanks Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(p)(i), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of Goldenbanks or any Goldenbanks Subsidiary to a greater extent than Goldenbanks or any Goldenbanks Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

          (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(p)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Norwest thereof, but the failure to so notify shall not relieve Norwest of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Norwest shall have the right to assume the defense thereof and Norwest shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Norwest elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Norwest and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Norwest shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that
                                                   --------  -------
     Norwest shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter.

          (iii) for a period of three years after the Effective Time of the Merger, Norwest shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Goldenbanks (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that in no event shall Norwest be
                         --------  -------
     obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(p)(iii), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by Goldenbanks for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, Goldenbanks shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

          (iv) if Norwest or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Norwest shall assume the obligations set forth in this paragraph 5(p).

          (v) the provisions of this paragraph 5(p) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6. Conditions Precedent to Obligation of Goldenbanks. The obligation of Goldenbanks to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Goldenbanks:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) Goldenbanks shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Goldenbanks required for approval of a plan of merger in accordance with the provisions of Goldenbanks' Articles of Incorporation and the Delaware General Corporation Law.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Goldenbanks pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Goldenbanks shall have received an opinion, dated the Closing Date, of counsel to Goldenbanks, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Goldenbanks Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the stockholders of Goldenbanks will be the same as the basis of Goldenbanks Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the stockholders of Goldenbanks will include the holding period of the Goldenbanks Common Stock, provided such shares of Goldenbanks Common Stock were held as a capital asset as of the Effective Time of the Merger.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Prior to the mailing of the Proxy Statement referred to in paragraph 4(c), Goldenbanks and the Board of Directors of Goldenbanks shall have received an opinion of The Wallach Company addressed to Goldenbanks and the Board of Directors of Goldenbanks, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as The Wallach Company deems appropriate or necessary, to the effect that the consideration to be received by stockholders of Goldenbanks pursuant to the Merger is fair from a financial point of view. Goldenbanks shall promptly provide a copy of such opinion to Norwest upon receipt.

     7. Conditions Precedent to Obligation of Norwest. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Goldenbanks and the Goldenbanks Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Goldenbanks shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Goldenbanks required for approval of a plan of merger in accordance with the provisions of Goldenbanks' Articles of Incorporation and the Delaware General Corporation Law.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Goldenbanks, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Goldenbanks or any Goldenbanks Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Goldenbanks and each Goldenbanks Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Goldenbanks' or such subsidiary's business required for the consummation of the Merger, and Goldenbanks and each Goldenbanks Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) The Merger shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received opinions to that effect from (i) KPMG Peat Marwick L.L.P. as to Norwest, and (ii) Deloitte & Touche, LLP as to Goldenbanks.

     (i) At any time since the date hereof the total number of shares of Goldenbanks Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Goldenbanks Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 1,366,932.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Goldenbanks a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Goldenbanks included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Goldenbanks;

          (ii) the amounts reported in the interim quarterly financial statements of Goldenbanks agree with the general ledger of Goldenbanks;

          (iii) the annual and quarterly financial statements of Goldenbanks and the Goldenbanks Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from June 30, 1994 (or, if later, since the date of the most recent unaudited consolidated financial statements of Goldenbanks and the Goldenbanks Subsidiaries as may be included in the Registration Statement) to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Goldenbanks and the Goldenbanks Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Goldenbanks and the Goldenbanks Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Goldenbanks and the Goldenbanks Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Goldenbanks and the Goldenbanks Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Goldenbanks included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Goldenbanks and the Goldenbanks Subsidiaries considered as a whole shall not have sustained since June 30, 1994 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Goldenbanks or any Goldenbanks Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a Material Adverse Effect.

     (n) Since June 30, 1994, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Goldenbanks and the Goldenbanks Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (o) Goldenbanks shall have established the accruals and reserves described in paragraph 4(m) hereof.

     (p) The long-term debt of Goldenbanks, which is payable to Boatmen's Bank of Oklahoma with a principal balance of $2,946,429 on June 30, 1994, shall have been paid in full as of the Effective Time of the Merger.

     (q) Goldenbanks shall own all of the outstanding capital stock of the Goldenbanks Subsidiaries free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto as of the Effective Time of the Merger.

     8. Employee Benefit Plans. Each person who is an employee of Goldenbanks or any Goldenbanks Subsidiary as of the Effective Date of the Merger ("Goldenbanks Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans.  Each Goldenbanks Employee shall be
         -------------------------------
eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (provided, however, that it is Norwest's intent that the transition from the Goldenbanks plans to the Norwest plans be facilitated without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans):

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan (except as provided below)
          Vacation Program

For the purpose of determining each Goldenbanks Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an Goldenbanks Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Goldenbanks Employees shall receive past service credit for the purpose of determining benefits under the Norwest vacation program.

No Goldenbanks Employee who is a participant in the Goldenbanks Salary Continuation Plan on the date of this Agreement shall be eligible to participate in the Norwest Severance Pay Plan unless such Goldenbanks Employee expressly
waives all rights under the Goldenbanks Salary Continuation Plan.   Goldenbanks
Employees who participate in the Norwest Severance Pay Plan shall receive past service credit for the purpose of determining benefits under such plan.

     (b)  Employee Retirement Benefit Plans.
          ----------------------------------

Each Goldenbanks Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Goldenbanks and the Goldenbanks Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Each Goldenbanks Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

   9.  Termination of Agreement.

   (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

          (i)  by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by October 1, 1995 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by Goldenbanks or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (iv) by Goldenbanks, within five business days after the meeting of the stockholders of Goldenbanks held to vote on this Agreement and the Merger Agreement, if the Norwest Measurement Price is less than $21. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 15 trading days ending on the day immediately preceding such meeting of stockholders. If a Common Stock Adjustment occurs with respect to the shares of Norwest Common Stock between the date of this Agreement and the Goldenbanks stockholder meeting date, the closing prices for Norwest Common Stock shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time of the Merger.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. Expenses. Except as otherwise provided in paragraphs 4(n) and 5(o) hereof, all expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Goldenbanks and Goldenbanks Subsidiaries shall be borne by Goldenbanks, and all such expenses incurred by Norwest and Merger Co. shall be borne by Norwest.

     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. Third Party Beneficiaries. Each party hereto intends that except as otherwise expressly provided herein, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota 55479-1026
               Attention:  Secretary

          If to Goldenbanks:

               Goldenbanks of Colorado, Inc.
               1301 Jackson Street
               Golden, CO 80401
               Attention: William J. Fortune

          With a copy to:

               Holland & Hart
               555 Seventeenth Street - Suite 2900
               Denver, CO 80201
               Attention: Dennis M. Jackson

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the stockholders of Goldenbanks shall be made which changes in a manner adverse to such stockholders the consideration to be provided to said stockholders pursuant to this Agreement and the Merger Agreement.

     18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger. This paragraph shall not apply to covenants and agreements which by their terms are intended to be performed after the Effective Time of the Merger.

     20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                    GOLDENBANKS OF COLORADO, INC.


By:   /s/ Kenneth R. Murray            By:  /s/ J. William Fortune
      ------------------------              -------------------------
Its:  Executive Vice President         Its:    President and Chairman
      ------------------------              -------------------------

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                    Between
                         GOLDENBANKS OF COLORADO, INC.
                             a Delaware corporation
                          (the surviving corporation)
                                      and
                                   MERGER CO.
                             a Delaware corporation
                            (the merged corporation)

      This Agreement and Plan of Merger dated as of __________, 19__, between GOLDENBANKS OF COLORADO, INC., a Delaware corporation (hereinafter sometimes called "Goldenbanks" and sometimes called the "surviving corporation") and MERGER CO., a Delaware corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

      WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Delaware on _______, 19__, and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Merger Co. has authorized capital stock of ________ shares of common stock having a par value of $_____ per share ("Merger Co. Common Stock"), of which _________ shares were outstanding as of the date hereof; and

      WHEREAS, Goldenbanks was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Delaware on ________, 19__ and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Goldenbanks has authorized capital stock of ________ shares of Common Stock, par value $_____ per share ("Goldenbanks Common Stock") of which _______ shares were outstanding and no shares were held in the treasury as of ___________ , 19__; and

      WHEREAS, Norwest Corporation and Goldenbanks are parties to an Agreement and Plan of Reorganization dated as of __________ , 19__ (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

      WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Goldenbanks, with Goldenbanks continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Delaware General Corporation Law, which statute permits such merger; and

      WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code;

      NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Goldenbanks pursuant to the laws of the State of Delaware, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Goldenbanks, the mode of carrying said merger into effect, the manner and basis of converting the shares of Goldenbanks Common Stock into shares of common stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

      FIRST: At the time of merger Merger Co. shall be merged with and into Goldenbanks, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be ________________.

      SECOND: The Articles of Incorporation of Goldenbanks at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

               [Amend to change name, number of directors, etc.]

      THIRD: The By-Laws of Goldenbanks at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

      FOURTH: The directors of Merger Co. at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

      FIFTH:   The officers of Merger Co.at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

      SIXTH: The manner and basis of converting the shares of Goldenbanks Common Stock into cash or shares of shares of Norwest Common Stock shall be as follows:

     1. Each of the shares of Goldenbanks Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for 1.9876 shares of Norwest Common Stock.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Goldenbanks Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Goldenbanks Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Goldenbanks Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for Goldenbanks Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then
     (i) the number of shares of Norwest Common Stock, if any, into which a share of Goldenbanks Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Goldenbanks Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the the holders of a share of Goldenbanks Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the time of merger and (ii) if a Norwest Common Stock Adjustment occurs between the date of the Reorganization Agreemnet and any date that the closing price of a share of Norwest Common Stock is used for purposes of the Reorganization Agreement or this Agreement, the closing price of a share of Norwest Common Stock for such purposes shall be the sum of the closing prices on the date of each such determination of the number of shares of Norwest Common Stock and/or other securities, if any, (in each case as reported on the consolidated tape of the New York Stock Exchange on such date) issued with respect to one share of Norwest Common Stock as a result of the Norwest Common Stock Adjustment.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the meeting of shareholders held to vote on the merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.

     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Delaware; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and Goldenbanks in accordance with the Delaware General Corporation Law; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Delaware General Corporation Law, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Goldenbanks and by the Secretary or an Assistant Secretary of Goldenbanks, and shall be filed in the office of the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

     2. The merger shall become effective as of 11:59 p.m., Denver, Colorado time (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Goldenbanks shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section _______ of the Delaware General Corporation Law.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. The surviving corporation shall (i) file with the Secretary of State of the State of Delaware an agreement that it may be served with process within or without the State of Delaware in the courts of the State of Delaware in any proceeding for the enforcement of any obligation of Merger Co. and in any proceeding for the enforcement of the rights of a dissenting shareholder of Merger Co. against Goldenbanks, and (ii) file with said Secretary of State an agreement that it will promptly pay to the dissenting shareholders of Merger Co. the amount, if any, to which such dissenting shareholders will be entitled under the provisions of the Delaware General Corporation Law with respect to the rights of dissenting shareholders.

     2. The registered office of the surviving corporation in the State of Delaware shall be _______________, and the name of the registered agent of Goldenbanks at such address is The Corporation Trust Company.

     3. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Goldenbanks and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     4. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     5. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

     6. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     7. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Delaware, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                                       GOLDENBANKS OF COLORADO, INC.


                                       By: _________________________________
                                       Its:  _________________________________


(Corporate Seal)


Attest:


__________________________
     Secretary



                                       MERGER CO.


                                       By: ________________________________
                                       Its:  ________________________________


(Corporate Seal)


Attest:


___________________________
     Secretary

                                                                       EXHIBIT B
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Goldenbanks of Colorado, Inc., a Delaware corporation ("Goldenbanks").

     Pursuant to an Agreement and Plan of Reorganization, dated as of ________, 1994, (the "Reorganization Agreement"), between Goldenbanks and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into Goldenbanks (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, par value $0.05 per share, of Goldenbanks ("Goldenbanks Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Goldenbanks Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of Goldenbanks and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations have been published.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Goldenbanks.

                                    Sincerely,

                                    _________________________

                                   APPENDIX B


                      OPINION OF THE WALLACH COMPANY, INC.

               [LETTERHEAD OF THE WALLACH COMPANY APPEARS HERE]

                                 March 3, 1995

The Board of Directors
Goldenbanks of Colorado, Inc.
1301 Jackson Street
Golden, CO 80401

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of Goldenbanks of Colorado, Inc. ("Goldenbanks") of the consideration in the proposed merger (the "Merger") of Goldenbanks with and into Norwest Corporation ("Norwest") pursuant to the Agreement and Plan of Reorganization dated November 22, 1994 (the "Agreement"). Under the terms of the Agreement, each outstanding share of Goldenbanks common stock, $0.05 par value, will be exchanged for 1.9876 shares of Norwest common stock, $1 2/3 par value (the "Consideration").

     In arriving at our opinion, we have, among other things:

          i. reviewed certain publicly available financial statements and other financial information not publicly available for Goldenbanks;

          ii. reviewed the current condition and growth prospects for Goldenbanks and its subsidiary banks, including financial projections prepared by Goldenbanks' management;

          iii. discussed the past and current operations and financial conditions and the prospects of Goldenbanks with Goldenbanks management;

          iv. reviewed Goldenbanks' historical stock trading activity and considered the prospect for value, liquidity, dividend yield and appreciation if Goldenbanks were to remain independent;

          v. evaluated the economic, banking and competitive climate in Colorado, with special consideration given to recent transactions that may have increased the competitive environment in the financial services and banking industry;

          vi. reviewed the process used in marketing Goldenbanks, including a review of the potential acquirors contacted and their responses relative to a potential acquisition of Goldenbanks;

                                  - 1 of 3 -

          vii. compared the various offers received from interested parties and determined that the Norwest offer represented the highest value in absolute terms;

          viii. compared the Norwest offer to recent transactions involving other institutions of similar size in Colorado and the Rocky Mountain region;

          ix.   examined the price and trading activity for Norwest;

          x. analyzed the price obtainable for Goldenbanks' shares at this time compared with the risks involved and possible price available at a later time;

          xi. reviewed the implications for Goldenbanks shareholders receiving Norwest stock with regards to prospects for value, liquidity, dividend yield and appreciation;

          xii. reviewed certain publicly available financial statements of Norwest, visited certain Norwest facilities in Minneapolis and discussed the prospects of Norwest with Norwest management; and

          xiii. reviewed the Agreement.

     We have assumed without independent verification the accuracy and completeness of the financial and other information regarding Goldenbanks that was provided to us or obtained from publicly available sources. We have not prepared or acquired an independent valuation or appraisal of any of the assets of Goldenbanks and we have assumed without independent verification that the aggregate allowance for loan losses of Goldenbanks is adequate to cover such losses. With respect to business plans and forecasts, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Goldenbanks as to the future performance of Goldenbanks, its subsidiaries and business units. Furthermore, we have assumed that the Merger will be consummated on a timely basis in accordance with its terms and pursuant to the Agreement. We have also taken into account our assessment of general economic, market and financial conditions as they exist, as well as our experience in connection with similar transactions and securities valuations generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated as of the date of this opinion.

     The Wallach Company is an investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. The Wallach Company, as the Company's financial adviser, assisted with the marketing and negotiations leading to the Agreement for which it has and will receive compensation.

                                  - 2 of 3 -

               [LETTERHEAD OF THE WALLACH COMPANY APPEARS HERE]

     Based on our analysis of the foregoing, the assumptions described above and upon such other factors we deem relevant, it is our opinion that, as of the date hereof, the Consideration is fair to Goldenbanks' shareholders from a financial point of view.



               [LETTERHEAD OF THE WALLACH COMPANY APPEARS HERE]

                                   APPENDIX C


                   GOLDENBANKS'S ANNUAL REPORT ON FORM 10-KSB

                    FOR THE FISCAL YEAR ENDED JUNE 30, 1994

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  FORM 10-KSB

        ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     For the fiscal year ended June 30, 1994.  Commission File No. 0-7463


                         GOLDENBANKS OF COLORADO, INC.
                         -----------------------------
            (Exact name of registrant as specified in its charter)


                   DELAWARE                            84-0632356
       -------------------------------     -------------------------------
       (State or other jurisdiction of     (I.R.S. Employer Identification
       incorporation or organization)       No.)


              1301 Jackson Street, Golden, Colorado                  80401
             ---------------------------------------              ----------
             (Address of principal executive offices)             (Zip Code)


         Registrant's telephone number, including area code  (303) 279-4563
                                                             --------------

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
        The Registrant has no securities which are registered pursuant to Section 12(b) of the Act.


          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                              Title of each class
                              -------------------
                Common Stock with a par value of $.05 per share


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.
                      Yes   X                 No
                           ---                   ---

           State the issuer's revenues for most recent fiscal year.
                                  $24,675,500

          State the aggregate market value of the voting stock held by non-affiliates of the Registrant as of August 16, 1994.
                  Common Stock, $.05 Par Value - $26,982,430

       Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                         Common Stock, $.05 Par Value
                1,366,932 shares outstanding on August 16, 1994.


                      DOCUMENTS INCORPORATED BY REFERENCE
          Portions of the annual Proxy Statement for the year ended June 30, 1994, are incorporated by reference into Part III.

          Transitional small business disclosure format (check one):
              Yes                                       No  X
                  ---                                      ---

                 GOLDENBANKS OF COLORADO, INC.
                ANNUAL REPORT FOR THE YEAR ENDED
                          JUNE 30, 1994

                             PART I


ITEM 1. BUSINESS

As of June 30, 1994, Goldenbanks of Colorado, Inc., a registered bank holding company (the Company), had no business other than serving as the controlling shareholder for its subsidiaries, Goldenbank, N.A., its branches in Arvada and Gilpin County, Goldenbank, N.A. Westminster, Goldenbank, N.A. Englewood, and Goldenbank, Applewood (collectively called the Banks), and Goldenbanks Service Corp.

Goldenbank, Applewood (formerly Citywide Bank of Applewood), located in the city of Wheat Ridge, was acquired in November, 1993. This acquisition added approximately $45 million in assets and expanded our market share in the west Denver metro area.

Goldenbank, N.A., as of June 30, 1994, employs 137 full-time and 23 part-time employees. Goldenbank, N.A., which was nationally chartered on May 27, 1937, continues to hold a position of leadership and stability in the Denver metro area. Deposits as of June 30, 1994, for Goldenbank and its branches total $254,719,533.

Goldenbank, N.A. is located in Golden, Colorado, with a population of 13,700. Golden is also the county seat of Jefferson County. Jefferson County's present population is 474,500 according to the Jefferson County Planning and Zoning Office.

Several major employers are located in Golden, including the Coors Brewing Company, National Renewable Energy Laboratory, and the Colorado School of Mines.

The Adolph Coors Company (Coors) was founded in 1873 and is America's third largest brewer and one of the 265 largest publicly traded industrial corporations in the United States. Coors employs 6,200 employees.

Colorado School of Mines (CSM) is a world renowned school of engineering and applied sciences with a special focus on the Earth's resources. CSM offers undergraduate degrees in 11 fields, and graduate degrees in 16 disciplines. Research at the School focuses on the environment, fuels and energy, materials, robotics, and exploration, extraction and production of the world's resources.

The National Renewable Energy Laboratory (NREL) was established by the Solar Energy Research, Development, and Demonstration Act of 1974, as a national center for federally sponsored solar energy research and development. Located in Golden, NREL employs 1,000 and is expected to grow to 1,130 employees in the near future.

As a result of changes in banking laws, Colorado banks can now, under the Colorado Branch Banking Statutes, operate branch banks. Goldenbank, N.A. operates two branches: Gilpin County, which converted to a branch on August 1, 1991, and the Arvada location, which became a branch on April 1, 1992.

The Arvada branch, located in Jefferson County and in the city of Arvada, opened August, 1986. The staff numbers 12 full-time employees and 5 part-time employees.

The Gilpin County branch, located in the city of Black Hawk, was acquired from the FDIC in July, 1985. It has a staff of 5 full-time employees and 1 part-time employee.

Goldenbank, N.A. Westminster, which is located in north Jefferson County and in the city of Westminster, opened in October, 1984. Current staff is 10 full-time employees and 7 part-time employees. Deposits as of June 30, 1994, were $13,869,022.

Goldenbank, N.A. Englewood, which was acquired from the FDIC in May, 1986, is located in Arapahoe County. The bank currently operates with 17 full-time employees and 2 part-time employees. On June 30, 1994, deposits were $26,891,450.

The newly acquired Goldenbank, Applewood has 26 full-time employees and 3 part-time employees. Deposits as of June 30, 1994, were $47,007,804.

The Banks are engaged in the general banking business offering individuals and businesses a variety of checking and savings accounts, investment accounts, safe deposit facilities, access cards, and other specialized services. In addition, the Banks offer consumer, commercial, real estate, and mortgage loans at all locations.

The Banks are located in the Denver Metropolitan area. The Banks must compete with 252 other commercial banks for market share as well as over 200 savings and loans and credit unions. In addition, competition comes from mortgage, insurance, and finance companies, brokerage houses, and other large corporations (including AT&T, GMAC and G.E.).

Goldenbanks Service Corp. provides credit life and health and accident insurance on loans made by the Banks. Goldenbanks Service Corp. was also established to serve as an advertising agency for the Company and its subsidiaries.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY:
INTEREST RATES AND INTEREST DIFFERENTIAL

The Consolidated Average Balance Sheets and table of Consolidated Net Interest Earnings for the years ended June 30, 1994, 1993, and 1992, follow:

                                                                    June 30
                                                    -------------------------------------
                                                        1994          1993          1992
                                                        ----          ----          ----
ASSETS                                                      (In Thousands)
Cash and due from banks                              $ 19,439      $ 13,973      $ 12,668
Interest bearing deposits                                                             317
Federal funds sold                                     11,589        13,569        15,803
Investment securities:
  United States Government obligations                 75,462        52,399        43,867
  Obligations of states and political subdivisions     23,481        20,043        15,704
  Other investments                                    68,303        66,382        56,001
  Federal Reserve Bank stock                              301           301           301

Loans, net of unearned discount                       133,570       103,407        97,018
 Less: Allowance for loan losses                       (4,960)       (4,063)       (3,736)
                                                     --------      --------      --------
Net loans                                             128,610        99,344        93,282

Premises and equipment, net                             3,509         1,763         1,767
Cost of businesses acquired in excess
 of net assets                                          1,389           792           792
Other assets                                            4,685         3,855         5,452
                                                     --------      --------      --------
TOTAL ASSETS                                         $336,768      $272,421      $245,954
                                                     ========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Noninterest bearing                                 $ 72,785      $ 47,294      $ 37,854
 Interest bearing:
   Money market accounts                               52,993        43,515        40,505
   NOW accounts                                        64,560        52,297        47,530
   Savings                                             53,049        40,092        27,631
   Time certificates of $100,000 or more               11,701        10,679        12,381
   Time certificates of less than $100,000             47,279        50,030        55,322
                                                     --------      --------      --------
     Total deposits                                   302,367       243,907       221,223
Short-term borrowings                                   3,830         3,048         2,125
Accrued expenses and other liabilities                  3,318         2,695         2,159
Long-term debt                                          2,632         2,443         3,676
                                                     --------      --------      --------
TOTAL LIABILITIES                                     312,147       252,093       229,183
                                                     --------      --------      --------
Stockholders' equity:
 Common stock                                              68            68            68
 Capital surplus                                          886           886           886
 Retained earnings                                     23,667        19,374        15,817
                                                     --------      --------      --------
TOTAL STOCKHOLDERS' EQUITY                             24,621        20,328        16,771
                                                     --------      --------      --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $336,768      $272,421      $245,954
                                                     ========      ========      ========

                                                CONSOLIDATED NET INTEREST EARNINGS

                                                         Years Ended June 30
                            ---------------------------------------------------------------------------------
                                        1994                      1993                        1992
                            -------------------------   -------------------------   -------------------------
                             Daily                       Daily                       Daily
                            Average           Yield/    Average            Yield/   Average            Yield/
                            Balance  Interest  Rate     Balance  Interest   Rate    Balance  Interest   Rate
                            -------  --------  ----     -------  --------   ----    -------  --------   ----
                                                      (Dollar Amounts in Thousands)
INTEREST EARNING
 ASSETS
Interest bearing
 deposits                   $      0  $     0     .0%   $      0   $     0      .0%   $    317  $    26   8.20%
Loans (1)(2)                 133,570   13,125   9.83     103,407    10,428   10.08      97,018   10,496  10.82
Taxable investment
 securities                  152,699    7,398   4.84     126,812     7,701    6.07     105,726    8,375   7.92
Nontaxable investment
 securities (2)               14,848    1,300   8.76      12,313     1,277   10.37      10,147    1,321  13.02
Federal funds sold            11,589      363   3.13      13,569       402    2.96      15,803      689   4.36
                            --------  -------           --------   -------            --------  -------
TOTAL                       $312,706   22,186   7.09    $256,101    19,808    7.73    $229,011   20,907   9.13
                            ========  -------           ========   -------            ========  -------
INTEREST BEARING
LIABILITIES
Money market accounts       $ 52,993    1,315   2.48    $ 43,515     1,264    2.90    $ 40,505    1,711   4.22
NOW accounts                  64,560    1,168   1.81      52,297     1,114    2.13      47,530    1,701   3.58
Savings                       53,049    1,418   2.67      40,092     1,261    3.15      27,631    1,207   4.37
Time certificates of
 deposit under  $100,000      47,279    1,950   4.12      50,030     2,271    4.54      55,322    3,301   5.97
Time certificates of
 deposit $100,000 or more     11,701      344   2.94      10,679       385    3.61      12,381      603   4.87
Short-term borrowings          3,830      114   2.98       3,048       105    3.44       2,125      129   6.07
Long-term debt                 2,632      186   7.07       2,443       238    9.74       3,676      344   9.36
                            --------  -------           --------   -------            --------  -------
TOTAL                       $236,044    6,495   2.75    $202,104     6,638    3.28    $189,170    8,996   4.76
                            ========  -------           ========   -------            ========  -------

NET INTEREST SPREAD                             4.34%                         4.45%                       4.37%
                                                ====                          ====                        ====
NET INTEREST INCOME                   $15,691                      $13,170                      $11,911
                                      =======                      =======                      =======

NET YIELD ON INTEREST
 EARNING ASSETS                                 5.02%                         5.14%                       5.20%
                                                ====                          ====                        ====

(1) Loans are net of unearned discount. Nonaccrual loans are included in average amounts outstanding. Loan fees are included in interest income as follows: 1994 - $1,109,830; 1993 - $597,182; 1992 - $476,807.

(2) Interest income on tax-exempt loans and securities includes the effect of taxable equivalent adjustments in adjusting interest to a fully taxable basis. A 34% tax rate was used.

The following table sets forth for the years ended June 30, 1994, and 1993, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates.

                                         1994 Compared                    1993 Compared
                                            to 1993                          to 1992
                                   -----------------------------  --------------------------------
                                                   Increase(Decrease) Due to (1)
                                   ---------------------------------------------------------------
                                   Volume        Rate        Net      Volume       Rate        Net
                                   ------        ----        ---      ------       ----        ---
                                                   (Dollar Amounts in Thousands)
Interest income:
 Interest bearing deposits          $    0     $     0     $    0    $  (26)     $     0    $   (26)
 Loans (2)(3)                        2,970        (273)     2,697       668         (736)       (68)
 Taxable investment securities       1,412      (1,715)      (303)    1,491       (2,165)      (674)
 Non-taxable investment
  securities (2)                       240        (217)        23       253         (297)       (44)
 Federal funds sold                    (61)         22        (39)      (88)        (199)      (287)
                                    ------     -------     ------    ------      -------    -------
TOTAL                                4,561      (2,183)     2,378     2,298       (3,397)    (1,099)
                                    ------     -------     ------    ------      -------    -------
Interest expense:
 Money market accounts                 251        (200)        51       120         (567)      (447)
 NOW accounts                          237        (183)        54       157         (744)      (587)
 Savings                               366        (209)       157       450         (396)        54
 Time certificates of
  deposit under $100,000              (121)       (200)      (321)     (294)        (736)    (1,030)
 Time certificates of
  deposit $100,000 or more              35         (76)       (41)      (75)        (143)      (218)
 Short-term borrowings                  25         (16)         9        44          (68)       (24)
 Long-term debt                         17         (69)       (52)     (120)          14       (106)
                                    ------     -------     ------    ------      -------    -------
TOTAL                                  810        (953)      (143)      282       (2,640)    (2,358)
                                    ------     -------     ------    ------      -------    -------
NET INTEREST INCOME                 $3,751     $(1,230)    $2,521    $2,016      $  (757)   $ 1,259
                                    ======     =======     ======    ======      =======    =======

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.

(2) Interest income on tax-exempt loans and securities includes the effect of taxable equivalent adjustments in adjusting interest to a fully taxable basis. A 34% tax rate was used.

(3) Loans are net of unearned discount. Nonaccrual loans are included in average amounts outstanding. Loan fees are included in interest income as follows: 1994 - $1,109,830; 1993 - $597,182; 1992 - $476,807.

                                   INVESTMENT PORTFOLIO

The carrying amounts of investment securities at the dates indicated are summarized as follows:

                                                           June 30
                                              -------------------------------
                                                 1994       1993        1992
                                                 ----       ----        ----
                                                       (In Thousands)

U.S. Government obligations                   $ 83,977    $ 59,659   $ 44,241
Obligations of states and
   political subdivisions                       22,738      26,414     16,321
Other investments                               66,530      62,312     61,891
Federal Reserve Bank stock                         301         301        301
                                              --------    --------   --------
 Total                                        $173,546    $148,686   $122,754
                                              ========    ========   ========

The following table shows the projected cash flow of investment securities, except for Federal Reserve Bank stock, at June 30, 1994, and the weighted average yields (for tax-exempt obligations on a fully taxable basis assuming a 34% tax rate) of such securities.

An analysis of historical securities payments on Collateralized Mortgage Obligations, Asset Backed Securities, and certain U.S. Agency Securities was used to project the cash flow of these securities. The payment schedule as projected in each security's prospectus was reviewed, analyzed, and compared to actual payments received. In the opinion of management, this cash flow table is a better reflection of the maturities of these securities than the contractual maturities.

                                           Investment Securities
                                  -----------------------------------------
                                             Obliga-
                                    U.S.     tions of
                                  Govern-   States and
                                   ment      Political     Other
                                  Obliga-     Sub-        Invest-
                                   tions     Divisions     ments      Total
                                   -----     ---------     -----      -----
                                         (Dollar Amounts in Thousands)
Within one year:
 Amount                           $36,135    $ 9,054      $28,669   $ 73,858
 Yield                               5.87%      8.09%        4.65%      5.67%
After one but within five years:
 Amount                            47,754     11,010       35,659     94,423
 Yield                               5.11%      5.99%        4.68%      5.05%
After five but within ten years:
 Amount                                88        787        2,181      3,056
 Yield                               8.17%      7.22%        4.70%      5.45%
After ten years:
 Amount                                 0      1,887           21      1,908
 Yield                                  0%     10.42%         0.0%     10.31%
                                  -------    -------      -------   --------
Total:
 Amount                           $83,977    $22,738      $66,530   $173,245
                                  =======    =======      =======   ========
 Yield                               5.44%      7.23%        4.67%      5.38%
                                     ====       ====         ====       ====

The following table shows contractual maturities of investment securities, except for Federal Reserve Bank stock, at June 30, 1994, and the weighted average yields (for tax-exempt obligations on a fully taxable basis assuming a 34% tax rate) of such securities.

                                                  Investment Securities
                                      ----------------------------------------------
                                                     Obliga-
                                         U.S.        tions of
                                        Govern-     States and
                                         ment        Political      Other
                                        Obliga-       Sub-         Invest-
                                         tions      Divisions       ments      Total
                                         -----      ---------       -----      -----
                                               (Dollar Amounts in Thousands)
Within one year:
 Amount                                $35,660        $ 9,054      $     0   $ 44,714
 Yield                                    4.87%          8.34%           0%      5.57%
After one but within five years:
 Amount                                 46,882         11,010       22,800     80,692
 Yield                                    3.83%          5.99%        4.34%      4.26%
After five but within ten years:
 Amount                                    619            787       24,575     25,981
 Yield                                    8.69%          7.22%        4.59%      4.77%
After ten years:
 Amount                                    816          1,887       19,155     21,858
 Yield                                    8.17%         10.42%        4.89%      5.49%
                                       -------        -------      -------   --------
Total:
 Amount                                $83,977        $22,738      $66,530   $173,245
                                       =======        =======      =======   ========
 Yield                                    4.35%          7.23%        4.59%      4.83%
                                          ====           ====         ====       ====

At June 30, 1994, the following table lists securities held whose book value as to any single issuer exceeded 10 percent of stockholders' equity.

                                               Book Value     Market Value
                                               ---- -----     ------ -----
Collateralized mortgage obligations:
  FHLMC 1679A                                  $2,917,491      $2,766,721
  FHLMC 1604B                                   2,752,769       2,656,339
                                               ----------      ----------
    TOTAL                                      $5,670,260      $5,423,060
                                               ==========      ==========

                                      LOAN PORTFOLIO

The amounts of loans outstanding at the indicated dates are shown in the following table according to type of loan.

                                                      June 30
                                                      ---- --
                             1994          1993         1992         1991         1990
                             ----          ----         ----         ----         ----
Commercial, industrial,
 and agricultural (1)   $ 63,341,987  $ 38,596,854  $30,085,148  $33,113,337  $36,466,556
Real estate -
 construction             20,927,863    10,374,385    7,812,745    3,622,222    4,096,537
Real estate - mortgage    27,013,281    23,079,507   25,117,718   27,090,117   28,204,002
Instalment (1)            46,940,323    34,893,467   31,834,758   29,747,469   26,367,074
Industrial revenue and
 municipal loans           2,452,164     2,675,878    3,753,848    3,721,086    4,079,032
                        ------------  ------------  -----------  -----------  -----------
TOTAL                   $160,675,618  $109,620,091  $98,604,217  $97,294,231  $99,213,201
                        ============  ============  ===========  ===========  ===========

(1)  Net of unearned discount.

The following table shows the amounts of loans (excluding real estate mortgage loans and instalment loans) outstanding as of June 30, 1994, according to loan maturity dates. Also, the amounts due after one year are classified according to the sensitivity to changes in interest rates.

                                                Maturity
                           ----------------------------------------------------------
                                              After One But       After
(In Thousands)             Within One Year  Within Five Years   Five Years     Total
                           ----------------------------------------------------------
Commercial, industrial,
 and agricultural                 $41,758          $21,360        $  224       $63,342
Real estate-construction           17,648            3,280            --        20,928
Industrial revenue and
 municipal loans                       36              263         2,153         2,452
                                  -------          -------        ------       -------
TOTAL                             $59,442          $24,903        $2,377       $86,722
                                  =======          =======        ======       =======
                                                        Interest Sensitivity
                                                 ---------------------------------
     (In Thousands)                                Fixed Rate      Variable Rate
                                                 ---------------------------------
     Due after one but within five years             $16,084          $8,819
     Due after five years                              2,357              20
                                                     -------          ------
     TOTAL                                           $18,441          $8,839
                                                     =======          ======

The following table presents information concerning nonperforming loans.

                                                                  June 30
                                                                  -------
(In Thousands)                                 1994      1993      1992     1991     1990
                                               ----      ----      ----     ----     ----
Nonaccrual loans                              $1,442    $1,095    $1,535   $2,963   $2,576
Accruing loans contractually past due
 ninety days or more                               7        23         5        7       58
Loans whose terms have been renegotiated to
 provide a reduction or deferral of interest
 or principal because of a deterioration in
 the financial position of the borrower          100       716       885      899    1,198
Interest that would have been recorded if
 the nonaccrual loans had been current
 throughout the year                              79        92       203      397      295
Interest actually recorded                        24         2         8      243      182

The loan portfolio is internally reviewed and classified by management based upon all available information. Loans with identified credit weaknesses are reviewed by the Banks' Loan Committees monthly. If there is a serious doubt regarding a borrower's ability to comply with present loan repayment terms, the loan is immediately placed on nonaccrual. The accrual of interest income is generally discontinued when a loan becomes ninety days past due as to principal and interest.

A loan is listed as past due if it is not listed as nonaccrual and the interest and/or principal is past due 90 days, regardless of the reason. Management considers the collectibility of these loans to be reasonably possible.

Loans are renegotiated in some instances to provide a reduction or deferral of interest or principal because of a deterioration in the financial condition of a borrower. Once a loan is placed in this category, it remains until the terms are no longer more favorable than those of other customers. The effect on earnings of interest lost on renegotiated loans is not material.

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balances; changes in the allowance for possible loan losses arising from loans charged off, by loan category; and additions to the allowance which have been charged to expense.

                                                              June 30
                                            ----------------------------------------------
                                                1994      1993      1992     1991     1990
(Dollars Amounts in Thousands)                  ----      ----      ----     ----     ----
Average amount of loans outstanding (1)     $133,570  $103,407   $97,018  $98,888 $100,648
                                             =======   =======    ======   ======  =======
Allowance for loan losses at beginning
 of period                                    $4,302    $3,738    $3,406   $3,279   $3,013
Applewood allowance for loan losses (2)        1,258
Loans charged off:
 Commercial, industrial, and agricultural       (330)       (1)     (381)    (995)  (1,212)
 Real estate-construction                          0         0         0        0        0
 Real estate-mortgage                            (17)      (16)     (464)    (301)    (418)
 Industrial revenue and municipal loans            0         0         0        0      (50)
 Instalment                                     (143)     (185)     (185)    (230)    (317)
                                             -------   -------    ------   ------  -------
TOTAL LOANS CHARGED OFF                         (490)     (202)   (1,030)  (1,526)  (1,997)
                                             =======   =======    ======   ======  =======
Recoveries of loans previously charged off:
 Commercial, industrial, and agricultural        338       245       222      210      133
 Real estate-construction                          0         0         0        0        3
 Real estate-mortgage                            130        13         8       66        8
 Industrial revenue and municipal loans            0         0         0        0        0
 Instalment                                       72        77        71       78      105
                                                 ---       ---       ---      ---      ---
TOTAL RECOVERIES                                 540       335       301      354      249
                                                 ---       ---       ---      ---      ---
Net loans recovered (charged off)                 50       133      (729)  (1,172)  (1,748)
Additions to allowance charged to operating
 expense                                        (436)      431     1,061    1,299    2,014
                                             -------   -------    ------   ------  -------
Allowance for loan losses at end of
 period                                       $5,174    $4,302    $3,738   $3,406   $3,279
                                             =======   =======    ======   ======  =======
Ratio of net recoveries (charge-offs)
 during the year to average loans
 outstanding                                     .04%      .13%     (.75)%  (1.19)%  (1.74)%
                                                 ===       ===       ===     ====     ====

(1)  Net of unearned discount.
(2)  Applewood allowance for loan losses at date of acquisition.

The allowance for loan losses is established through a provision for loan losses charged to operations. The allowance is determined based on management's evaluation of the loan portfolio in light of economic conditions, changes in the nature and volume of the loan portfolio, loan loss experience of prior years, and other relevant factors. The provision for loan losses which is charged to operations is, therefore, based upon the size of the loan portfolio, the amount of loans charged off (net of recoveries), and upon management's estimation of potential future losses.

The allowance for loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses within the following categories of loans at the dates indicated.

                                1994            1993            1992            1991            1990
                                ----            ----            ----            ----            ----
(Dollar Amounts in Thousands)
Commercial, industrial,
 and agricultural             $2,098   40.5%   $1,751    40.7%  $1,665   44.6%  $2,098   61.6%  $1,608   49.0%
Real estate-construction         531   10.3       320     7.4       50    1.3       23     .7       45    1.4
Real estate-mortgage           1,505   29.1     1,553    36.1    1,392   37.2      636   18.7    1,031   31.4
Industrial revenue
 and municipal loans             291    5.6        50     1.2      165    4.4      201    5.9      226    6.9
Instalment                       749   14.5       628    14.6      466   12.5      448   13.1      369   11.3
                              --------------------------------------------------------------------------------
Total Allowance               $5,174  100.0%   $4,302   100.0%  $3,738  100.0%  $3,406  100.0%  $3,279  100.0%
                              ======  ======   ======   ======  ======  ======  ======  ======  ======  ======

DEPOSITS

The average amount of deposits and rates paid on those deposits are summarized below.

                                                      June 30
                                 ----------------------------------------------------
                                      1994             1993                1992
                                      ----             ----                ----
                                   Amount   Rate     Amount    Rate    Amount   Rate
                                 ----------------------------------------------------
                                           (Dollar Amounts in Thousands)
Noninterest bearing
 demand deposits                 $ 72,785   -      $ 47,294    -      $ 37,854   -
Money market accounts              52,993   2.48%    43,515    2.90%    40,505   4.22%
NOW accounts                       64,560   1.81     52,297    2.13     47,530   3.58
Savings accounts                   53,049   2.67     40,092    3.15     27,631   4.37
Time certificates of deposit
  of less than $100,000            47,279   4.12     50,030    4.54     55,322   5.97
Time certificates of deposit
  of $100,000 or more              11,701   2.94     10,679    3.61     12,381   4.87
                                 --------          --------           --------
TOTAL DEPOSITS                   $302,367          $243,907           $221,223
                                 ========          ========           ========

At June 30, 1994, outstanding time certificates of deposit of $100,000 or more totaled $11,386,193 with a maturity distribution as follows:

              Under 3 months              $3,412,119
              3 to 6 months                2,877,012
              6 to 12 months               2,219,313
              Over 12 months               2,877,749

                          RETURN ON EQUITY AND ASSETS

The ratios of net income to average stockholders' equity and average total assets, and certain other ratios are presented below.

                                                      Years Ended June 30
                                              ---------------------------------
                                                1994         1993         1992
                                                ----         ----         ----
Percentage of net income to:
 Average stockholders' equity                  22.79%       19.16%       20.66%
 Average total assets                           1.67         1.43         1.41

Percentage of average stockholders'
 equity to average total assets                 7.31         7.46         6.82

Percentage of dividends per common share
 to net income per common share                15.85        14.04         5.91

ITEM 2.  DESCRIPTION OF PROPERTY

The Company has six banking offices. The two branches of Goldenbank, N.A., located in Arvada, Colorado and Black Hawk, Colorado are both leased sites. In addition, the Company leases the site of Goldenbank, N.A. Englewood, in Englewood, Colorado. The Company has ownership interests in the banking offices of Goldenbank, N.A., (Golden Bank), Goldenbank, N.A. Westminster (Westminster
Bank), and Goldenbank, Applewood (Applewood Bank).

The largest of the Company's facilities is the Golden Bank building located at 13th and Jackson Streets in downtown Golden. This facility is owned jointly by Goldenbanks of Colorado, Inc. and the Golden Bank. The Golden Bank owns and occupies 100% of the approximately 20,000 square foot, two story building. The Company owns the outer drive-up facility and parking lots which it leases to the Golden Bank. In addition to this building, the Golden Bank leases a one-story building across the street from its principal offices. The leased building contains approximately 15,000 square feet and has been leased to accommodate the Golden Bank's space requirements.

At the Westminster Bank location, at 100th and Wadsworth, in Westminster, Colorado, a permanent building with 5,000 square feet was recently completed. The Westminster banking operation was previously housed in a temporary building. The Westminster Bank owns the building, and leases the land from the Company.

The Applewood Bank is located at 32nd and Youngfield, in Wheat Ridge, Colorado. The Applewood Bank owns its banking facility, a detached drive-up facility, and the land upon which the drive-up is located. The land under the main building is leased from an outside party. The main Applewood building is approximately 18,000 square feet and the drive-up facility is 1,200 square feet.


Notes G and L to the Consolidated Financial Statements included in this report contain further information on the Registrant's properties and lease commitments.

ITEM 3.  LEGAL PROCEEDINGS

There are no legal proceedings pending against the Registrant or the Banks other than routine litigation incidental to the Company's business.

To the knowledge of the Registrant's management, there are no proceedings of a material nature presently contemplated by governmental authorities.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted during the quarter ended June 30, 1994, to a vote of security holders, through the solicitation of proxies or otherwise.


UNNUMBERED ITEM.  EXECUTIVE OFFICERS OF THE REGISTRANT

The Registrant operates through its officers and directors. The names of the executive officers, their respective ages, positions and lengths of service with the Company are as follows:

William J. Fortune, 47, With Organization Since July 1983

Chairman of the Board, President, and Director of Goldenbanks of Colorado, Inc. (GBC). He was appointed Chairman and President in September, 1989; in July, 1989 he became Executive Vice President of the Golden Bank. From May, 1986 to July, 1989, he was President of the Englewood Bank. He is also Chairman of the Goldenbanks Service Corp., and a Director of the Golden, Westminster, Englewood and Applewood Banks.

G. Scott Gagon, 48, With Organization Since August 1975

Chairman of the Board, President, and a Director of the Golden Bank. He was appointed President in September 1989. Prior to this appointment, he served as Executive Vice President of the Golden Bank. He is also Executive Vice President, Secretary, and a Director of Goldenbanks Service Corp. and a Director and Officer of the Westminster, Englewood, and Applewood Banks. He is Executive Vice President, Treasurer, and a Director of GBC.

Jack Brandt, 50, With Organization Since January 1986

Senior Vice President of the Golden Bank since December, 1989. During the period between July, 1989, and December, 1989, he served as President of the Arvada Bank. From May, 1986 through December, 1989, he was President of the Westminster Bank. Mr. Brandt was previously with the organization from July, 1967 to September, 1984. In addition to serving as President and Treasurer of Goldenbanks Service Corp., he is also Vice President and Secretary of GBC and a Director of the Westminster, Englewood, and Applewood Banks.

Debra Mulcahy, 40, With Organization Since September 1978

Senior Vice President of the Golden Bank. She became Senior Vice President in July, 1990. From July, 1984 to July, 1990, she was Vice President of the Golden Bank. She is also Assistant Secretary and Treasurer of the Goldenbanks Service Corp. and GBC, and a Director of the Westminster, Englewood, and Applewood Banks.

No family relationships exist between any director, executive officer or person nominated or chosen by the Registrant to become a director or executive officer.

                                    PART II


ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The approximate number of holders of record of each class of equity securities of the Registrant on August 16, 1994, was as follows:


Title of Class                          Approximate Number of Stockholders
- --------------                          ----------------------------------
Common stock, par value of
    $.05 per share                                       515


On May 27, 1987, the Common Stock of Goldenbanks of Colorado, Inc. began trading in the National Association of Securities Dealers Automated Quotation System (NASDAQ) under the symbol FGBC. As of June 1993, the symbol was changed to GOLD. The market stock prices for the fiscal years ended June 30, 1994, and 1993, were as follows:

                                                            Market Prices
                                                           -----------------
                                                           Low         High
                                                           ---         ----
Fiscal year ended June 30, 1994
 First Quarter                                              23           27 1/4
 Second Quarter                                             26 1/4       32 1/2
 Third Quarter                                              27 1/2       32
 Fourth Quarter                                             28           33

Fiscal year ended June 30, 1993
 First Quarter                                              17           19
 Second Quarter                                             16 1/2       20 3/4
 Third Quarter                                              12 1/2       20 3/4
 Fourth Quarter                                             23           28 1/4

                                                                 Per Share
                                                             Dividends  Declared
                                                             -------------------
Fiscal year ended June 30, 1994
 First Quarter                                                       $.10
 Second Quarter                                                       .10
 Third Quarter                                                        .15
 Fourth Quarter                                                       .30
                                                                     ----
   Total Per Share                                                   $.65
                                                                     ====

Fiscal year ended June 30, 1993
 First Quarter                                                       $.05
 Second Quarter                                                       .05
 Third Quarter                                                        .10
 Fourth Quarter                                                       .20
                                                                     ----
   Total Per Share                                                   $.40
                                                                     ====

Dividends declared by the Registrant are restricted as to amount by long-term debt covenants and by permissible dividends payable by the Banks to the Registrant. See Notes I and M to the Consolidated Financial Statements, filed in response to Item 7, Part II of this Form 10-KSB, for full disclosure of the restrictions.

SELECTED FINANCIAL DATA

                             CONSOLIDATED SELECTED FINANCIAL DATA
                        GOLDENBANKS OF COLORADO, INC. AND SUBSIDIARIES

                                         Years Ended June 30
                            -----------------------------------------------
                              1994      1993      1992      1991     1990
                              ----      ----      ----      ----     ----
(In Thousands, Except Per Share Data and Ratios)

Interest income                   $ 21,651  $ 19,262  $ 20,322  $ 20,223  $ 20,693
Interest expense                     6,495     6,638     8,996    10,727    11,470
Net interest income                 15,156    12,624    11,326     9,496     9,223
Provision for loan losses             (436)      431     1,061     1,299     2,014
Securities gains                        61        39         2        13         9
Net income before accounting
 change                              4,576     3,895     3,465     1,102       227
Cumulative effect of
 accounting change                   1,035         0         0         0         0
Net income                           5,611     3,895     3,465     1,102       227

Per share data:
 Net income per common share:
  Before cumulative effect of
   accounting change                  3.34      2.85      2.54       .81       .17
  Cumulative effect of
   accounting change                   .76        --        --        --        --
  Net income per common share         4.10      2.85      2.54       .81       .17
  Dividends declared                   .65       .40       .15        --        --

Average balances:
 Long-term debt                      2,632     2,443     3,676      4,331    4,120
 Stockholders' equity               24,621    20,328    16,771     15,325   14,803
 Total deposits                    302,367   243,907   221,223    201,792  197,810
 Total assets                      336,768   272,421   245,954    224,742  219,373
Ratios:  (1)
 Stockholders' equity
  to assets                           7.31%     7.46%     6.82%      6.82%    6.75%
 Return on equity                    22.79     19.16     20.66       7.19     1.53
 Return on assets                     1.67      1.43      1.41        .49      .10

(1)  Based upon average balances.

ITEM 6.  MANAGEMENT'S DISCUSSION AND FINANCIAL REVIEW

The following commentary presents management's discussion and analysis of Goldenbanks of Colorado, Inc.'s (the Company) financial condition and financial performance. The discussion is presented in order to provide a more complete understanding of the Consolidated Financial Statements and other statistical data presented in this report.

Financial Condition

The Consolidated Balance Sheets presented in this report summarize the various sources of funds generated by the Company and the manner in which those funds were invested. Total assets have increased by $99.9 million or 35.6% at June 30, 1994, when compared to June 30, 1993.

Management's Discussion
Page 2

Financial Condition - (Continued)

The significant growth in the Company's assets is attributable in a large part to a new banking subsidiary, Goldenbank, Applewood (Applewood). To obtain the new subsidiary, the Company acquired the assets and deposit liabilities, along with certain other liabilities of the Bank of Applewood, d/b/a Citywide Bank of Applewood, located in Wheat Ridge, Colorado. Management believes that the Applewood purchase provides the Company with a bank in a strong market, with an excellent location that is contiguous to two of our present markets. The acquisition was completed on November 19, 1993. At the time of purchase, Applewood had assets of $45 million, and as of June 30, 1994, its assets totaled $52.5 million.

Without the addition of the new banking subsidiary, the Company's total assets increased $47.4 million or 16.9% since June 30, 1993. Management believes that the high growth rate for fiscal 1994 is greatly attributable to the Company's name change and establishment of a local Colorado banking identity.

In order to illustrate trends in the Company's sources and uses of funds, the reader is directed to the Consolidated Average Balance Sheets for fiscal 1994, 1993, and 1992 which are presented on page 3 of this report.

While the Applewood acquisition had a profound impact on the Company's balance sheet, deposit increases were another important source of growth. Total average deposits grew $58.5 million or 24% from fiscal 1993 to fiscal 1994. Without the addition of the deposits attributable to Applewood, the Company realized average deposit growth of $30.5 million or 12.5% from fiscal 1993 to fiscal 1994. Average deposit growth of $22.7 million or 10.3% was realized from fiscal 1992 to fiscal 1993.

All of the deposit growth was in core deposits. Core deposits are considered a highly stable source of funds and consist of demand, NOW, savings, money market deposits, and small denomination certificates of deposit. Growth in core deposits is one of the Company's primary goals.

Increases were noted in four of the five core deposit categories; money market, NOW, demand, and savings accounts. A decline of $5.3 million or 9.6% was realized in small denomination certificates of deposit from fiscal 1992 to fiscal 1993, and a decrease of $2.8 million or 5.5% was realized from fiscal 1993 to fiscal 1994. The decline in these certificates of deposit is attributable in a large part to the movement of funds to other types of investments or deposit categories by customers seeking different investment opportunities or waiting for an increase in interest rates.

The Company's second largest source of funds is Stockholders' Equity consisting of capital contributed by stockholders and retained earnings. Average Stockholders' Equity increased $3.6 million or 21.2% from fiscal 1992 to fiscal 1993, and $4.3 million or 21.1% from fiscal 1993 to fiscal 1994. The change in equity is attributable to the Company's earnings less dividends paid to shareholders.

The Company's average long-term debt decreased $1.2 million or 33.5% from fiscal 1992 to fiscal 1993, and increased $189 thousand or 7.7% from fiscal 1993 to fiscal 1994. In addition to regular debt service, the Company made an $835 thousand prepayment on its mortgage debt in fiscal 1993, and paid a bank note with a balance of $240 thousand. In fiscal 1994, the mortgage was paid in full and offset by additional debt incurred to purchase Applewood.

Management's Discussion
Page 3

Financial Condition - (Continued)

To acquire Applewood, the Company borrowed $2.4 million from a correspondent bank. The debt was combined with a debt currently payable to the correspondent. The new note will be amortized over seven years, at one half percent over the correspondent's base interest rate (7.75% at June 30, 1994). The loan is secured by the Company's ownership interest in Goldenbank, N.A. and Goldenbank, Applewood. With a balance of $2.9 million at June 30, 1994, this note is the Company's only outstanding long-term debt.

Short-term borrowings, consisting of repurchase agreements and federal funds purchased by some of the Company's subsidiary banks, provided approximately one percent of funds from fiscal 1992 through fiscal 1994. Average short-term borrowings totaled $2.1 million in fiscal 1992, $3 million in fiscal 1993, and $3.8 million in fiscal 1994.

The average loan portfolio grew $6.4 million or 6.6% from fiscal 1992 to fiscal 1993, and rose $30.2 million or 29.2% from fiscal 1993 to fiscal 1994. The loan growth is attributable to the acquisition of Applewood and additional loan growth generated by the Company's other banking subsidiaries.

In reviewing the five year history of outstanding loans appearing on page 9 of this report, a decrease in the loan portfolio is noted from June 30, 1990 to June 30, 1991. Increases are noted through the remaining years presented in the table. From June 30, 1991, to June 30, 1992, loan growth of $1.3 million or 1.3% was realized. A more notable growth of $11 million or 11.2% occurred from June 30, 1992, to June 30, 1993. Loan growth totaled $51.1 million or 46.6% from June 30, 1993, to June 30, 1994.

The acquisition of the Applewood Bank accounted for a significant portion of the loan growth from June 30, 1993, to June 30, 1994. The Applewood Bank's loan portfolio totaled $20.5 million at June 30, 1994. Without the Applewood loans, the Company still successfully increased the loan portfolio $30.6 million or 27.8% from the end of fiscal 1993 to the end of fiscal 1994. The growth during fiscal 1994, as well as the growth from June 30, 1991, to June 30, 1993, is attributable to efforts by the Company to grow its portfolio through increased business development and the addition of quality lenders. Also positively affecting the growth in the loan portfolio is a strong Colorado economy, and the Company's identification as a local bank with local decision making capabilities.

Additional funds from the Company's growth have been placed into the investment portfolio. The average investment portfolio increased $23.3 million or 20.1% from fiscal 1992 to fiscal 1993 and $28.4 million or 20.4% from fiscal 1993 to fiscal 1994. The acquisition of Applewood increased the average investment total by $14.2 million. The Company's investments are a major component of its earning assets. During fiscal 1992, investments represented 47.1% of total average assets, and totaled 51.1% of total average assets in fiscal 1993, and 49.8% in fiscal 1994.

The Company will adopt Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective July 1, 1994, which will change the way the Company accounts for investment securities. Under SFAS No. 115, a portion of the Company's investment securities will be classified as "available for sale". These securities will be reported at current market value with both unrealized gains and losses, which primarily result from period-to-period interest rate changes, credited or charged, net of the related tax effect, directly to a separate component of stockholders' equity. This accounting will add volatility to the Company's capital, but net income will not be impacted unless the securities are sold.

Management's Discussion
Page 4

Financial Condition - (Continued)

Securities available for sale include securities, considered part of the Company's asset/liability management, that may be sold in response to changes in interest rates or for general liquidity purposes. In connection with the adoption of this new accounting standard, on July 1, 1994, the Company reclassified as "available for sale" securities with an amortized cost of $38.3 million representing approximately 10% of the Company's total assets. Equity capital decreased by $280 thousand to recognize an unrealized loss in the reclassified securities market value, net of taxes.

As members of the Federal Reserve System, the Company's subsidiary banks must maintain required levels of cash on hand or on deposit with the Federal Reserve Bank or other financial institutions. Each subsidiary bank is responsible for the maintenance of its "cash position" and to meet these requirements on a con-tinuous basis. In addition to these regulatory requirements, the Company keeps a portion of its funds available as cash or as amounts on deposit with the Federal Reserve Bank or other depository institutions, in order to satisfy its operational and liquidity requirements. An average of 5.8% of the Company's funds were held as cash and due from banks in fiscal 1994, and approximately 5% of the Company's funds were held in this manner during fiscal 1993 and fiscal 1992.

Earnings Performance

Net income for fiscal 1994 totaled a record $5.6 million, a 44% increase from the $3.9 million earned in fiscal 1993, which in turn was 12.4% greater than the $3.5 million earned in fiscal 1992. Net income per share was $4.10 for fiscal 1994, compared with $2.85 in fiscal 1993, and $2.54 in fiscal 1992.

The Company's 1994 earnings performance produced a return on average stockholders' equity of 22.79% and a return on average assets of 1.67%. This compares to a return on average equity of 19.16% and a return on average assets of 1.43% in fiscal 1993, and returns of 20.66% and 1.41% in fiscal 1992.

The Company's increased year-to-date earnings reflect the significant impact of the cumulative effect of an accounting change attributable to the adoption of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". The Company adopted SFAS No. 109, in July, 1993. This new ac-counting standard was adopted through a one-time cumulative adjustment to earnings in the amount of $1,035,070 or $.76 per share. The Company's net income before the accounting change was $4.6 million which was $680 thousand or 17.5% greater than fiscal 1993 net income.

The Company's earnings have also been positively affected by increases in net interest income and other income, and a decrease in the provision for loan losses. Negatively impacting earnings over the three years presented in the Consolidated Statements of Income were the accrual of income taxes and increases in other expenses.

Net interest income is defined as the total of interest income and amortized fees on loans less interest expense on deposits and borrowed funds. Earning assets are funded by interest bearing liabilities including deposits, short-term borrowings and long-term debt. Earning assets are also funded by net noninterest related funds consisting of demand deposits and stockholders' equity.

A strong net yield, plus growth in earning assets, produced net interest income on a fully taxable equivalent basis (FTE) for fiscal 1994 of $15.7 million, up 19.1% from $13.2 million in fiscal 1993. Net interest income on a FTE basis in fiscal 1992 was $11.9 million. To arrive at income on a fully taxable equivalent

Management's Discussion
Page 5

Earnings Performance - (Continued)

basis, adjustments were made to present yields on certain tax exempt municipal securities and loans as if such income were fully taxable. The table on page 6 of this report presents the Company's net interest income as if such income were fully taxable.

The Company's net yield on interest earning assets on a FTE basis was 5.02% for fiscal 1994, compared to 5.14% for fiscal 1993, and 5.20% for fiscal 1992. The net yield on interest earning assets is determined by expressing net interest income as a percentage of earning assets. The Company's net yield on interest earning assets is attributable to a combination of two factors which include the percentage of interest earning assets funded by interest bearing liabilities, and the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

During fiscal 1994, 75.5% of the Company's interest bearing assets were funded by interest bearing liabilities. During fiscal 1993, and fiscal 1992, respectively, 78.9%, and 82.6% of the Company's interest bearing assets were funded by interest bearing liabilities. The Company's ability to attract and maintain noninterest bearing deposits, and the decrease in the level of interest bearing assets funded by interest bearing liabilities, has enhanced the Company's net interest income over the last three years.

Interest rates on both assets and liabilities have declined over the past three fiscal years. The Company's yield on interest bearing assets declined 140 basis points to 7.73% from 9.13% when fiscal 1993 is compared to fiscal 1992. The yield on interest bearing assets declined to 7.09% or an additional 64 basis points from fiscal 1993 to fiscal 1994. The Company's cost of funds declined 148 basis points to 3.28% from 4.76% when fiscal 1993 is compared to fiscal 1992, and dropped an additional 53 basis points to 2.75% in fiscal 1994.

The larger reduction in the cost of funds as compared to the reduction in rates on interest bearing assets resulted in an improvement of 8 basis points in the net interest spread from fiscal 1992 to fiscal 1993. The greater reduction in the yield on interest bearing assets compared to the reduction in the cost of funds, resulted in a reduction in the net interest spread of 11 basis points from fiscal 1993 to fiscal 1994. While the increase in the net interest spread was fairly minimal from fiscal 1992 to fiscal 1993, and a reduction in net interest spread from fiscal 1993 to fiscal 1994 was realized, net interest earnings continues to be bolstered by volume increases and the reduction in the portion of earning assets funded by interest bearing liabilities.

A detailed analysis of the changes in the Company's net interest margin attributable to changes in volumes and rates appears in the table on page 6 of this report. Volume increases contributed $2 million to the increase in net interest income when fiscal 1993 is compared to fiscal 1992, and rate changes negatively impacted the net interest margin by $757 thousand. From fiscal 1993 to fiscal 1994, volume changes increased the net interest margin by $3.8 million while rate changes reduced the net interest margin by $1.2 million.

The Company's noninterest income is reflected in the Other Income section of the Consolidated Statements of Income. The Company's other income is categorized into three components. The most significant of these is fees on deposit accounts, followed by other fee income, and investment security gains. Other income for fiscal 1994 rose $376 thousand or 14.2%, compared with fiscal 1993, and increased $214 thousand or 8.8% from fiscal 1992 to fiscal 1993.

Service charges on both deposits and other services provided by the Company's

Management's Discussion
Page 6

Earnings Performance - (Continued)

banking subsidiaries have long been an important source of revenue. The other income category has been positively impacted from fiscal 1992, through fiscal 1994, by the establishment of a mortgage loan operation. Fees realized from mortgage loan operations totaled $42 thousand in fiscal 1992, increased to $228 thousand in fiscal 1993, and rose to $300 thousand in fiscal 1994. The Company currently is expanding its mortgage loan operations, by placing mortgage loan originators at the Company's various banking offices.

During fiscal 1994, the Company realized a $61 thousand investment security gain attributable to gains realized on municipal securities held by the Company which were called at a premium. The $39 thousand investment security gain for fiscal 1993, consists of two factors. First, gains of $21 thousand were realized on municipal and asset backed securities called at a premium. Second, an additional gain of $18 thousand was realized on the sale of asset backed securities, sold to avoid a concentration of credit from a single issuer. The $2 thousand security gain, in fiscal 1992, is also attributable to gains realized on municipal securities called at a premium.

A reduction in the provision for loan losses has positively impacted earnings over the three years presented in the Consolidated Statements of Income. The provision for loan losses for fiscal 1994, reflects a credit balance of $436 thousand compared to $431 thousand in expense for fiscal 1993, and $1.1 million in expense for fiscal 1992. The credit balance in fiscal 1994 is attributable to a $500 thousand reduction in the Allowance for Loan Losses balance, taken during the second quarter of the fiscal year, by the Company's lead bank in Golden. The credit was offset by provision expenses of $64 thousand at other subsidiary banks. The reduction in the Allowance for Loan Losses balance at the Golden Bank is due to the fact that the bank has improved the quality of its loan portfolio and reduced the level of problem loans.

During fiscal 1992, the Company had net charge offs of $729 thousand. In fiscal 1993, the Company realized net recoveries on previously charged off loans of $133 thousand. In fiscal 1994, the Company had net recoveries totaling $50 thousand. The positive trend in charge offs is attributable to stronger underwriting standards, early identification and workouts on problem credits, and a strengthening Colorado economy.

Management believes it has thoroughly reviewed its loan portfolio, and has identified and allowed for problem loans. The allowance for loan losses was 3.9% of total loans at June 30, 1993. Due to the quality of the loan portfolio, the allowance for loan losses was reduced to 3.2% of total loans at June 30, 1994. Management feels that the Company has adequately positioned itself against future credit risk at the current allowance level.

In May 1993, the Financial Accounting Standards Board issued Statement No. 114 (SFAS 114) "Accounting by Creditors for Impairment of a Loan", which addresses the accounting for impairment of certain loans in the Company's loan portfolio. The Company is required to adopt SFAS 114 by the year ending June 30, 1996. Management is unable to estimate the impact SFAS 114 will have on the reporting and disclosures in its balance sheet; however, management believes the statement will not have a material effect on the results of operations.

Other expenses for fiscal 1994 totaled $12.1 million which is an increase of $2.2 million or 22% compared to fiscal 1993. An increase of $733 thousand or 8% was realized in other expenses from fiscal 1992 to fiscal 1993. A notable factor in the large increase in other expenses, from fiscal 1993 to fiscal 1994, is the

Management's Discussion
Page 7

Earnings Performance - (Continued)

acquisition of the Company's new subsidiary bank, Goldenbank, Applewood. Without the Applewood Bank the other expenses would have increased $1.1 million or 11.1% when fiscal 1994 is compared to fiscal 1993.

Salaries and employee benefits, which represents 50.4% of total other expenses in fiscal 1994, increased $959 thousand or 18.6% compared to the same period a year ago. An increase of $466 thousand or 10% was realized when fiscal 1993 is compared to fiscal 1992. The expense increase reflects annual cost increases and additional staffing attributable to the Company's growth and the Applewood acquisition. The Company's total number of full-time equivalent employees increased from 178 at June 30, 1993, to 207 at June 30, 1994.

The change in other real estate (OREO) expenses had the effect of increasing other expenses for the last three years. These expenses are the costs associated with properties obtained through foreclosure, and include the costs of administering and operating these properties, any write downs in the value of the properties prior to their disposition, and the effect of gains and losses on the subsequent sale of these properties. Other real estate expenses also reflect rental income realized on these properties as a reduction to other real estate expenses.

The Company's other expenses have been positively affected in all three years presented in the Consolidated Statements of Income because income from OREO properties exceeded expenses in all three years. A reduction in OREO properties held by the Company over the three year period has reduced OREO income, however, and has had the effect of increasing the Company's other expenses as OREO income offsets expense in this portion of the income statement. The reduction in OREO income from $201 thousand in fiscal 1992, to $196 thousand in fiscal 1993, had the effect of increasing other expenses by $5 thousand, and the reduction in OREO income to $19 thousand in fiscal 1994, increased other expenses from the preceding fiscal year by $177 thousand.

The Company's other operating expenses increased from $3.8 million in fiscal 1992, to $3.9 million in fiscal 1993, and rose to $4.7 million in fiscal 1994. The significant increase in fiscal 1994 includes expenses from the Applewood Bank and costs associated with the Company's name change.

Income tax expense was $36 thousand and had little impact on earnings in fiscal 1992. In fiscal 1992 the Company was able to offset regular taxable income, and 90% of alternative minimum taxable income, with net operating losses carried forward from prior years.

Because of the net operating loss carryforward available to offset regular taxable income in fiscal 1993, the Company incurred both a regular tax liability and alternative minimum tax for the fiscal 1993. The Company had substantially exhausted its net operating loss carryforwards, which could be used to offset alternative minimum tax, by the end of the fiscal 1992. Accordingly, income tax expense for fiscal 1993, reflects the accrual of alternative minimum tax of $314 thousand and regular tax of $701 thousand.

Alternative minimum taxes paid by the Company in fiscal 1993, as well as alternative minimum taxes paid in prior periods, in excess of regular income taxes, totaled $429 thousand, and were realized as tax credits in fiscal 1994. The tax benefits of the alternative minimum taxes was reflected in the cumulative adjustment attributable to the adoption of the Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109).

Management's Discussion
Page 8

Earnings Performance - (Continued)

SFAS 109 was issued in February, 1992, and superseded the Statement of Financial Accounting Standards Management's Discussion No. 96 (SFAS 96). The Company was required to adopt SFAS 109 in July, 1993. As noted earlier in this discussion the Company adopted this new accounting change with a one time cumulative adjustment of $1 million dollars.

Income tax expense, before the cumulative effect of accounting change, totaled $1.9 million for fiscal 1994, an increase of $910 thousand or 89.6% over fiscal 1993. An increase in earnings, combined with the fact that at June 30, 1992, the Company had an unused net operating loss carryforward of $2.4 million, which was carried forward to offset regular taxable income for fiscal 1993, were key factors in the increase noted from fiscal 1993 to fiscal 1994 in income tax expense.

ASSET QUALITY

Loans of $160.7 million and investment securities totaling $173.5 million are the principal assets of the Company. These two asset categories combined make up 87.9% of total assets at June 30, 1994.

The quality of the Company's loan portfolio is monitored on an ongoing basis. All of the Company's subsidiary banks have written loan policies which help provide for consistent loan underwriting and the basis for prudent loan decisions. Credit decisions are based on the ability of the borrowers to repay the loan and the value and liquidity of underlying collateral. Loan officers are charged with the responsibility of reviewing existing loans on an ongoing basis, identifying potential problem credits, and developing action plans to collect and reduce problem loans. In addition, loans are subject to review by the Company's internal loan review officer, the Company's independent auditors, and bank regulatory agencies.

The Company's internal loan review is performed by a loan review officer who operates independently of the lending department and reports directly to the banking subsidiaries' Boards of Directors. Loan review encompasses examinations of the subsidiary banks' loans for credit quality, documentation, and adherence to loan policy. The Company also strives to avoid undue credit risk in its loan portfolio by monitoring concentrations of loans by collateral, purpose, and industry. The Company has no significant exposure to highly leveraged transactions and has no foreign credits in its loan portfolio.

The Company's level of problem assets increased from $1.2 million at June 30, 1993, to $1.9 million at June 30, 1994. Problem assets consist of other real estate (OREO), nonaccrual loans, and loans 90 days past due. The Applewood Bank's problem assets totaled $1.1 million at June 30, 1994, and accounted for the rise noted in problem assets.

At June 30, 1994, the Company had OREO of $414 thousand compared to $60 thousand at June 30, 1993. Applewood's OREO totaled $394 thousand at June 30, 1994. Appraisals on OREO properties generally are obtained annually. Any reduction in the fair market value of the property is recorded immediately. The OREO balance reflected in the balance sheets is the estimated amount expected to be realized on the sale of the property, net of sales expense.

Nonaccrual loans at June 30, 1994, were $1.4 million compared to $1.1 million at June 30, 1993. Applewood's nonaccrual loans were $720 thousand at June 30,
1994. The Company's 90 day past due loans totaled $7 thousand at June 30, 1994. The Company is addressing the problem loans at the Applewood Bank and is implementing

Management's Discussion
Page 9

Asset Quality - (Continued)

the same monitoring and review standards which are in place at its other subsidiary banks.

The quality of the investment portfolio is a primary concern of management. The Company's investment portfolio is structured to provide profitability, and is managed to monitor the quality of investments, and provide acceptable levels of liquidity.

U.S. government securities make up $84 million or 48.4% of the investment portfolio at June 30, 1994. Obligations of states and political subdivisions (municipal securities), comprise $22.7 million or 13.1% of the portfolio. Currently, 68.3% of the municipal securities are Colorado bonds and 89.9% are rated A or higher.

The Company also invests in mortgage backed securities and asset backed securities. The mortgage backed securities consist of bonds secured by pools of pass-through mortgage securities, primarily of U.S. Agencies. The asset backed securities are secured by pools of automobile loans, home equity loans, and letters of credit. The mortgage backed securities are high quality securities and consequently provide a good credit risk. All of the mortgage backed securities are rated AAA. All of the asset backed securities are rated at least A and 96.7% are rated AAA.

Liquidity

One of the principal functions of asset/liability management is to provide for adequate liquidity. Liquidity is the ability to ensure that sufficient funds are available to satisfy contractual liabilities, to meet fluctuating loan demand and withdrawal requirements of depositors, and to fund operations. The Company depends on its financial strength, asset quality, and the stability of its deposit base to ensure adequate liquidity. In the ordinary course of business, cash flows needed to meet liquidity requirements are generated from the Company's interest and fee income, repayments of loan balances, and the regularly scheduled maturities and cash flows of other earning assets.

Projected cash flows and maturities of the Company's investment portfolio, due within one year, total $73.9 million, at June 30, 1994, and represent 42.6% of the portfolio. Maturities in the loan portfolio also provide a steady flow of funds. As of June 30, 1994, $59.4 million in commercial and real estate loans, representing 37% of the total loan portfolio, mature within one year. Loan maturities as well as regularly scheduled loan payments provide a source of liquidity.

The overall liquidity of the Company is also enhanced by its federal funds sold position. In addition, the Company has the ability to purchase federal funds through established correspondent banking relationships should the need arise.

The parent company's cash requirements consist primarily of dividends to shareholders and principal and interest payments on debt. The long-term debt of the parent is relatively moderate compared to its peers. The principal source of funds for the parent is dividends from its subsidiary banks. Based on the strong capital levels and current earnings of the subsidiary banks, projected cash flows of the parent are adequate to service the debt and provide for its operational needs.

Management's Discussion
Page 10

Capital Resources

Company's capital adequacy is important for a number of reasons. The strength of the Company can be determined by a review of its underlying capital. A strong capital base is necessary to support the volume, type, and character of the Company's business and to provide for the absorption of adverse operating results. In addition, the capital position of the Company lends itself to promote public confidence in the Company and its subsidiary banks, and furnishes a safeguard for depositors and other creditors.

Equity of the Company increased $4.7 million or 21% from June 30, 1993, to June 30, 1994. The increase is attributable to earnings less shareholder dividends. Annual dividends of $.65 per share, for fiscal 1994, represent an increase of $.25 per share or 62.5%, when compared to fiscal 1993.

The Federal Reserve's final guidelines pertaining to risk-based capital became effective December 31, 1992. The guidelines require the calculation of risk-based capital ratios which provide a more consistent system for comparing capital positions of banking organizations and to consider the different degrees of credit risk among an organization's assets and off-balance sheet items in assessing capital adequacy. Under these final guidelines, the Company's Tier 1 capital was 12.47%, and the total capital was 13.72%, of risk-based assets at June 30, 1994. These risk-based capital ratios are well above the minimum requirements of 4% for Tier 1 capital and 8% for total risk-based capital.

In addition, the Federal Reserve Board has introduced the leverage ratio, which measures Tier 1 capital against quarterly average assets, net of goodwill. A leverage ratio of 3% is the minimum requirement for the most highly rated banking organizations and most banking organizations would be expected to maintain a leverage ratio between 4% and 5%. The Company's leverage ratio at June 30, 1994, is 6.95%.

The Company's subsidiary banks must also comply with the risk-based capital guidelines and the leverage ratio requirements. At June 30, 1994, all of the subsidiary banks exceed the regulatory minimums.

The Federal Deposit Insurance Corporation (FDIC) has published the conditions for banks to qualify as a "well capitalized" bank for the purpose of assignment of FDIC insurance premium rates. To qualify as a "well capitalized" bank, an institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10%, and a leverage ratio of at least 5%. If a bank meets these capital standards, and has a sufficiently high supervisory rating, it will be assessed the lowest FDIC insurance premium rate of $.23 per $100. All of the Company's subsidiary banks currently meet the criteria of a "well capitalized" bank.

Interest Rate Sensitivity

Interest sensitivity risk is the risk that future changes in interest rates will decrease net interest income. Net interest income is affected by fluctuations in market interest rates as a result of mismatches in the repricing of its assets and liabilities. These mismatches are quantified in specific time intervals and are referred to as interest rate sensitivity gaps. An asset sensitive gap position, indicates that the net interest margin will move in the same direction as interest rates (i.e., as rates increase the net interest margin will increase). A liability sensitive gap position would cause net interest margin to move in the opposite direction from interest rates.

The following table presents the Company's gap profile at June 30, 1994. To take

Management's Discussion
Page 11

Interest Rate Sensitivity - (Continued)

into account such factors as prepayments of certain types of loans and investments the analysis focuses on the expected repricing of these assets (the "managerial gap") rather than on contractual terms. For deposits without defined maturities - savings, NOW, and money market accounts - the estimated life is based on maximum stated lives as provided by the guidelines in the proposed
Section 305 of the Federal Deposit Insurance Corporation Improvement Act.

Interest Rate Sensitivity Table

                                        Cumulative Sensitivity Period
                                        -----------------------------
                                Three      Six       One     One to   Over Five
(Dollar Amounts in Thousands)   Months    Months     Year  Five Years    Years
                               ------------------------------------------------
Interest earning assets:
 Short-term investments        $16,300  $ 16,300  $ 16,300  $ 16,300   $ 16,300
 Securities                     13,656    35,310    71,992   166,391    173,546
 Loans                          61,013    66,124    74,576   136,475    160,676
                               -------  --------  --------  --------   --------
Total                           90,969   117,734   162,868   319,166    350,522
Interest bearing liab.:
 Savings and NOW accounts            0         0         0   128,486    128,486
 Money market accounts               0    13,103    39,310    65,516     65,516
 Time deposits                  20,982    32,357    45,333    59,041     59,160
 Short-term borrowings           4,800     4,800     4,800     4,800      4,800
 Long-term debt                  2,946     2,946     2,946     2,946      2,946
                               -------  --------  --------  --------   --------
Total                           28,728    53,206    92,389   260,789    260,908
                               -------  --------  --------  --------   --------

Interest sensitivity gap       $62,241  $ 64,528  $ 70,479  $ 58,377   $ 89,614
                               =======  ========  ========  ========   ========
Percent of earning assets        17.76%    18.41%    20.11%    16.65%     25.57%

This table shows that the Company is asset sensitive, and is in a favorable position, as management believes we are currently in a rising rate environment.

Gap analysis provides a static view of the Company's rate sensitivity at a specific point in time. Further, this type of analysis assumes that rate sensitive assets and liabilities are equally sensitive to rate changes within the periods shown. In reality, however, there are varying degrees of rate sensitivity.

Due to the limitations of gap reports, the Company uses a simulation model as its primary method of measuring interest rate risk. The model simulates the Company's interest margin over a variety of interest rate scenarios and time horizons. Because of the model's dynamic nature it can capture the effects of different patterns of rate movements and the changing relationships between rates. In addition, the model can take into account the effects of interest rate ceilings and floors. At June 30, 1994, the Company's simulation modeling indicates that net interest income would not fluctuate by more than 7.2% due to a change in interest rates of 200 basis points. If interest rates rise, the change would be positive, and as previously stated, management believes that the Company is in a favorable position to take advantage of a rising rate environment.

ITEM 7.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF MANAGEMENT

The accompanying consolidated balance sheets of Goldenbanks of Colorado, Inc. and its subsidiaries at June 30, 1994, and 1993, and the consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended June 30, 1994, have been prepared by management in accordance with generally accepted accounting principles appropriate in the circumstances. Where amounts must be based on estimates and judgments, they represent the best estimates of management. Management is responsible for the integrity, objectivity, consistency and fair presentation of the financial statements.

The Company maintains a system of internal accounting controls intended to provide reasonable assurance that transactions are properly recorded in order to facilitate preparation of the financial statements. The system is also designed to provide reasonable assurance that transactions are executed in accordance with management's authorizations and that assets are adequately safeguarded.

The Company employs an organizational structure which supports the system of internal accounting control by providing effective division of responsibilities and the development and dissemination of policies and procedures.

Management believes that the audits conducted by the internal and independent auditors provide reasonable assurance of the adequacy of the internal accounting controls. The Board of Directors and the Audit Committee meet with both the internal and external auditors to review the scope of audits, findings and actions to be taken by management.

The report of the Company's independent auditors, Deloitte & Touche LLP, follows. The report states that the Company's financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at June 30, 1994, and 1993, and the results of their operations and their cash flows for the three years in the period ended June 30, 1994.




William J. Fortune                     G. Scott Gagon
President, Chairman of the             Executive Vice President,
  Board, and Chief Executive             Treasurer, Director and
  Officer                                Principal Financial
                                         Officer

INDEPENDENT AUDITORS' REPORT



To the Shareholders and the Board of Directors of Goldenbanks of Colorado, Inc.:

We have audited the accompanying consolidated balance sheets of Goldenbanks of Colorado, Inc. and its subsidiaries as of June 30, 1994 and 1993, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Goldenbanks of Colorado, Inc. and its subsidiaries at June 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1994 in conformity with generally accepted accounting principles.

As discussed in Note J to the consolidated financial statements, the Corporation changed its method of accounting for income taxes effective July 1, 1993.


Deloitte & Touche  LLP
Denver, Colorado

August 5, 1994

GOLDENBANKS OF COLORADO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                      June 30
                                                         -----------------------------
                                                              1994            1993
                                                              ----            ----
ASSETS
Cash and due from banks - Note C                          $ 23,006,093    $ 15,551,142
Federal funds sold                                          16,300,000       5,520,000
                                                          ------------    ------------
    Cash and cash equivalents                               39,306,093      21,071,142
Investment securities (market value, 1994,
 - $170,964,426;  1993 - $150,312,547) - Notes D and H     173,546,273     148,685,874
Loans - Notes E and F                                      160,675,618     109,620,091
Less:  Allowance for loan losses                            (5,173,781)     (4,302,212)
                                                          ------------    ------------
    Net loans                                              155,501,837     105,317,879
Premises and equipment - Note G                              5,716,391       2,078,633
Cost of businesses acquired in excess of
 net assets - Notes A and B                                  1,641,602         792,339
Other real estate                                              414,000          60,000
Other assets                                                 4,043,692       2,304,335
                                                          ------------    ------------
TOTAL ASSETS                                              $380,169,888    $280,310,202
                                                          ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Noninterest bearing                                      $ 89,151,849    $ 55,737,272
 Interest bearing:
  Money market accounts                                     65,516,229      43,413,874
  NOW accounts                                              68,231,739      51,936,167
  Savings                                                   60,254,257      44,403,393
  Time certificates of $100,000 or more                     11,386,193       9,791,674
  Time certificates of less than $100,000                   47,773,571      46,036,995
                                                          ------------    ------------
    Total deposits                                         342,313,838     251,319,375

Short-term borrowings - Note H                               4,799,885       3,364,374
Accrued expenses and other liabilities                       2,878,579       1,738,301
Long-term debt - Note I                                      2,946,429       1,379,064
                                                          ------------    ------------
TOTAL LIABILITIES                                          352,938,731     257,801,114

COMMITMENTS AND CONTINGENCIES - Notes L and N

Stockholders' equity - Note M:
 Preferred stock, par value $10.00 a share -
  300,000 shares authorized, none outstanding
 Common stock, par value $.05 a share -
  3,000,000 shares authorized, 1,366,932
  shares issued and outstanding                                 68,347          68,347
 Capital surplus                                               885,778         885,778
 Retained earnings                                          26,277,032      21,554,963
                                                          ------------    ------------
TOTAL STOCKHOLDERS' EQUITY                                  27,231,157      22,509,088

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $380,169,888    $280,310,202
                                                          ============    ============

See notes to consolidated financial statements.

GOLDENBANKS OF COLORADO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                     Years Ended June 30
                                          ---------------------------------------------
                                              1994            1993            1992
                                          ---------------------------------------------
Interest income:
 Loans, including fees                     $13,031,907     $10,315,617     $10,359,978
 Taxable investment securities               7,397,585       7,701,491       8,374,893
 Investment securities exempt from
  federal income taxes                         858,056         842,914         872,291
 Federal funds sold                            363,490         402,216         688,784
 Interest bearing deposits                           0               0          25,833
                                           -----------     -----------     -----------
    Total interest income                   21,651,038      19,262,238      20,321,779
                                           -----------     -----------     -----------
Interest expense:
 Deposits                                    6,195,423       6,294,972       8,523,005
 Short-term borrowings                         114,411         105,298         129,085
 Long-term debt                                185,655         238,117         343,892
                                           -----------     -----------     -----------
    Total interest expense                   6,495,489       6,638,387       8,995,982
                                           -----------     -----------     -----------
NET INTEREST INCOME                         15,155,549      12,623,851      11,325,797
Provision for loan losses                     (436,500)        431,000       1,061,000
                                           -----------     -----------     -----------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                            15,592,049      12,192,851      10,264,797
                                           -----------     -----------     -----------
Other income:
 Fees on deposit accounts                    2,004,900       1,846,064       1,960,863
 Investment security gains                      60,618          38,987           2,000
 Other                                         958,944         763,271         470,974
                                           -----------     -----------     -----------
    Total other income                       3,024,462       2,648,322       2,433,837
                                           -----------     -----------     -----------
Other expense:
 Salaries and employee benefits - Note O     6,103,836       5,145,086       4,679,039
 Occupancy expense, net                        857,744         711,374         643,724
 Equipment expense                             429,452         342,689         271,077
 Other real estate expense(income), net        (18,685)       (196,012)       (201,462)
 Other - Note K                              4,743,507       3,927,385       3,805,381
                                           -----------     -----------     -----------
    Total other expense                     12,115,854       9,930,522       9,197,759
                                           -----------     -----------     -----------
INCOME BEFORE INCOME TAXES                   6,500,657       4,910,651       3,500,875
Income tax provision - Note J                1,925,151       1,015,339          35,526
                                           -----------     -----------     -----------
NET INCOME BEFORE ACCOUNTING CHANGE          4,575,506       3,895,312       3,465,349

CUMULATIVE EFFECT OF ACCOUNTING
 CHANGE - Note J                             1,035,070               0               0
                                           -----------     -----------     -----------
NET INCOME                                 $ 5,610,576     $ 3,895,312     $ 3,465,349
                                           ===========     ===========     ===========
NET INCOME PER COMMON SHARE BEFORE
 CUMULATIVE EFFECT OF ACCOUNTING CHANGE          $3.34           $2.85           $2.54
CUMULATIVE EFFECT OF ACCOUNTING CHANGE             .76               0               0
                                                 -----           -----           -----
NET INCOME PER COMMON SHARE                      $4.10           $2.85           $2.54
                                                 =====           =====           =====
DIVIDENDS DECLARED PER COMMON SHARE               $.65            $.40            $.15
                                                  ====            ====            ====
AVERAGE SHARES OUTSTANDING                   1,366,932       1,366,932       1,366,932
                                             =========       =========       =========

See notes to consolidated financial statements.


GOLDENBANKS OF COLORADO, INC. AND  SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Years Ended June 30
                                          ---------------------------------------------
                                              1994            1993            1992
                                              ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                $ 5,610,576     $ 3,895,312     $ 3,465,349
                                           -----------     -----------     -----------
 Adjustments:
  Provision for loan losses                   (436,500)        431,000       1,061,000
  Depreciation and amortization                470,022         223,973         247,170
  Write downs of other real estate owned         6,598          25,000         100,000
  Accretion/amortization of discount/premium
   on investments                              671,492         678,975         (12,323)
  Gain on sale of other real estate owned      (45,450)        (60,246)       (148,299)
  (Gain) loss on disposal of fixed assets        9,649            (290)          1,200
  Gain on early call/sale of
   investment securities                       (60,618)        (38,987)         (2,000)
  Deferred taxes                               438,443              --              --
  Cumulative effect of accounting change    (1,035,070)             --              --
  Change in other assets                      (831,973)        107,143         221,168
  Change in accrued expenses and other
   liabilities                                 733,924        (224,245)        272,079
                                           -----------     -----------     -----------
      Total adjustments                        (79,483)      1,142,323       1,739,995
                                           -----------     -----------     -----------
      Net cash provided by operating
       activities                            5,531,093       5,037,635       5,205,344
                                           -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales of investment
  securities                                        --       2,134,644              --
 Proceeds from maturities of investment
  securities                                72,738,953      79,689,505      43,210,665
 Purchase of investment securities         (87,087,472)   (108,396,014)    (59,056,000)
 Change in interest bearing deposits                --              --         746,824
 Change in loans                           (31,044,960)     (9,390,112)     (1,310,386)
 Proceeds from sale of other real estate
  owned                                        570,351         193,763       1,324,060
 Purchase Applewood - Net of cash equivalents
  received*                                  9,060,534              --              --
 Proceeds from sale of premises and
  equipment                                         --           1,958           9,313
 Purchase of premises and equipment         (1,835,726)       (560,734)       (205,283)
                                           -----------     -----------     -----------
    Net cash applied to investing
     activities                            (37,598,320)    (36,326,990)    (15,280,807)
                                           -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in deposits                         48,051,116      16,761,035      24,661,182
 Proceeds from long-term debt                2,359,992              --              --
 Repayments of long-term debt                 (792,627)     (1,721,660)       (868,419)
 Change in short-term borrowed funds         1,435,510         656,907         387,281
 Dividends paid                               (751,813)       (410,080)        (68,346)
                                           -----------     -----------     -----------
    Net cash provided by financing
     activities                             50,302,178      15,286,202      24,111,698
                                           -----------     -----------     -----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                           18,234,951     (16,003,153)     14,036,235

CASH AND CASH EQUIVALENTS, AT
 BEGINNING OF PERIOD                        21,071,142      37,074,295      23,038,060
                                           -----------     -----------     -----------
CASH AND CASH EQUIVALENTS, AT END
 OF PERIOD                                 $39,306,093     $21,071,142     $37,074,295
                                           ===========     ===========     ===========


CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:
 Cash received (paid) during
  the year for:
  Interest income                              $21,201,788   $19,437,454   $20,544,156
  Interest expense                              (6,499,865)   (6,726,801)   (9,075,508)
  Income taxes                                  (1,190,000)   (1,088,000)      (10,606)

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
 Transfers of loans to other real estate owned    $444,794      $     --      $130,950
 Transfers of other real estate owned to loans          --            --       859,655
 Dividends declared not yet paid                   410,080       273,386       136,693

* On November 19, 1993, the company acquired the assets and deposits and certain liabilities of Bank of Applewood d/b/a Citywide Bank of Applewood as follows:


    Fair Value of Assets Acquired and Liabilities Assumed:
      Cash and Cash Equivalents                                           $ 11,560,534
      Investment Securities                                                 11,122,753
      Loans, Net                                                            19,034,851
      Property and Equipment                                                 2,219,550
      Deposits                                                             (42,943,347)
      Other, Net                                                             1,505,659
                                                                           -----------
         Cash Paid                                                        $  2,500,000
                                                                           -----------

See notes to consolidated financial statements.



GOLDENBANKS OF COLORADO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                             Common Stock
                                             ------------              Retained     Stockholders'
                                      Shares     Amount    Surplus     Earnings        Equity
                                      -----------------------------------------------------------
BALANCE AT JUNE 30, 1991              1,366,932   $68,347  $885,778  $14,946,114   $15,900,239
Net income                                                             3,465,349     3,465,349
Dividends declared - $.15 per share                                     (205,039)     (205,039)
                                      --------------------------------------------------------
BALANCE AT JUNE 30, 1992              1,366,932    68,347   885,778   18,206,424    19,160,549
Net income                                                             3,895,312     3,895,312
Dividends declared - $.40 per share                                     (546,773)     (546,773)
                                      --------------------------------------------------------
BALANCE AT JUNE 30, 1993              1,366,932    68,347   885,778   21,554,963    22,509,088
Net income                                                             5,610,576     5,610,576
Dividends declared - $.65 per share                                     (888,507)     (888,507)
                                      --------------------------------------------------------
BALANCE AT JUNE 30, 1994              1,366,932   $68,347  $885,778  $26,277,032   $27,231,157
                                      ========================================================

See notes to consolidated financial statements.

GOLDENBANKS OF COLORADO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A - ACCOUNTING POLICIES

Consolidation - The consolidated financial statements include the accounts of Goldenbanks of Colorado, Inc. (the Company) and its wholly owned subsidiaries, Goldenbank, N.A., Goldenbank, N.A. Westminster, Goldenbank, N.A. Englewood, Goldenbank, Applewood (the Banks), and Goldenbanks Service Corp. All material intercompany accounts and transactions have been eliminated.

Statement of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand balances due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities - Prior to July 1, 1994, the Company acquired investment securities with the intent to hold the securities to maturity. Accordingly, such securities were carried at amortized cost.

On July 1, 1994, the Company adopted Financial Accounting Standards Board Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities," and a portion of the Company's investment securities were classified as "available for sale." Securities classified as "available for sale" are measured at fair value. Unrealized holding gains and losses are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Securities with a book value of $38.3 million were transferred to "available for sale" and a charge of $280 thousand, which is net of income tax, was recorded in equity to recognize the difference between the carrying value and the fair value of these securities.

The adjusted cost of specific investment securities is used to compute gains and losses upon disposition, and net gains/losses are shown separately as a component of Other Income.

Revenue Recognition - Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Loan fees which represent an adjustment to interest yield are deferred and amortized over the estimated life of the loan.

Allowance for Loan Losses - The allowance for loan losses is established through a provision for loan losses charged to operations. The allowance is determined based on management's evaluation of the loan portfolio in light of economic conditions, changes in the nature and volume of the loan portfolio, loan loss experience of prior years, and other relevant factors. Management reviews the allowance on a monthly basis to determine whether additional provisions should be made to the allowance after considering the above factors.

In May 1993, the Financial Accounting Standards Board issued Statement No. 114 (SFAS 114) "Accounting by Creditors for Impairment of a Loan", which addresses the accounting for impairment of certain loans in the Company's loan portfolio. The Company is required to adopt SFAS 114 by the year ending June 30, 1996. Management is unable to estimate the impact SFAS 114 will have on the reporting and disclosures in its balance sheet; however, management believes the statement will not have a material effect on the results of operations.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods based on estimated useful lives of the assets.

Other Real Estate - Other real estate (real estate acquired through foreclosure or through deed in lieu of foreclosure) is carried at the lower of fair value less cost to sell or principal balance of the loan, and is held for resale.

Intangible Assets - The cost of businesses acquired in excess of net assets includes $792,339 attributable to the purchase of the Golden Bank in 1962. This amount is not being amortized since, in the opinion of management, this asset has continuing value over an indefinite period of time. In 1994, the purchase of the Applewood Bank resulted in cost of business acquired in excess of net assets of $903,857, which is being amortized on a straight-line basis over a period of fifteen years and has a book value of $849,263 at June 30, 1994.

Income Taxes - The Company adopted Statement of Financial Accounting Standards NO. 109, "Accounting for Income Taxes" (SFAS No. 109), effective July 1, 1993. This statement supersedes Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes", which was adopted by the Company July 1, 1991. In adopting SFAS No. 109 the Company did not restate its financial results prior to fiscal 1994. The cumulative effect on prior years of adopting SFAS No. 109 was recognized as an increase to income of $1,035,070 ($.76 per share).

The basic objective of SFAS No. 109 is the recognition of the tax consequences of a transaction or an event in the same period that the transaction or event is recognized in the Company's financial statements. It is a balance sheet approach to income taxes and a current tax liability/asset is recognized for the estimated taxes payable/refundable as reported in the current year's tax return. In addition, deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences and carryforwards. Other than the cumulative effect, the adoption of SFAS No. 109 had no effect on the results of operations.

Earnings Per Share - Net income per share is calculated by dividing net income and the cumulative effect of accounting change by the weighted average number of common shares outstanding during the period.

Reclassifications - Certain previously reported amounts have been reclassified to conform to the current year's presentation.


NOTE B - ACQUISITIONS

Effective the close of business on November 19, 1993, the Company acquired the assets and deposit liabilities and certain other liabilities of Bank of Applewood d/b/a Citywide Bank of Applewood. The Company formed a wholly owned subsidiary, Goldenbank, Applewood, for the benefit of the purchased assets and liabilities. The Company paid a purchase price of $2,640,000, including $140,000, for a non-compete agreement which will be amortized over the term of the agreement of three years.

The acquisition was accounted for under the purchase method and, accordingly, the operating results of Goldenbank, Applewood have been included in the consolidated operating results since the date of acquisition. The funds used for the acquisition were provided by long-term debt, a special dividend from one of the company's subsidiaries, Goldenbank, N.A., and cash from the Company. The acquisition resulted in goodwill of $903,857 which is being amortized over 15 years on a straight-line basis. The pro forma results listed below are unaudited and reflect purchase price accounting adjustments assuming the acquisition occurred at the beginning of each year presented.

                                                          1994           1993
                                                          ----           ----
Net Interest Income                                   $15,685,908    $14,436,110
Net Income Before Accounting Change                     3,141,787      3,818,180
Net Income                                              4,176,859      3,818,180
Net Income Per Common Share:
  Before Cumulative Effect of Accounting Change             $2.29          $2.79
  Cumulative Effect of Accounting Change                      .76             --
                                                            -----          -----
  Net Income Per Common Share                               $3.05          $2.79
                                                            =====          =====


NOTE C - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended June 30, 1994, was approximately $4,436,225.


NOTE D - INVESTMENT SECURITIES

The aggregate carrying amount and market value of investment securities at June 30 are:

                                                     1994
                             ---------------------------------------------------
                              Carrying     Unrealized   Unrealized      Market
                               Amount        Gains        Losses         Value
                               ------        -----        ------         -----
U.S. Government obligations  $ 83,977,294  $  109,325   $1,171,555  $ 82,915,064
Obligations of states
 and political subdivisions    22,738,435     335,454      276,145    22,797,744
Mortgage backed securities     48,067,217      39,330    1,280,919    46,825,628
Asset backed securities        18,462,177       2,755      340,092    18,124,840
Federal Reserve Bank stock        301,150                                301,150
                             ------------  ----------   ----------  ------------
Total                        $173,546,273  $  486,864   $3,068,711  $170,964,426
                             ============  ==========   ==========  ============
                                                      1993
                             ---------------------------------------------------
                                 Carrying    Unrealized   Unrealized      Market
                                  Amount       Gains        Losses         Value
                                  ------       -----        ------         -----
U.S. Government obligations  $ 59,658,599  $  826,010   $    9,868  $ 60,474,741
Obligations of states
 and political subdivisions    26,414,100     738,704       36,467    27,116,337
Mortgage backed securities     45,394,060     230,396      223,096    45,401,360
Asset backed securities        16,917,965     111,494       10,500    17,018,959
Federal Reserve Bank stock        301,150                                301,150
                             ------------  ----------   ----------  ------------
Total                        $148,685,874  $1,906,604   $  279,931  $150,312,547
                             ============  ==========   ==========  ============


The carrying amount and market value of investment securities at June 30, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Carrying         Market
                                          Amount           Value
                                      ----------------------------
Under 1 year                          $ 45,268,957    $ 45,275,517
1 to 5 years                            58,370,605      57,260,283
5 to 10 years                            1,193,254       1,270,812
Over 10 years                            2,184,063       2,207,346
Mortgage backed securities              48,067,217      46,825,628
Asset backed securities                 18,462,177      18,124,840
                                      ------------    ------------
Total                                 $173,546,273    $170,964,426
                                      ============    ============

Gross gains of $60,618, $38,987, and $2,000, were primarily attributable to securities called prior to maturity for the years ended 1994, 1993, and 1992, respectively.

Investment securities with a par value of $43,285,000 and $23,046,000 at June 30, 1994, and 1993, respectively, are pledged to secure public deposits and for other purposes.


NOTE E - LOANS AND ALLOWANCE FOR LOAN LOSSES

A comparative summary of loans by category is as follows:

                                                       June 30
                                           ------------------------------
                                                1994              1993
                                                ----              ----
Commercial, industrial, and agricultural   $ 63,341,987      $ 38,596,854
Instalment                                   46,940,323        34,893,467
Real estate - mortgage                       27,013,281        23,079,507
Real estate - construction                   20,927,863        10,374,385
Industrial revenue and municipal loans        2,452,164         2,675,878
                                           ------------      ------------
Total                                      $160,675,618      $109,620,091
                                           ============      ============

As of June 30, 1994, management believes there are no significant concentrations of credit risk in the loan portfolio other than real estate related loans, the majority of which are located in the Denver metro area. The Banks have no significant exposure to highly leveraged transactions and have no foreign credits in their portfolio.

A comparative summary of changes in the allowance for loan losses is as follows:

                                            Years Ended June 30
                                 ------------------------------------------
                                    1994            1993            1992
                                    ----            ----            ----
Balance at beginning of year     $4,302,212      $3,737,913      $3,406,018
Applewood balance at
 date of acquisition              1,257,746
Provision charged to
 operations                        (436,500)        431,000       1,061,000
                                 ----------      ----------      ----------
Total                             5,123,458       4,168,913       4,467,018
                                 ----------      ----------      ----------
Loan losses                        (490,102)       (202,319)     (1,030,333)
Less recoveries                     540,425         335,618         301,228
                                 ----------      ----------      ----------
Net recoveries (losses)              50,323         133,299        (729,105)
                                 ----------      ----------      ----------
Balance at end of year           $5,173,781      $4,302,212      $3,737,913
                                 ==========      ==========      ==========

The principal amount of nonaccrual loans was $1,442,000, $1,095,000, and $1,535,000 at June 30, 1994, 1993, and 1992, respectively. If interest had been current on these loans, additional income would have approximated $55,000, $90,000, and $195,000, respectively, for the years ended June 30, 1994, 1993, and 1992. The principal amount of loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower was $100,000, $716,000, and $885,000, at June 30, 1994, 1993, and 1992, respectively. At June 30, 1994, the amount the Company was committed to lend to borrowers with loans that are nonaccrual or renegotiated was $-0-. The effect on earnings of interest lost on renegotiated loans is not material.


NOTE F - LOANS TO RELATED PARTIES

Certain directors and officers of the Company and the Banks and companies in which they have ten percent or more beneficial interest were customers of and had transactions with the Banks in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans is approximately $1,110,000 and $830,000 at June 30, 1994, and 1993, respectively. During 1994, $456,000 of new loans were made and repayments totaled $176,000.


NOTE G - PREMISES AND EQUIPMENT

                                                            June 30
                                                   --------------------------
                                                      1994            1993
                                                      ----            ----
Land                                               $1,479,421      $  855,321
Buildings                                           3,309,116         881,287
Leasehold improvements                                351,717         255,942
Furniture and fixtures                              3,012,341       2,291,283
Automobiles                                           169,988          98,426
                                                   ----------      ----------
Total                                               8,322,583       4,382,259
Less accumulated depreciation and amortization      2,606,192       2,303,626
                                                   ----------      ----------
Premises and equipment - Net                       $5,716,391      $2,078,633
                                                   ==========      ==========

NOTE H - SHORT-TERM BORROWINGS

The Company's short-term borrowings represent securities sold under agreements to repurchase (repurchase agreements) and federal funds purchased. The following table summarizes short-term borrowings for the last three years:

                                                     June 30
                                     ---------------------------------------
                                         1994          1993          1992
                                         ----          ----          ----
Balance at year end                  $ 4,799,885    $3,364,374    $2,707,467
Weighted average interest
 rate at year end                            3.9%          3.1%          4.0%
Maximum amount outstanding at
 any month's end                     $13,676,806    $3,503,318    $3,000,617
Average amount outstanding
 during the year                     $ 3,829,617    $3,048,000    $2,125,000
Weighted average interest
 rate paid during the year                   3.0%          3.4%          6.1%


Repurchase agreements are collateralized by U.S. Government obligations with a book value, including accrued interest, of $10,022,900 and $10,147,694 and a market value of $9,980,627 and $10,467,719 at June 30, 1994, and 1993,
respectively. Repurchase agreements at June 30, 1994, provide solely for the repurchase of securities identical to those sold. Repurchase agreements mature within one year and bear interest from

2.75% to 3.25% at June 30, 1994. The collateral pledged is held in safekeeping at another financial institution.


NOTE I - LONG-TERM DEBT

                                                        1994            1993
                                                        ----            ----
 Bank loan, bearing interest at the Bank's
 reference rate plus 1/2% (7.75% at June 30,
 1994), payable in quarterly instalment of
 $117,857 principal plus interest through
 October, 2000, at which time the balance
 plus interest is due, collateralized by
 substantially all of the outstanding shares
 of common stock of the Golden and Applewood
 Banks                                               $2,946,429      $1,005,808

Mortgage payable, fully paid in the
 fiscal year ended June 30, 1994                             --         373,256
                                                     ----------      ----------
Total                                                $2,946,429      $1,379,064
                                                     ==========      ==========

Under the loan agreement, the Company cannot declare dividends, unless the combined total of the Company's cash and the Company's subsidiary banks' statutory dividend capacity can provide for two year's debt service on the debt (see Note M).

Aggregate maturities of long-term debt for the ensuing five fiscal years are as follows: 1995 - $471,428; 1996 - $471,428; 1997 - $471,428, 1998 - $471,428; and
1999 - $471,428.


NOTE J - INCOME TAXES

The components of the income tax provision included in the consolidated statements of income are as follows:

                                                      Years Ended June 30
                                            ------------------------------------
                                                1994         1993        1992
                                                ----         ----        ----
Current federal income tax provision        $1,486,708   $1,015,339  $    35,526
Deferred income tax                            438,443           --           --
                                            ----------   ----------  -----------
Total                                       $1,925,151   $1,015,339  $    35,526
                                            ==========   ==========  ===========

Differences between the provision for income taxes and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes are as follows:

                                                         Years Ended June 30
                                                ------------------------------------
                                                    1994         1993         1992
                                                    ----         ----         ----
Income tax provision
 at federal statutory rates                     $2,210,223   $1,669,621   $1,190,298
Tax effect of nontaxable interest
 from obligations of states and
 political subdivisions                           (352,924)    (360,522)    (386,597)
Tax effect of net operating loss carryforward            0     (827,646)    (788,794)
Tax effect of nondeductible interest expense        21,207       12,988       16,810
Alternative minimum tax                                  0      314,427            0
Deferred tax asset limitation                            0      206,316            0
Other                                               46,645          155        3,809
                                                ----------   ----------   ----------
Total                                           $1,925,151   $1,015,339   $   35,526
                                                ==========   ==========   ==========

Deferred taxes are recorded based upon differences between the financial statement and tax basis of assets and liabilities. Deferred tax liabilities and assets have been computed based on the applicable statutory federal tax rate of 34%. At June 30, 1994, the following items comprise the Company's net deferred tax assets.


      Deferred Tax Assets:
          Depreciable Property                                 $126,780
          Other Real Estate Owned                                48,353
          Allowance for Loan Losses                             685,795
          Accrued Sick Pay Benefits                              52,167
          Other Assets                                           44,115
                                                                 ------
              Total Deferred Tax Assets                         957,210

      Deferred Tax Liabilities:
          Intercompany Gain
           on Transfer of Bank Buildings                       (360,583)
                                                               --------
              Total Deferred Tax Liabilities                   (360,583)
                                                               --------
      Net Deferred Tax Assets                                  $596,627
                                                               ========

NOTE K - OTHER EXPENSE

Significant components of other expense are as follows:


                                             Years Ended June 30
                                     ----------------------------------
                                         1994        1993        1992
                                         ----        ----        ----
Automated teller machine expense     $  436,236  $  393,221  $  418,165
Postage                                 292,861     283,982     279,474
Office supplies                         282,856     202,550     182,599
Data processing                         506,675     391,395     383,625
Advertising                             455,943     451,663     230,799
Other                                 2,768,936   2,204,574   2,310,719
                                     ----------  ----------  ----------
Total                                $4,743,507  $3,927,385  $3,805,381
                                     ==========  ==========  ==========

NOTE L - LEASES

The Banks lease certain real property and equipment under operating leases generally containing options for renewal. Future minimum rental payments, by year and in the aggregate, under operating leases with initial or remaining noncancelable terms in excess of one year consist of the following at June 30, 1994:

               1995                      $  587,829
               1996                         507,159
               1997                         443,986
               1998                         414,927
               1999                         299,520
               Thereafter                 2,283,759
                                         ----------
               Total                     $4,537,180
                                         ==========

Total rental expense for the years ended June 30, 1994, 1993, and 1992, was $574,691, $488,434 and $423,512, respectively.


NOTE M - RESTRICTIONS ON SUBSIDIARIES' DIVIDENDS, LOANS, OR ADVANCES

Certain restrictions exist regarding the ability of the Banks to transfer funds to the Company in the form of cash dividends, loans, or advances. At June 30, 1994, the Banks can pay to the Company $6.0 million in dividends without prior regulatory approval. The loan agreement discussed in Footnote I provides that the Company can pay dividends only to the extent that the statutory dividend capacity of the subsidiary banks, together with the Company's cash, exceeds two years' debt service on this debt, after giving effect to the payment of such dividend. At June 30, 1994, the Company could declare additional dividends of $4.3 million under this agreement.

The Company is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. The Company's subsidiary banks must also comply with the risk-based capital guidelines and the leverage ratio requirements. At June 30, 1994, all of the subsidiary banks exceed the regulatory requirements. The Company's capital ratios at June 30, 1994, are as follows:


                                                 Required    Current
                                                  Ratio       Ratio
                                                  -----       -----
Leverage                                           3.0%        6.95%
Tier 1                                             4.0        12.47
Total                                              8.0        13.72



NOTE N - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Banks are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Banks have in particular classes of financial instruments.

The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as here is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At June 30, 1994 and 1993, the Banks' total unfunded commitments to extend credit were $42,817,260 and $25,710,254, respectively. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Banks upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party and total $1,346,000 and $1,403,000 at June 30, 1994 and 1993, respectively. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies but may include accounts receivable, inventory, equipment, marketable securities, and property. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.


NOTE O - 401(K) PLAN

Effective January 1, 1993, the Company established a 401(k) plan which is a defined contribution plan covering their employees. This plan replaces the Company's former Simplified Employee Pension (SEP) plan. An employee becomes eligible in the plan after completing one year of service and attaining the age of 21. The employee will become a participant on the January 1 or July 1 immediately following the completion of the age and service requirement. Participants may make salary reduction contributions beginning January 1, 1994, up to 12% of their compensation on a pre-tax basis, not to exceed the maximum allowed by section 402(g) of the Code. For each plan year, the Company will contribute to the plan contributions determined by the Company at its discretion. Expenses related to the above retirement plans during fiscal 1994, 1993, and 1992, were $212,729, $189,850 and $165,618 respectively.

NOTE P - PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets

                                                                   June 30
                                                         ----------------------------
                                                              1994            1993
                                                              ----            ----
Cash and cash equivalents                                $   109,062      $   852,619
Investment in subsidiaries (at equity):
 Bank                                                     28,826,459       21,893,874
 Nonbank                                                       1,000            1,000

Cost of businesses acquired in excess of net assets          792,339          792,339
Premises and equipment                                     1,095,937        1,228,806
Other assets                                                 726,649          271,888
                                                         -----------      -----------
TOTAL ASSETS                                             $31,551,446      $25,040,526
                                                         ===========      ===========
Accrued expenses and other liabilities                   $ 1,373,859      $ 1,152,374
Long-term debt                                             2,946,429        1,379,064
Stockholders' equity                                      27,231,158       22,509,088
                                                         -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $31,551,446      $25,040,526
                                                         ===========      ===========


Condensed Statements of Income
                                                        Years Ended June 30
                                                ------------------------------------
                                                  1994          1993         1992
                                                  ----          ----         ----
Operating income:
 Dividends received from subsidiaries           $3,500,000   $1,870,000   $1,570,000
 Other income                                      132,075      144,780      145,423
                                                ----------   ----------   ----------
TOTAL INCOME                                     3,632,075    2,014,780    1,715,423
                                                ----------   ----------   ----------
Operating expense:
 Interest expense                                  185,655      133,342      245,198
 Other expense                                     669,469      469,453      342,460
                                                ----------   ----------   ----------
TOTAL EXPENSE                                      855,124      602,795      587,658
                                                ----------   ----------   ----------
Income before income taxes                       2,776,951    1,411,985    1,127,765
Income tax credit                                  421,040      207,281      100,882
                                                ----------   ----------   ----------
Income before equity in
 undistributed net earnings of
 subsidiaries                                    3,197,991    1,619,266    1,228,647
Undistributed net income of
 subsidiaries                                    2,412,585    2,276,046    2,236,702
                                                ----------   ----------   ----------

NET INCOME                                      $5,610,576   $3,895,312   $3,465,349
                                                ==========   ==========   ==========

Condensed Statements of Cash Flows
                                                       Years Ended June 30
                                                ------------------------------------
                                                  1994          1993         1992
                                                  ----          ----         ----
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income                                     $5,610,576   $3,895,312   $3,465,349
                                                ----------   ----------   ----------
 Adjustments:
   Equity in undistributed income
     of subsidiaries                            (2,412,585)  (2,276,046)  (2,236,702)
   Depreciation and amortization                   132,869      132,869      132,868
   Increase in other assets                       (454,761)    (213,135)     (38,080)
   Decrease (increase) in accrued
     and other liabilities                          84,792       38,331      (67,746)
                                                ----------   ----------   ----------
Total adjustments                               (2,649,685)  (2,317,981)  (2,209,660)
                                                ----------   ----------   ----------
Net cash provided by operating activities        2,960,891    1,577,331    1,255,689
                                                ----------   ----------   ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchase Applewood                             (2,500,000)          --           --
 Capital contribution to subsidiary             (2,020,000)          --      (75,000)
                                                ----------   ----------   ----------
Net cash applied to investing activities        (4,520,000)                  (75,000)
                                                ----------   ----------   ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from long-term debt                    2,359,992
 Repayments of long-term debt                     (792,627)    (861,917)    (750,139)
 Dividends paid                                   (751,813)    (410,080)     (68,346)
                                                ----------   ----------   ----------
Net cash applied to financing activities           815,552   (1,271,997)    (818,485)
                                                ----------   ----------   ----------
NET (DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS                                 (743,557)     305,334      362,204

CASH AND CASH EQUIVALENTS, AT
 BEGINNING OF PERIOD                               852,619      547,285      185,081
                                                ----------   ----------   ----------
CASH AND CASH EQUIVALENTS, AT
 END OF PERIOD                                  $  109,062   $  852,619   $  547,285
                                                ==========   ==========   ==========

NOTE Q - FAIR VALUE DISCLOSURES

Financial Accounting Standards Board Statement No. 107 "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires disclosures of information about the estimated fair values of financial instruments. The estimated fair value amounts for the Company's financial instruments are presented below. The estimated fair value amounts have been determined by the Company using quoted market prices or other appropriate valuation techniques. The derived fair values can be significantly affected by the assumptions used. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation techniques may have a material effect on the estimated fair value amounts.


                                          June 30, 1994           June 30, 1993
                                     ----------------------    --------------------
                                     Carrying     Estimated    Carrying   Estimated
(In Thousands)                        Amount     Fair Value     Amount   Fair Value
                                     --------    ----------    --------  ----------
Assets:
 Cash and due from banks             $ 23,066      $ 23,066    $ 15,551    $ 15,551
 Federal funds sold                    16,300        16,300       5,520       5,520
 Investment Securities                173,546       170,964     148,686     150,313
 Loans                                155,502       154,672     105,318     106,233

Liabilities:
 Noninterest-bearing, money market,
   NOW and savings deposits           283,154       283,154     195,491     195,491
 Time deposits                         59,160        59,346      55,829      56,573
 Short-term borrowings                  4,800         4,800       3,364       3,364
 Long-term debt                         2,946         2,946       1,379       1,385

The general methods used to estimate fair values are summarized below.

Cash and Due From Banks and Federal Funds Sold - The carrying amounts for cash and due from banks and federal funds sold approximate the fair values of these assets.

Investment Securities - Quoted market prices were used to estimate fair values of securities for which such quotes were available. If a quoted market price was not readily available, fair value was determined by fixed income and mortgage-backed security traders who evaluated the individual characteristics of each security and current market conditions to determine an appropriate value.

Loans - The fair value of the performing loan portfolio was estimated using a discounted cash flow method in which the discount rate used was the rate at which the Company's subsidiary banks would originate loans to borrowers for similar types of loans as of June 30, 1994 and 1993. No adjustments were made for changes in credit of performing loans. The Banks current pricing in conjunction with specific and general reserves applicable to the performing loan portfolio adequately compensate for risk factors embedded in the portfolio. Nonperforming loans are reported at their current book value. It is not practical to reasonably assess the credit adjustment that would be applied in the market place for such loans. Management feels however, that it has allocated adequate reserves in the allowance for loan losses to compensate for nonperforming loans.

Noninterest-Bearing, Money Market, NOW and Savings Deposits - These account balances are withdrawable on demand without penalty, and therefore for purposes of SFAS No. 107, the carrying amount is deemed to be the fair value. The fair value presented for these deposits does not include their "deposit base intangible value". The intangible value attributable to these deposits, along with certificates of deposit of less than $100,000 is based on the premise that the cost of such deposits is comparatively less than alternative funding sources. While management believes that the "deposit base intangible" has significant value, its value has not been estimated at this time.

Time Deposits - The fair value of time deposits was estimated using a discounted cash flow calculation using the subsidiary banks' current interest rates for similar deposits with like terms.

Short-Term Borrowings - The carrying amount is a reasonable estimate of fair value for the short-term borrowings.

Long-Term Debt - The Company's long-term debt at June 30, 1994, is priced at a rate currently available to the Company for debt with similar terms, and the loan reprices with changes in the lending bank's interest reference rate. Therefore, the carrying amount of the long-term debt, reflected in the Consolidated Balance Sheet, reflects its current fair value.

At June 30, 1993, the fair value of long-term debt was estimated by using discounted cash flows based on current borrowing rates for similar types of borrowing arrangements.

Off Balance Sheet Financial Instruments - The Company's off balance sheet items consist of commitments to extend credit and letters of credit. If borrowers exercise these options, these financial instruments will become interest-bearing assets of the Company. If the options expire, the Company retains any fees paid by the borrower in order to obtain the credit commitment or guarantees provided by the letter of credit. Based on the underlying terms and conditions of commitments to extend credit, and the low probability of funding standby letters of credit, these agreements do not pose significant credit or interest rate risk to the Company and the related fair values are deemed to be insignificant.

The fair value estimates presented herein are based upon pertinent information available to management on June 30, 1994 and 1993. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been subsequently revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.


ITEM 8.  DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.
                                      PART III

ITEM 9.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information regarding directors required by this item is contained in the Registrant's 1994 Proxy Statement, pursuant to Regulation 14A, and is incorporated herein by reference.

The information regarding Executive Officers required by this item is contained in Part I of this Form 10-KSB.


ITEM 10.  EXECUTIVE COMPENSATION

The information required by this item is contained in the Registrant's 1994 Proxy Statement, pursuant to Regulation 14A, and is incorporated herein by reference.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this item is contained on page 3 of the Registrant's 1994 Proxy Statement, pursuant to Regulation 14A, and is incorporated herein by reference.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this item is contained on pages 10-11 of the Registrant's 1994 Proxy Statement, pursuant to Regulation 14A, and is incorporated herein by reference.


                                       PART IV


ITEM 13.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)(1) The following consolidated financial statements of the Registrant and its subsidiaries are included in Item 7:

       Independent Auditors' Report

       Consolidated Financial Statements of Goldenbanks of Colorado, Inc. and
       Subsidiaries:

         Consolidated Balance Sheets - June 30, 1994 and 1993
         Consolidated Statements of Income - Years Ended June 30, 1994, 1993,
           and 1992
         Consolidated Statements of Cash Flows - Years Ended June 30, 1994,
           1993, and 1992
         Consolidated Statements of Stockholders' Equity - Years Ended June 30,
           1994, 1993, and 1992

   (2) Schedules to the consolidated financial statements required by Article 9 of Regulation S-X are not required under the related instructions or are inapplicable, and therefore have been omitted.

   (3) Listing of Exhibits.

       Exhibit 3 - Articles of Incorporation and Bylaws

       Exhibit 4 - Instruments Defining the Rights of Security Holders, Including Indentures

(b)    Reports on Form 8-K.

       For the quarter ended June 30, 1994, the Company filed no reports on Form 8-K.

(c)    EXHIBIT 3 - CERTIFICATE OF INCORPORATION AND BYLAWS

       The Restated Certificate of Incorporation and Amended Bylaws of the Registrant filed on Forms 8-K dated March 17, 1987, and October 16, 1986, respectively, are incorporated herein by reference.


       EXHIBIT 4 - INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

       The Restated Certificate of Incorporation and Amended Bylaws of the Registrant, which define the rights of security holders, previously filed with the Securities and Exchange Commission in reports on Form 8-K dated March 17, 1987, and October 16, 1986, respectively, are incorporated herein by reference.

(d)    Financial Statement Schedules - None.

                                     SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


GOLDENBANKS OF COLORADO, INC.


William J. Fortune
President, Chairman of the Board,
Director and Chief Executive Officer
Date: September 2, 1994

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


SIGNED,                                    SIGNED,


Michael J. Hall                            G. Scott Gagon
Director                                   Director, Executive Vice President,
Date:  September 2, 1994                   Treasurer and Principal Financial
                                           Officer
                                           Date:  September 2, 1994



SIGNED,                                    SIGNED,


Dan A. Gabrielson                          Jack Brandt
Director                                   Vice President and Secretary
Date:  September 2, 1994                   Date:  September 2, 1994



SIGNED,                                    SIGNED,


David C. Beck                              Debra Mulcahy
Director                                   Assistant Secretary and Treasurer and
Date:  September 2, 1994                   Principal Accounting Officer
                                           Date:  September 2, 1994

                                   APPENDIX D


                       GOLDENBANKS'S QUARTERLY REPORT ON

                       FORM 10-QSB FOR THE QUARTER ENDED

                               DECEMBER 31, 1994

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  FORM 10-QSB

Quarterly Report under Section 13 or 15(d) of the Securities
Exchange Act of 1934.

For the Quarter Ended 12/31/94                    Commission File No. 0-7463

                         GOLDENBANKS OF COLORADO, INC.
            (Exact name of registrant as specified in its charter)

Delaware                                                 84-0632356
(State of other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                      Identification No.)

                    1301 Jackson Street, Golden, Co. 80401
                   (Address of principal executive offices)

Registrant's telephone number, including area code (303)279-4563
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               (1) Yes X     No
                               (2) Yes X     No

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of January 31, 1995.

                            Common Stock  1,366,932

Part I - FINANCIAL INFORMATION
Item I - FINANCIAL STATEMENTS
December 31, 1994

GOLDENBANKS OF COLORADO, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

                                                            Dec. 31,       June 30,
                                                             1994            1994
                                                             ----            ----
ASSETS
 Cash and due from banks                                  $ 26,478,697    $ 23,006,093
 Federal funds sold                                          2,757,000      16,300,000
                                                          ------------    ------------
 Cash and cash equivalents                                  29,235,697      39,306,093

 Investment securities:
  U.S. Government securities                                84,619,333      83,977,294
  Obligations of states and political subdivisions          17,827,774      22,738,435
  Federal Reserve Bank Stock                                   301,150         301,150
  Other Investments                                         58,151,881      66,529,394

 Loans                                                     179,804,518     160,675,618
 Less: Allowance for loan losses                            (5,182,799)     (5,173,781)
                                                          ------------    ------------
  Net Loans                                                174,621,719     155,501,837

 Bank premises and equipment less allowance
   for depreciation                                          5,798,702       5,716,391
 Other real estate                                             489,000         414,000
 Cost of purchased subsidiaries in excess of net assets      1,612,147       1,641,602
 Other assets                                                3,759,915       4,043,692
                                                          ------------    ------------

  TOTAL ASSETS                                            $376,417,318    $380,169,888
                                                          ============    ============
LIABILITIES
 Deposits:
  Money market accounts                                   $ 58,065,908    $ 65,516,229
  N.O.W. accounts                                           70,909,215      68,231,739
  Other demand accounts                                     83,522,520      89,151,849
  Savings                                                   57,953,827      60,254,257
  Time Certificates greater than $100,000                    9,635,076      11,386,193
  Other Time Certificates                                   45,483,228      47,773,571
                                                          ------------    ------------
   TOTAL DEPOSITS                                          325,569,774     342,313,838

 Short-term borrowings                                      17,093,872       4,799,885
 Long-term debt                                              2,710,715       2,946,429
 Accrued expenses and other liabilities                      1,852,519       2,878,579
                                                          ------------    ------------
   TOTAL LIABILITIES                                       347,226,880     352,938,731

STOCKHOLDERS' EQUITY
 Common Stock                                                   68,347          68,347
 Capital Surplus                                               885,779         885,779
 Retained Earnings                                          28,600,166      26,277,031
 Unrealized Gain/(Loss) on Securities                         (363,854)
                                                          ------------
  TOTAL STOCKHOLDERS' EQUITY                                29,190,438      27,231,157
                                                          ------------    ------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $376,417,318    $380,169,888
                                                          ============    ============
MARKET VALUE OF INVESTMENT SECURITIES:                    $157,590,000    $170,964,000
                                                           -----------     -----------

See accompanying Notes to Consolidated Financial Statements.

GOLDENBANKS OF COLORADO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

                                                     Six Months Ended Dec. 31,       Three Mo. Ended Dec. 31,
                                                              1994            1993         1994        1993
                                                              ----            ----         ----        ----
INTEREST INCOME:
 Loans                                                     $ 8,364,729    $ 5,873,855  $4,218,503   $3,119,747
 Taxable investment securities                               3,703,703      3,490,055   1,842,064    1,798,813
 Investment securities exempt from federal income taxes        367,556        471,173     174,664      224,258
 Federal funds sold and other short-term investments           282,035        217,498     130,545      110,908
                                                            ----------     ----------  ----------   ----------
    Total Interest Income                                   12,718,023     10,052,581   6,365,776    5,253,726
 INTEREST EXPENSE:
 Deposits                                                    3,373,831      2,990,557   1,655,148    1,531,666
 Federal funds purchased and other short-term borrowings        96,663         51,210      49,633       26,716
 Long-term debt                                                122,158         68,142      62,179       42,353
                                                            ----------     ----------  ----------   ----------
    Total Interest Expense                                   3,592,652      3,109,909   1,766,960    1,600,735

NET INTEREST INCOME                                          9,125,371      6,942,672   4,598,816    3,652,991
                                                            ----------     ----------  ----------   ----------
Provision for Loan Losses                                      (49,000)       475,000     (19,000)     490,000
                                                            ----------     ----------  ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          9,076,371      7,417,672   4,579,816    4,142,991

OTHER INCOME:
 Fees on deposit accounts                                    1,107,584        958,852     547,168      504,707
   Other income                                                434,893        517,266     216,429      274,124
 Gain on security transactions                                  12,750         59,468           0        6,700
                                                            ----------     ----------  ----------   ----------
    Total Other Income                                       1,555,227      1,535,586     763,597      785,531


OTHER EXPENSE:
 Salaries & employee benefits                                3,399,257      2,826,132   1,689,957    1,465,539
 Occupancy expense, net                                        479,295        401,065     237,572      210,058
 Equipment expense                                             269,804        183,497     134,480       96,263
 Other operating expense                                     2,586,009      2,254,369   1,337,838    1,211,735
 Other real estate expense                                     (18,102)        46,922      (4,613)         763
                                                            ----------     ----------  ----------   ----------
     Total Other Expense                                     6,716,263      5,711,985   3,395,234    2,984,358

Income before income taxes                                   3,915,335      3,241,273   1,948,179    1,944,164
 Applicable income taxes                                     1,182,121        978,244     593,887      610,087
                                                            ----------     ----------  ----------   ----------
  NET INCOME BEFORE ACCOUNTING CHANGE                        2,733,214      2,263,029   1,354,292    1,334,077

    CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                  1,035,070

    NET INCOME                                             $ 2,733,214    $ 3,298,099  $1,354,292   $1,334,077
                                                            ----------     ----------  ----------   ----------
Net income per common share before
 cumulative effect of accounting change                         $2.00          $1.65        0.99         0.98
Cumulative effect of accounting change                          $0.00          $0.76        0.00         0.00
Net income per common share                                     $2.00          $2.41        0.99         0.98


Dividends per share                                             $0.30          $0.20        0.15         0.10

See accompanying Notes to Consolidated Financial Statements.

GOLDENBANKS OF COLORADO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASHFLOWS
For the Six Months Ended
(Unaudited)

                                                                              December 31,
                                                                             1994        1993
                                                                             ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                             $ 2,733,214     $3,298,099
                                                                         ---------      ---------
 Adjustments:
  Provision for loan losses                                                 49,000       (475,000)
  Depreciation and amortization                                            305,841        155,191
  Accretion/amortization of discount/premium on investments                206,840        422,224
  Write down of OREO                                                        45,000         25,000
  Gain/Loss on sale of Fixed Assets                                         (2,487)
  Gain on early call of investment securities                              (12,750)       (59,468)
  Change in other assets                                                   313,232     (1,671,416)
  Change in accrued expenses and other liabilities                        (850,476)       948,414
                                                                         ---------      ---------
Total adjustments                                                           54,200       (655,055)
                                                                         ---------      ---------
     Net cash provided by operating activities                           2,787,414      2,643,044
                                                                         ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales of investment securities                                           1,224,296
 Proceeds from maturities of investment securities                      32,831,363     38,651,420
 Purchases of investment securities                                    (20,743,173)   (52,211,723)
 Change in loans                                                       (19,288,881)   (11,175,753)
 Purchase of Applewood --    (Net Cash)                                                 9,060,534
 Purchase of premises and equipment                                       (364,510)      (147,392)
 Proceeds from sale of Fixed Assets                                          8,300
 Net cash applied to investing activities                               (7,556,901)   (14,598,618)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in deposits - Demand, Savings, & NOW                           (14,992,946)    30,456,863
 Change in time deposits                                                (1,751,117)      (970,828)
 Change in short-term borrowed funds                                    12,293,987        487,227
 Proceeds from long-term debt                                                           2,359,992
 Change in long-term debt                                                 (235,714)      (249,290)
 Dividends paid                                                           (615,119)      (410,080)
                                                                         ---------      ---------
   Net cash (applied to)/provided by financing activities               (5,300,909)    31,673,884
                                                                         ---------      ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                              (10,070,396)    19,718,310

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                          39,306,093     21,071,142

CASH AND CASH EQUIVALENTS, END OF PERIOD                               $29,235,697    $40,789,452
                                                                        ----------     ----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash received (paid) during the year for:
  Interest income                                                      $12,069,012    $ 9,802,060
  Interest expense                                                       3,572,945      3,089,710
  Income taxes                                                           1,200,000        460,000

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
 Transfers of loans to other real estate owned                             120,000        100,359
 Dividends declared not yet paid                                           205,040        136,693

On November 19, 1993, the company acquired the assets and deposits and certain liabilities of Bank of Applewood d/b/a Citywide Bank of Applewood as follows:
    Fair Value of Assets Acquired and Liabilities Assumed
      Cash and cash equivalents                                                       $11,560,534
      Investment Securities                                                            11,122,753
      Loans, net                                                                       19,034,851
      Property and equipment                                                            2,219,550
      Deposits                                                                        (42,943,347)
      Other, net                                                                        1,505,659
                                                                                       ----------
          Cash Paid                                                                   $ 2,500,000
                                                                                       ==========

See notes to Consolidated Financial Statements.

        GOLDENBANKS OF COLORADO, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1994

Note 1  -  Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-QSB and with generally accepted accounting principles for interim financial statements. All adjustments which are, in the opinion of management, necessary for a fair statement of results of operations have been reflected in the accompanying financial statements. All such adjustments made are of a normal and recurring nature.

Note 2  -  Earnings per Share

Earnings per share for the six months and three months ended December 31, 1994, and 1993 are based on 1,366,932 common shares outstanding during each period.


Note 3  -  Change of Accounting Principle

Prior to July 1, 1994, the Company acquired investment securities with the intent to hold the securities to maturity. Accordingly, such securities were carried at amortized cost.

On July 1, 1994, the Company adopted Financial Accounting Standards Board Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities," and a portion of the Company's investment securities were classified as "available for sale." Securities classified as "available for sale" are measured at fair value. Unrealized holding gains and losses are excluded from earnings and are reported as a separate component of stockholders' equity until realized. As of December 31, 1994, securities with a book value of $32.6 million are classified as "available for sale."
A valuation allowance of $364 thousand, which is net of income taxes, has been recorded in equity to recognize the difference between the carrying value and the fair value of these securities.

The adjusted cost of specific investment securities is used to compute gains and losses upon disposition, and net gains/losses are shown separately as a component of Other Income.

ITEM 4.  OTHER INFORMATION
- --------------------------

The Annual Meeting of Stockholders of Goldenbanks of Colorado, Inc. was held on October 20, 1994. Present at this meeting in person or by proxy were Stockholders representing 1,272,087 shares of outstanding common stock. These shares represented 93.06% of the total outstanding common stock.

William J. Fortune was re-elected a Director for a term of three years, expiring at the third succeeding Annual Meeting of the Stockholders. The vote for Mr. Fortune was 1,135,126 shares for and 141,988 shares withholding authority. Dan A. Gabrielson was re-elected a Director for a term of three years, expiring at the third succeeding Annual Meeting of the Stockholders. The vote for Mr. Gabrielson was 1,132,564 shares for and 144,550 shares withholding authority. The terms of office of the other three directorships did not expire at this meeting. The names of the other three Directors are David C. Beck, Michael J. Hall, and G. Scott Gagon.

Stockholders also ratified the selection by the Board of Directors of Deloitte and Touche as independent auditors for the Company for the fiscal year ending June 30, 1995. The vote was 1,233,164 shares for; 8,728 shares against; and 35,222 shares abstaining.


ITEM 6.  REPORTS OF FORM 8-K
- ----------------------------

On November 22, 1994, the Company issued a press release concerning the execution of a definitive agreement providing for the merger of the Company into Norwest Corporation. The Company also granted an option to Norwest to acquire up to 19.9% of Goldenbanks' currently outstanding common stock. This option would be exercisable by Norwest only if certain conditions are met relating to the proposed acquisition of the Company by a person or entity other than Norwest.

William J. Fortune, President of the Company, and G. Scott Gagon, President of the Company's principal subsidiary, Goldenbank, N.A., executed employment agreements with the Company providing for continued employment by the Company of Messrs. Fortune and Gagon for fifty weeks after the effective date of the acquisition of the Company by Norwest. Form 8-K has been filed.

ITEM 7.  MANAGEMENT'S DISCUSSION AND FINANCIAL REVIEW
- -----------------------------------------------------

The following commentary presents management's discussion and analysis of the Company's financial performance and financial condition. The discussion is presented in order to provide a more complete understanding of the Consolidated Financial Statements.


Earnings Performance
- --------------------

Goldenbanks of Colorado, Inc.'s (the Company) net income for the six months ended December 31, 1994, totaled $2.7 million compared to $3.3 million for the six months ended December 31, 1993. The earnings for the six months ended December 31, 1993, reflected a cumulative effect of an accounting change due to the Company's adoption of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". The Company adopted this new accounting standard through a one-time cumulative adjustment in the amount of $1,035,070. Income before the accounting change totaled $2.3 million for the six months ended December 31, 1993. If interim earnings before the accounting change are compared, an increase of $470 thousand or 20.8% was realized.

Income per share was $2.00 for the first six months of the current fiscal year. For the first six months of fiscal 1994, income per share, before the cumulative effect of the accounting change, was $1.65, and income per share was $2.41 inclusive of the accounting change.

A moderate increase in income was realized when the quarter ended December 31, 1994 is compared to the quarter ended December 31, 1993. The Company's income totaled $1,354 thousand for the quarter ended December 31, 1994, compared to $1,334 thousand for the quarter ended December 31, 1993. Earnings per share were $.99 for the second quarter of the current fiscal year compared to $.98 for the same period a year ago.

The Company's six month earnings produced a return on average stockholders' equity of 19.42%, and a return on average assets of 1.44%, on an annualized basis. This compares to a return on average equity of 27.36%, and a return on average assets of 2.05%, for the first six months of fiscal 1994, on an annualized basis. Prior to the cumulative effect of the accounting change for the first six months of fiscal 1994, the Company's return on average equity was 18.78%, and the return on average assets was 1.41%, on an annualized basis.

For the quarter ending December 31, 1994, the Company's return on average stockholders' equity was 19.19%, on an annualized basis, compared to 21.41% for the same quarter a year ago. The Company's

Management's Discussion
Page 2


Earnings Performance - (Continued)
- --------------------

return on average assets was 1.44%, on an annualized basis, for the quarter ended December 31, 1994, compared to 1.52% for the quarter ended December 31, 1993.

A notable factor, in comparing income and expense categories from fiscal 1994 to fiscal 1995, is the acquisition of Goldenbank, Applewood. The Applewood Bank was acquired by the Company during the second quarter of fiscal 1994. Consequently, the Consolidated Statement of Earnings reflects the operating results of the Applewood Bank for the first six months of fiscal 1995, while Applewood's operating results are reflected only for the short period from November 19, 1993, to December 31, 1993, for fiscal 1994.

In addition to the accounting change, and the addition of the Applewood Bank, there were two other items which significantly affected the Company's earnings. There was a significant increase in net interest income for both the six month and three month periods, ended December 31, 1994, compared to the same periods, in the preceding fiscal year. Also impacting earnings, when both the six month and three month periods ending December 31, 1994, are compared to the same periods ending December 31, 1993, is a $500 thousand credit to the provision for loan loss expense, taken by the Company's lead bank. The credit, taken during the second quarter of fiscal 1994, was attributable to a reduction in the allowance for loan loss level of that Bank.

Net interest income is defined as the total of interest income and amortized fees on loans, less interest expense on deposits and borrowed funds. Earning assets are funded by interest bearing liabilities including deposits, short-term borrowings and long-term debt. Earning assets are also funded by net noninterest related funds consisting of demand deposits and stockholders' equity.

A strong net yield, plus changes in the mix and growth in earning assets, produced net interest income on a fully taxable equivalent basis (FTE) for the first six months of fiscal 1995 of $9.4 million, up 29.4% from $7.2 million in fiscal 1994. On a quarterly basis, net interest income increased $917 thousand or 24.2%, from the quarter ended December 31, 1993, to the quarter ended December 31, 1994. To arrive at income on a fully taxable equivalent basis, adjustments were made to present yields, on certain tax exempt municipal securities and loans, as if such income were fully taxable.

Management's Discussion
Page 3


Earnings Performance - (Continued)
- --------------------

The Company's net yield on interest earning assets on an annualized FTE basis was 5.36% for the six months ended December 31, 1994, compared to 4.84% for the six months ended December 31, 1993. For the quarter ended December 31, 1994, the net yield was 5.40% compared to 4.66% for the quarter ended December 31, 1993. The net yield on interest earning assets is determined by expressing net interest income as a percentage of earning assets. The Company's net yield on interest earning assets is attributable to a combina-tion of two factors which include the percentage of interest earning assets funded by interest bearing liabilities, and the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

During the six months ended December 31, 1994, 74.5% of the Com-pany's interest bearing assets were funded by interest bearing liabilities. During the six months ended December 31, 1993, 75.7% of the Company's interest bearing assets were funded by interest bearing liabilities. A reduction in the level of interest bearing assets, funded by interest bearing liabilities, from 75.7% to 73.9% was realized when the quarter ended December 31, 1994, is compared to the quarter ended December 31, 1993. The Company's ability to attract and maintain noninterest bearing deposits, and the decrease in the level of interest bearing assets funded by interest bearing liabilities has enhanced the Company's net interest income.

The yields on the Company's interest bearing assets increased when both the six and three month periods ended December 31, 1994, are compared to the six and three month periods ended December 31, 1993. The rates on interest bearing liabilities increased but to a lesser degree when the same periods are compared.

The Company's yield on interest bearing assets increased 50 basis points to 7.42% from 6.92% when the six month period ended December 31, 1994, is compared to the six month period ended December 31, 1993. The Company's cost of funds increased, by a single basis point, to 2.76% from 2.75%, when the first six months of fiscal 1995 is compared to the first six months of fiscal 1994. These rate changes resulted in an increase in the Company's interest rate spread of 49 basis points for the first six months of the fiscal year, compared to the same period in the previous year. When the quarter ended December 31, 1994, is compared to the quarter ended December 31, 1993, an increase of 65 basis points was realized in the interest rate spread.

Management's Discussion
Page 4

Earnings Performance - (Continued)
- --------------------

As pointed out earlier in this discussion, a reduction in the provision for loan losses positively impacted earnings in fiscal 1994. The provision for loan losses for the first six months of fiscal 1994 reflected a credit balance of $475 thousand compared to expense of $49 thousand for the first six months of fiscal 1995. The credit balance is attributable to a $500 thousand reduction in the Allowance for Loan Loss balance taken during the second quarter of fiscal 1994, by the Company's lead bank. The credit was offset by a provision expense of $25 thousand at another subsidiary bank. The reduction in the Allowance for Loan Loss balance is due to the fact that the Bank has improved the quality of its loan portfolio and reduced the level of problem loans.

The Company's level of net charged off loans remained low during the six months ended December 31, 1994, at $40 thousand, and for the quarter ended December 31, 1993, net charge offs totaled $34 thousand. The Company realized net recoveries on previously charged off loans in the amount of $219 thousand for the six months ended December 31, 1993 and for the quarter ended December 31, 1993, recoveries totaled $177 thousand. The low level of charged off loans is attributable to strong underwriting standards, early identification and workouts on problem credits, and a strong Colorado economy.

Management believes it has thoroughly reviewed its loan portfolio, and has identified and allowed for problem loans. The allowance for loan losses was 2.9% of total loans at December 31, 1994, and 3.2% of total loans at June 30, 1994. The reduction in the allowance as a percentage of total loans reflects growth in the loan portfolio, and the low level of provision expense. Management feels that the Company is adequately positioned against future credit risk.

The Company's noninterest income is reflected in the Other Income section of the Consolidated Statement of Earnings. The Company's other income is categorized into three components. The most significant of these is fees on deposit accounts, followed by other fee income, and investment security gains. Other income for the first six months of fiscal 1995 totaled $1,555 thousand compared with $1,536 thousand for the first six months of fiscal 1994. For the quarter ended December 31, 1994, other income was $764 thousand compared to $786 thousand for the quarter ended December 31, 1993.

Management's Discussion
Page 5

Earnings Performance-(Continued)
- --------------------

Service charges on both deposits and other services provided by the Company's banking subsidiaries have long been an important source of revenue. The increase in service charge revenue from the first six months of fiscal 1994 to the first six months of fiscal 1995 totaled $149 thousand or 15.5%. The increase in service charges is attributable to the acquisition of Goldenbank, Applewood. Service charges at the Applewood Bank totaled $195 thousand for the six month period. Due to the timing of the acquisition of the bank in November, 1993, Applewood contributed only $35 thousand to the service charge total for the first six months of the preceding fiscal year.

The Company realized a $59 thousand investment security gain for the six months ended December 31, 1993, of which $7 thousand was realized in the quarter ended December 31, 1993. For the current fiscal year security gains totaled $13 thousand and there was no gain or loss on securities for quarter ended December 31, 1994. All of the investment security gains are attributable to gains realized on municipal securities held by the Company which were called at a premium.

In May 1993, the Financial Accounting Standards Board issued Statement No. 114 (SFAS 114) "Accounting by Creditors for Impairment of a Loan," which addresses the accounting for impairment of certain loans in the Company's loan portfolio. The Company is required to adopt SFAS 114 by the year ending June 30, 1996. Management is unable to estimate the impact SFAS 114 will have on the reporting and disclosures in its balance sheet; however, management believes the statement will not have a material effect on the results of operations.

Other expenses for the first six months of fiscal 1995 totaled $6.7 million which is an increase of $1 million or 17.6% compared to the first six months of fiscal 1994. For the quarter ended December 31, 1994, an increase in other expenses of $411 thousand or 13.8% was realized when comparison is made to the quarter ended December 31, 1993. A significant factor in the increase in other expenses, for both the six months ended December 31, 1993, compared to the six months ended December 31, 1994, and the quarters ended on these dates, is the acquisition of Goldenbank, Applewood.

Applewood contributed $137 thousand to other expenses for the first six months of fiscal 1994. Due to the November, 1993, acquisition date, all of these other expenses were realized in the second

Management's Discussion
Page 6

Earnings Performance - (Continued)
- --------------------

quarter of that year. Other expenses for the Applewood Bank totaled $913 thousand for the first six months of fiscal 1995, with $472 thousand of the expenses realized during the second quarter of the year.

Salaries and employee benefits, which represents 50.6% of total other expense for the six months ended December 31, 1994, increased $573 thousand or 20.3% from the six months ended December 31, 1993. From the quarter ended December 31, 1993, to the quarter ended December 31, 1994, an increase of $224 thousand or 15.3% was realized. The expense increase reflects annual cost increases, and additional staffing attributable to the Company's growth and the Applewood acquisition.

Other real estate (OREO) expenses are the costs associated with properties obtained through foreclosure, and include the costs of administering and operating these properties, any write downs in the value of the properties prior to their disposition, and the effect of gains and losses on the subsequent sale of these properties. Other real estate expenses also reflect rental income realized on these properties as a reduction to other real estate expenses.

The Company's earnings for the six months ended December 31, 1994, reflected the positive impact of $18 thousand in OREO income. Expenses from OREO properties exceeded income by $47 thousand for the six months ended December 31, 1993. For the quarter ended December 31, 1994, the Company realized $5 thousand in OREO income and for the quarter ended December 31, 1993, the Company realized OREO expenses totaling under $1 thousand.

Other operating expense for the six months ended December 31, 1994, was $332 thousand greater than the six months ended December 31, 1993. Other operating expense attributable to the Applewood Bank for the six months ended December 31, 1994, were $309 thousand greater than in the first six months of the preceding fiscal year, and this change accounted for 93% of the increase in this expense category for the six month period. An increase of $126 thousand was realized in other operating expense for the quarter ended December 31, 1994, compared to the quarter ended December 31, 1993. The rise in expense is attributable to the Applewood acquisition, as Applewood's other operating expense was $132 thousand greater for the quarter ended December 31, 1994, than for the quarter ended December 31, 1993.

Management's Discussion
Page 7

Earnings Performance - (Continued)
- --------------------

Income tax expense totaled $1.2 million for the six months ended December 31, 1994, an increase of 20.8% over the same six months in the preceding fiscal year. The rise in income tax expense is attributable to the increase in the Company's before tax earnings when the six months ended December 31, 1994, is compared to the six months ended December 31, 1993. There is relatively little change in income tax expense for the quarter ended December 31, 1994, when compared to the quarter ended December 31, 1993. Income tax expense for the quarter ended December 31, 1994, declined 2.7%, when the quarters are compared, as income before income tax, for the two quarters, is fairly flat.


Financial Condition
- -------------------
The consolidated balance sheets presented in this report summarize the various sources of funds generated by the Company and the manner in which those funds were invested. Total assets declined approximately 1%, from $380 million, at June 30, 1994, to $376 million at December 31, 1994.

The Company's total deposits have declined $16.7 million or 4.9% since June 30, 1994. There were declines in all deposit categories with the exception of N.O.W. accounts. In the current rising interest rate environment, it appears that some customers are taking advantage of some opportunities to earn a higher rate of interest, on a variety of investment products other than bank deposits.

While the Company has experienced some declines in deposit balances, it successfully grew its loan portfolio since June 30, 1994. The loan portfolio, expressed as a percentage of total assets, increased from 42.3% as of June 30, 1994, to 47.8% as of December 31, 1994. The shifting of earning assets from investments into higher yielding loans positively effects the Company's earnings.

The loan portfolio increased $19.1 million or 11.9% since June 30, 1994. The most significant loan growth included increases of $9.5 million in construction real estate loans and $8.7 million in installment loans. Commercial loans and real estate mortgage loans increased $546 thousand and $444 thousand, respectively.

Management's Discussion
Page 8

Financial Condition - (Continued)
- -------------------

With the growth of the loan portfolio the Company has seen a decrease of $12.6 million or 7.3% in its investment portfolio. Investments represented 45.6% of total assets at June 30, 1994, and 42.7% of total assets at December 31, 1994. The reduction in investments, and the movement of funds into loans, has been accomplished with maturing securities. No securities were sold during the quarter.

The Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," on July 1, 1994. Under SFAS 115, a portion of the Company's investment securities have been classified as "available for sale." These securities are reported at current market value with both unrealized gains and losses, which primarily result from period-to-period interest rate changes, credited or charged, net of the related tax effect, directly to a separate component of stockholders' equity. This accounting adds volatility to the Company's capital, but net income will not be impacted unless the securities are sold.

Securities "available for sale" include securities considered part of the Company's asset/liability management that may be sold in response to changes in interest rates or for general liquidity purposes. As of December 31, 1994, the Company has securities with an amortized cost of $32.6 million classified as "available for sale" which represents approximately 8.7% of the Company's total assets at that date. As noted on the December 31, 1994, Consolidated Balance Sheet, equity capital decreased $364 thousand to recognize an unrealized loss in these securities' market values, net of taxes.

As members of the Federal Reserve System, the Company's subsidiary banks must maintain required levels of cash on hand or on deposit with the Federal Reserve Bank or other financial institutions. Each subsidiary bank is responsible for the maintenance of its "cash position" and to meet these requirements on a continuous basis. In addition to these regulatory requirements, the Company keeps a portion of its funds available as cash or as amounts on deposit with the Federal Reserve Bank or other depository institutions, in order to satisfy its operational and liquidity requirements. At June 30, 1994, 6% of the Company's funds were held as cash and due from banks and at December 31, 1994, 7% of funds were held in this manner.

Management's Discussion
Page 9

Financial Condition-(Continued)
- -------------------

The Company's Stockholders' Equity, consisting of capital contributed by stockholders and retained earnings, provides a significant source of funds for the Company. Stockholders' Equity increased $2 million or 7.2% from June 30, 1994, to December 31, 1994. The change in equity is attributable to the Company's earnings less dividends paid to shareholders and the unrealized loss on securities (SFAS 115).

The Company's long-term debt decreased $236 thousand or 8% from June 30, 1994, to December 31, 1994. The reduction is attributable to regular debt service.

Short-term borrowings, consisting of repurchase agreements and federal funds purchased by the Company's subsidiary banks provided 4.5% of funds at December 31, 1994, and 1.3% of funds at June 30, 1994.

Asset Quality
- -------------

Loans of $179.8 million, and investment securities totaling $160.9 million are the principal assets of the Company. These two asset categories combined make up 90.5% of total assets at December 31, 1994.

The quality of the Company's loan portfolio is monitored on an ongoing basis. All of the Company's subsidiary banks have written loan policies which help provide for consistent loan underwriting and the basis for prudent loan decisions. Credit decisions are based on the ability of the borrowers to repay the loan and the value and liquidity of underlying collateral. Loan officers are charged with the responsibility of reviewing existing loans on an ongoing basis, identifying potential problem credits, and developing action plans to collect and reduce problem loans. In addition, loans are subject to review by the Company's internal loan review officer, the Company's independent auditors, and bank regulatory agencies.

The Company's internal loan review is performed by a loan review officer who operates independently of the lending department and reports directly to the banking subsidiaries' boards of directors. Loan review encompasses examinations of the subsidiary banks' loans for credit quality, documentation, and adherence to loan policy. The Company also strives to avoid undue credit risk in its loan

Management's Discussion
Page 10

Asset Quality - (Continued)
- -------------

portfolio by monitoring concentrations of loans by collateral, purpose, and industry. The Company has no significant exposure to highly leveraged transactions and has no foreign credits in its loan portfolio.

The Company's level of problem assets total $2.2 million at December 31, 1994, compared to $1.9 million at June 30, 1994. Problem assets consist of other real estate (OREO), nonaccrual loans, and loans 90 days past due. The Applewood Bank's problem assets totaled $968 thousand at December 31, 1994, and $1.1 million at June 30, 1994. Applewood's problem asset level largely reflects problem assets acquired in the acquisition of the Bank which took place during the preceding fiscal year. The Company is addressing the problem assets at the Applewood Bank and is implementing the same monitoring and review standards which are in place at its other subsidiary banks.

At December 31, 1994, the Company had other real estate of $489 thousand compared to $414 thousand at June 30, 1994. Appraisals on OREO properties are obtained annually. Any reduction in the fair market value of the property is recorded immediately. The OREO balance reflected in the balance sheets is the estimated amount expected to be realized on the sale of the property, net of sales expense.

Nonaccrual loans at December 31, 1994, were $1.7 million compared to $1.4 million at June 30, 1994. The Company's 90 day past due loans totaled $9 thousand at December 31, 1994, compared to $7 thousand at June 30, 1994.

The quality of the investment portfolio is a primary concern of
management.   The Company's investment portfolio is structured to
provide profitability, and is managed to monitor the quality of investments, and provide acceptable levels of liquidity. U.S. government securities make up $84.6 million or 52.6% of the investment portfolio at December 31, 1994. Obligations of states and political subdivisions (municipal securities), comprise $17.8 million or 11.1% of the portfolio. Currently, 69.3% of the municipal securities are Colorado bonds and 94.5% are rated A or higher.

The Company also invests in mortgage backed securities and asset backed securities. The mortgage backed securities consist of bonds secured by pools of pass-through mortgage securities, primarily of U.S. Agencies. The asset backed securities are secured by pools of

Management's Discussion
Page 11

Asset Quality - (Continued)
- -------------

automobile loans, home equity loans, and letters of credit. The mortgage backed securities are high quality securities and consequently provide a good credit risk. All of the mortgage backed securities are rated AAA. All of the asset backed securities are rated at least A and 92.8% are rated AAA.


Liquidity
- ---------

One of the principal functions of asset/liability management is to provide for adequate liquidity. Liquidity is the ability to ensure that sufficient funds are available to satisfy contractual liabilities, to meet fluctuating loan demand and withdrawal requirements of depositors, and to fund operations. The Company depends on its financial strength, asset quality, and the stability of its deposit base to ensure adequate liquidity. In the ordinary course of business, cash flows needed to meet liquidity requirements are generated from the Company's interest and fee income, repayments of loan balances, and the regularly scheduled maturities and cash flows of other earning assets.

Projected cash flows and maturities of the Company's investment portfolio, due within one year, total $85.3 million, at December 31, 1994, and represent 53% of the portfolio. Maturities in the loan portfolio also provide a steady flow of funds. Loan maturities as well as regularly scheduled loan payments provide a source of liquidity.

The overall liquidity of the Company is also enhanced by its ability to purchase federal funds through established correspondent banking relationships.

The parent company's cash requirements consist primarily of dividends to shareholders and principal and interest payments on debt. The long-term debt of the parent is relatively moderate compared to its peers. The principal source of funds for the parent is dividends from its subsidiary banks. Based on the strong capital levels and current earnings of the subsidiary banks, projected cash flows of the parent are adequate to service the debt and provide for its operational needs.

Management's Discussion
Page 12

Capital Resources
- -----------------

The Company's capital adequacy is important for a number of reasons. The strength of the Company can be determined by a review of its underlying capital. A strong capital base is necessary to support the volume, type, and character of the Company's business and to provide for the absorption of adverse operating results. In addition, the capital position of the Company lends itself to promote public confidence in the Company and its subsidiary banks, and furnishes a safeguard for depositors and other creditors.

Equity of the Company increased $2 million or 7.2% from June 30, 1994, to December 31, 1994. The equity balance was increased by the six month earnings, and reduced by shareholder dividends of $.30 per share. The Company's equity total has also been reduced, since June 30, 1994, by the net unrealized loss on securities held as "available of sale," as discussed earlier.

The Company is subject to the Federal Reserve's guidelines pertaining to risk-based capital. The guidelines require the calculation of risk-based capital ratios which provide a consistent system for comparing capital positions of banking organizations and to consider the different degrees of credit risk among an organization's assets and off-balance sheet items in assessing capital adequacy. Under these final guidelines the Company's Tier 1 capital was 12.6%, and the total capital was 13.85%, of risk-based assets. These risk-based capital ratios are well above the minimum requirements of 4% for Tier 1 capital and 8% for total risk-based capital.

In addition, the Federal Reserve Board has introduced the leverage ratio, which measures Tier 1 capital against quarterly average assets, net of goodwill. A leverage ratio of 3% is the minimum requirement for the most highly rated banking organizations and most banking organizations would be expected to maintain a leverage ratio between 4% and 5%. The Company's leverage ratio at December 31, 1994, is 7.34%.

The Company's subsidiary banks must also comply with the risk-based capital guidelines and the leverage ratio requirements. At
December 31, 1994, all of the subsidiary banks exceed the regu-latory minimums.

The Federal Deposit Insurance Corporation (FDIC) has published the conditions for banks to qualify as a "well capitalized" bank for the purpose of assignment of FDIC insurance premium rates.

Management's Discussion
Page 13

Capital Resources - (Continued)
- -----------------

To qualify as a "well capitalized" bank, an institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10%, and a leverage ratio of at least 5%. If a bank meets these capital standards, and has a sufficiently high supervisory rating, it will be assessed the lowest FDIC insurance premium rate of $.23 per $100. At December 31, 1994, all of the Company's subsidiary banks met the criteria of a "well capitalized" bank.


Interest Rate Sensitivity
- -------------------------

Interest sensitivity risk is the risk that future changes in
interest rates will decrease net interest income.   Net interest
income is affected by fluctuations in market interest rates as a result of mismatches in the repricing of its assets and liabili-ties. These mismatches are quantified in specific time intervals and are referred to as interest rate sensitivity gaps. An asset sensitive gap position, indicates that the net interest margin will move in the same direction as interest rates (i.e., as rates increase the net interest margin will increase). A liability sensitive gap position would cause net interest income to move in the opposite direction from interest rates.

The following table presents the Company's gap profile at December 31, 1994. To take into account such factors as prepayments of certain types of loans and investments the analysis focuses on the expected repricing of these assets (the "managerial gap") rather than on contractual terms. For deposits without defined maturities
- - savings, N.O.W., and money market accounts - the estimated life is based on maximum stated lives as provided by the guidelines in the proposed Section 305 of the Federal Deposit Insurance Corporation Improvement Act.

Management's Discussion
Page 14


Interest Rate Sensitivity - (Continued)
- -------------------------

             Interest Rate Sensitivity Table
             (Dollar Amounts in Thousands)

                                 Cumulative Sensitivity Period
                                 -----------------------------
                                                        One to   Over
                            Three    Six        One     Five     Five
                            Months   Months     Year    Years    Years

Interest Earning Assets:
 Short-term investments    $ 2,757  $ 2,757   $ 2,757 $  2,757  $  2,757
 Securities                 26,929   48,092    89,952  154,884   161,264
 Loans                      70,016   76,046    85,061  153,228   179,805
                           -------  -------   ------- --------  --------
Total                       99,702  126,895   177,770  310,869   343,826

Interest Bearing Liab.:
 Savings and NOW accounts        0        0         0  128,863   128,863
 Money market accounts           0   11,613    34,840   58,066    58,066
 Time deposits              19,988   30,739    41,130   55,073    55,118
 Short-term borrowings      17,094   17,094    17,094   17,094    17,094
 Long-term debt              2,711    2,711     2,711    2,711     2,711
                           -------  -------   ------- --------  --------

Total                       39,793   62,157    95,775  261,807   261,852
                           -------  -------   ------- --------  --------

Interest sensitivity gap   $59,909  $64,738   $81,995 $ 49,062  $ 81,974
                            ======   ======    ======   ======    ======
Percent of earning assets    17.42%   18.83%    23.85%   14.27%    23.84%

This table shows that the Company is asset sensitive, and is in a favorable position, as management believes we are currently in a rising interest rate environment.

Gap analysis provides a static view of the Company's rate sensitivity at a specific point in time. Further, this type of analysis assumes that rate sensitive assets and liabilities are equally sensitive to rate changes within the periods shown. In reality, however, there are varying degrees of rate sensitivity.

Due to the limitations of gap reports the Company uses a simulation model as its primary method of measuring interest rate risk. The model simulates the Company's interest margin over a variety of interest rate scenarios and time horizons. Because of the model's dynamic nature it can capture the effects of different patterns of rate movements and the changing relationships between rates. In addition, the model can take into

Management's Discussion
Page 15


Interest Sensitivity - (Continued)
- --------------------

account the effects of interest rate ceilings and floors. At December 31, 1994, the Company's simulation modeling indicates that net interest income would fluctuate by approximately 3% due to an increase or decrease in interest rates of 200 basis points over the remainder of fiscal 1995. If interest rates rise, the change would be positive, and as previously stated, management believes that the Company is in a favorable position to take advantage of a rising interest rate environment.


Other Matters
- -------------

On September 26, 1994, the Company announced that a letter of intent had been signed for the merger of the Company into Norwest Corporation.

On November 22, 1994, the Company announced that a definitive agreement providing for the merger of the Company into Norwest Corporation had been executed. Terms of the agreement call for a tax free exchange of 1.9876 shares of Norwest common stock for each share of Goldenbanks common stock. The agreement provides that if the average closing price of Norwest common stock is less than $21.00 per share during the 15 trading days, ending prior to the Goldenbanks shareholder meeting, held for the purpose of approving the merger, Goldenbanks can terminate the purchase agreement.

Consummation of the transaction is conditioned on, among other things, the approval of Goldenbanks' shareholders, and approval of all applicable regulatory authorities. No assurances can be given regarding the time frame under which the transaction would be completed. However, it is anticipated the closing would occur in the first half of 1995.

                               SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



GOLDENBANKS OF COLORADO, INC.

Date:  February 14, 1995

By _____________________________

  William J. Fortune
  President, Director, Chairman of the
  Board, and Chief Executive
  Officer


Date:  February 14, 1995

By ____________________________

  G. Scott Gagon
  Director, Executive Vice President,
  Treasurer, and Principal
  Financial Accounting Officer

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers
          -----------------------------------------

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit, or proceeding. Article Fourteenth of Norwest's Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.  Exhibits and Financial Statement Schedules
          ------------------------------------------

Exhibits:  Parenthetical references to exhibits in the description of Exhibits
- --------
           3.1, 3.1.1, 3.1.2, and 3.2 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

  2.1 -- Agreement and Plan of Reorganization, dated as of November 22, 1994, between Goldenbanks of Colorado, Inc. and Norwest Corporation (included in Proxy Statement-Prospectus as Appendix A).

  2.2 -- Form of Agreement and Plan of Merger between Merger Co. and Goldenbanks of Colorado, Inc. (included in Proxy Statement-Prospectus as part of Appendix A).

  3.1 -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993).

  3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.2 -- By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

  4     --  Rights Agreement, dated as of November 22, 1988, between Norwest
            Corporation and Citibank, N.A. (incorporated by reference to Exhibit
            1 to Norwest's Form 8-A dated December 6, 1988).

  4.1 -- Certificate of Adjustment, dated July 21, 1989, to Rights Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

  4.2 -- Certificate of Adjustment, dated June 28, 1993, to Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

  5   --  Opinion of Stanley S. Stroup, counsel to Norwest.

  8   --  Form of Opinion of Holland & Hart.

 23.1 -- Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

 23.2 --  Consent of Holland & Hart.

 23.3 --  Consent of KPMG Peat Marwick LLP.

 23.4 --  Consent of Deloitte & Touche LLP.

 23.5 --  Consent of The Wallach Company, Inc.

 24   --  Powers of Attorney.

 99.1 -- Stock Option Agreement, dated as of November 22, 1994, between Norwest Corporation and Goldenbanks of Colorado, Inc. (incorporated by reference to Exhibit 2 to Norwest's Schedule 13D filed on December 2,
          1994).

 99.2 -- Opinion of The Wallach Company, Inc. (included to Proxy Statement-Prospectus as Appendix B).

 99.3 -- Form of proxy for Special Meeting of Stockholders of Goldenbanks of Colorado, Inc.

Item 22.  Undertakings
          ------------

  (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period, in which offers or sales are being made, a posteffective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 16th day of March, 1995.

                                          NORWEST CORPORATION

                                          By:  /s/ Richard M. Kovacevich
                                               -------------------------
                                                   Richard M. Kovacevich
                                                   President and Chief
                                                   Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on the 16th day of March, 1995, by the following persons in the capacities indicated:

/s/  Richard M. Kovacevich               President and Chief Executive Officer
- --------------------------               (Principal Executive Officer)
     Richard M. Kovacevich


/s/  John T. Thornton                    Executive Vice President and Chief
- --------------------------               Financial Officer
     John T. Thornton                    (Principal Financial Officer)


/s/  Michael A. Graf                     Senior Vice President and Controller
- ---------------------------              (Principal Accounting Officer)
     Michael A. Graf

DAVID A. CHRISTENSEN     )
GERALD J. FORD           )
PIERSON M. GRIEVE        )
CHARLES M. HARPER        )
N. BERNE HART            )
WILLIAM A. HODDER        )
LLOYD P. JOHNSON         )                  A majority of the
REATHA CLARK KING        )                  Board of Directors*
RICHARD M. KOVACEVICH    )
RICHARD S. LEVITT        )
RICHARD D. McCORMICK     )
CYNTHIA H. MILLIGAN      )
JOHN E. PEARSON          )
IAN M. ROLLAND           )
STEPHEN E. WATSON        )
MICHAEL W. WRIGHT        )
- --------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   -------------------------
                                     Richard M. Kovacevich
                                     Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                       Form of
Number                           Description*                                          Filing
- ------                           ------------                                          ------
 2.1   Agreement and Plan of Reorganization, dated as of November 22, 1994, between Goldenbanks of Colorado, Inc. and Norwest Corporation (included in Proxy Statement-Prospectus as Appendix A).

 2.2 Form of Agreement and Plan of Merger between Merger Co. and Goldenbanks of Colorado, Inc. (included in Proxy Statement-Prospectus as part of Appendix A).

 3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated
       June 28, 1993).

 3.1.1 Certificate of Designations of Powers, Preferences, and Rights of Norwest
       ESOP Cumulative Convertible Preferred Stock (incorporated by reference to
       Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

 3.1.2 Certificate of Designations of Powers, Preferences, and Rights of Norwest
       Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit
       3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

 3.2 By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31,
       1991).

 4     Rights Agreement, dated as of November 22, 1988, between Norwest
       Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to
       Norwest's Form 8-A dated December 6, 1988).

 4.1   Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
       (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July
       21, 1989).

 4.2   Certificate of Adjustment, dated June 28, 1993, to Rights Agreement
       (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated
       June 29, 1993).

 5     Opinion of Stanley S. Stroup, counsel to Norwest.                              Electronic
                                                                                     Transmission

Exhibit                                                                                Form of
Number                           Description*                                          Filing
- ------                           ------------                                          ------
 8     Form of Opinion of Holland & Hart.                                            Electronic
                                                                                    Transmission

23.1 Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

23.2   Consent of Holland & Hart.                                                    Electronic
                                                                                    Transmission

23.3   Consent of KPMG Peat Marwick LLP.                                             Electronic
                                                                                    Transmission

23.4  Consent of Deloitte & Touche LLP.                                             Electronic
                                                                                    Transmission

23.5  Consent of The Wallach Company, Inc.                                          Electronic
                                                                                    Transmission

24    Powers of Attorney.                                                           Electronic
                                                                                    Transmission

99.1  Stock Option Agreement, dated as of November 22, 1994, between Norwest
      Corporation and Goldenbanks of Colorado, Inc. (incorporated by reference to Exhibit 2 to Norwest's Schedule 13D filed on December 2, 1994).

99.2  Opinion of The Wallach Company, Inc. (included to Proxy Statement-
      Prospectus as Appendix B).

99.3  Form of proxy for Special Meeting of Stockholders of                          Electronic
      Goldenbanks of Colorado, Inc.                                                Transmission

- -------------------------

* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, and 3.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.